Exhibit A

AMÉRICA MÓVIL, S.A. DE C.V.	AMÉRICA TELECOM, S.A. DE C.V.

Lago Alberto No. 366, Torre Telcel I, Primer Piso Colonia Anáhuac, 11320 Delegación Miguel Hidalgo Mexico, D.F., Mexico	Insurgentes Sur No. 3500, Piso 5 Colonia Peña Pobre, 14060 Delegación Tlalpan Mexico, D.F., Mexico

TICKER SYMBOL: “AMX”	TICKER SYMBOL: “AMTEL”

INFORMATION STATEMENT IN CONNECTION WITH A CORPORATE REORGANIZATION

November 27, 2006

As required by Article 35 of the General Provisions Applicable to All Issuers of Securities and Other Participants in the Securities Market (as amended by the resolution published in the Official Gazette on September 22, 2006, the “General Provisions”), issued by the National Banking and Securities Commission (the “Commission”), América Móvil, S.A. de C.V. (“AMX” or “América Móvil”) and América Telecom, S.A. de C.V. (“AMTEL” or “América Telecom”) hereby give notice to their respective shareholders and the public, of the proposed merger of América Telecom and its subsidiary, Corporativo Empresarial de Comunicaciones, S.A. de C.V. (“Corporativo Empresarial”), into América Móvil (the “Merger”).

Summary

The Merger entails a series of corporate transactions that, subject to, among other things, their approval by the general extraordinary shareholders’ meeting of each of AMX, AMTEL and Corporativo Empresarial, will result in AMTEL and its subsidiary, Corporativo Empresarial, being merged into América Móvil. AMTEL operates solely as a holding company. As of October 31, 2006, AMTEL owned, directly or indirectly, approximately 40.74% of the outstanding shares of stock of AMX.

América Móvil would remain a public company and its shares of stock would continue to be listed on the Bolsa Mexicana de Valores, S.A. de C.V. (the “Mexican Stock Exchange”) and all the international securities markets in which they currently trade.

Characteristics of the Shares Immediately Prior to and Following the Merger

If approved by the shareholders of AMX, AMTEL and Corporativo Empresarial, the Merger will entitle AMTEL’s shareholders to receive 4.07128 shares of stock of AMX in exchange for each share of stock of AMTEL currently held by them. In connection with the Merger, AMX will cancel 603,143,698 of its outstanding Series L shares and issue an aggregate of 14,026,856,302 shares of all series of its capital stock. AMTEL’s shareholders will receive shares of each series of the capital stock of AMX proportionally based on the shares transferred pursuant to the Merger or, to the extent practicable, in other proportions among AMTEL’s shareholders, upon their request and subject to availability based on the limits and ownership restrictions applicable to each series of stock of AMX pursuant to its bylaws.

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. The financial statements included in the document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

The shares of stock of each of AMX and AMTEL are registered with the National Securities Registry (the “Registry”) and are listed on the Mexican Stock Exchange. Registration with the Registry does not imply any certification as to the quality of the securities, the solvency of the issuer or the truthfulness or accuracy of the information contained in this Information Statement in Connection with a Corporate Reorganization, and does not validate any act that may have been carried out in violation of the applicable law.

This Information Statement does not constitute an offer to sell the securities in the United States. The securities may not be offered or sold in the United States unless previously registered or exempted from registration therein. Any public offering of the securities in the United Stated must be carried out pursuant to a prospectus available through AMTEL and/or AMX, as the case may be, containing detailed information, including information with respect to the management and financial statements of AMTEL and/or AMX, as the case may be.

Copies of this Information Statement in Connection with a Corporate Reorganization may be obtained by any shareholder upon request addressed to America Móvil’s Investors Relations Department, located at Lago Alberto No. 366, Torre Telcel I, Segundo Piso, Colonia Anáhuac, 11320 Mexico, D.F., Mexico, att: Daniela Lecuona Torras, Esq., telephone: (5255) 2581-4449, e-mail: daniela.lecuona@americamovil.com, and/or to América Telecom’s Investors Relations Department, located at Paseo de las Palmas No. 736, Planta Baja, Lomas de Chapultepec, 11000 Mexico, D.F., Mexico, att.: Jorge Serrano Esponda, telephone: (5255) 5625-4900, ext. 2657, e-mail: jserranoe@inbursa.com. The electronic version of this Information Statement in Connection with a Corporate Reorganization is available for consultation at www.americamovil.com, www.amtelecom.com.mx and www.bmv.com.mx.

TABLE OF CONTENTS

1.	DEFINED TERMS			1

2.	EXECUTIVE SUMMARY			2

3.	THE MERGER			3
	3.1	Purpose		3
	3.2	Description		4
	3.3	Expenses		6
	3.4	Corporate Approvals		6
	3.5	Material Differences Between the Shares of Stock of AMX and AMTEL		6
	3.6	Accounting Considerations		7
	3.7	Tax Consequences		8

4.	PARTIES TO THE MERGER			8
	4.1	América Móvil		8
		4.1.1	Corporate Name	8
		4.1.2	Business	8
		4.1.3	Recent Developments	9
		4.1.4	Description of Capital Structure	11
		4.1.5	Material Changes in Financial Condition Since the Most Recent Annual Report	12
	4.2	América Telecom		13
		4.2.1	Corporate Name	13
		4.2.2	Business	13
		4.2.3	Recent Developments	13
		4.2.4	Description of Capital Structure	13
		4.2.5	Material Changes in Financial Condition Since the Most Recent Annual Report	14
	4.3	Corporativo Empresarial		14
		4.3.1	Corporate Name	14
		4.3.2	Business	14
		4.3.3	Description of Capital Structure	14
		4.3.4	Material Changes in Financial Condition	14

5.	RISK FACTORS			15
	5.1	Risks Related to América Móvil and América Telecom		15
	5.2	Risks Related to the Merger		15

6.	SELECTED CONSOLIDATED FINANCIAL INFORMATION			16

7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION			18
	7.1	América Móvil		18
	7.2	América Telecom		20
	7.3	Corporativo Empresarial		21

8.	AVAILABLE DOCUMENTS			22

9.	SIGNATURES			23

10.	EXHIBITS
	10.1	Opinion of Mancera, S.C., Member of Ernst & Young Global, External Auditors of América Móvil, América Telecom and Corporativo Empresarial, as to the Valuation of the Corporate Reorganization and its Inclusion in the Financial Statements
	10.2	Opinion of Credit Suisse dated November 7, 2006, to América Móvil, as to the Fairness from the Financial Perspective of the Proposed Exchange Ratio
	10.3	Opinion of Morgan Stanley dated November 13, 2006, to the Board of Directors of AMTEL, as to the Fairness from the Financial Perspective of the Proposed Exchange Ratio

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1.	Defined Terms

Except where the context may otherwise require, the following terms, when used herein, shall have the following meanings:

Term	Meaning

“AMTEL” or “América Telecom”	América Telecom, S.A. de C.V.

“AMTEL’s Annual Report”	The annual report of AMTEL, as filed with the Commission and the Mexican Stock Exchange and disclosed to the public on June 30, 2006.

“AMX” or “América Móvil”	América Móvil, S.A. de C.V.

“AMX’s Annual Report”	The annual report of AMX, as filed with the Commission and the Mexican Stock Exchange and disclosed to the public on June 30, 2006.

“CINIF”	The Mexican Council for the Investigation and Development of Financial Information Norms (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C.)

“Commission”	The Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores.)

“Corporativo Empresarial”	Corporativo Empresarial de Comunicaciones, S.A. de C.V.

“Credit Suisse”	Credit Suisse Securities USA LLC.

“Dollar” or “USD”	U.S. dollars.

“EBITDA”	Operating income, plus depreciation and amortization (operating cash flow.)

“General Provisions”

The General Provisions Applicable to All Issuers of Securities and Other Participants in the Securities Market, published in the Official Gazette of the Federation on March 19, 2003, as amended by the resolutions published in the Official Gazette on October 7, 2003 and September 22, 2006.

“IMCP”	The Mexican Institute of Public Accountants (Instituto Mexicano de Contadores Públicos, A.C.)

“Income tax”	The Mexican income tax.

“Indeval”	The Mexican Securities Deposit Institution (S.D. Indeval, S.A. de C.V.)

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“Information Statement”	This Information Statement in Connection with a Corporate Reorganization, prepared jointly by AMX and AMTEL pursuant to Article 35 of and Exhibit P to the General Provisions.

“Merger”	The corporate reorganization described in this Information Statement.

“Mexican GAAP”	The generally accepted accounting principles in Mexico.

“Securities Market Law”	The Mexican Securities Market Law (Ley del Mercado de Valores), published in the Official Gazette of the Federation on December 30, 2005.

“Mexican Stock Exchange”	Bolsa Mexicana de Valores, S.A. de C.V.

“Mexico”	The United Mexican States.

“Morgan Stanley”	Morgan Stanley & Co. Incorporated.

“NCPI”	The Mexican National Consumer Price Index.

“NIF”	The Mexican Financial Information Norms (Normas de Información Financiera.)

“Peso”, “Ps.” or “$”

Mexican pesos. Unless otherwise indicated, all amounts in this Information Statement and the financial statements included herein have been restated to constant pesos with purchasing power as of October 31, 2006.

“Registry”	The Mexican National Securities Registry (Registro Nacional de Valores.)

“SEC”	The U.S. Securities and Exchange Commission.

“Slim Family”	Mr. Carlos Slim Helú, together with his immediate relatives.

“Taxation Code”	The Mexican Federal Taxation Code (Código Fiscal de la Federación).

“Telcel”	Radiomóvil Dipsa, S.A. de C.V.

“United States”, or “U.S.”	The United States of America.

2.	Executive Summary

The following summary contains a brief description of the most significant aspects of the Merger, and does not purport to include all the material information pertaining thereto. Accordingly, the following summary must be read in conjunction with the more detailed information and the financial statements included elsewhere in this Information Statement, and with AMX’s Annual Report and AMTEL’s Annual Report, which are available for consultation at the following websites, www.americamovil.com, www.amtelecom.com.mx, and at the Mexican Stock Exchange’s website, www.bmv.com.mx.

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The Merger entails a series of corporate transactions that, subject to, among other things, their approval by the general extraordinary shareholders’ meeting of each of AMX, AMTEL and Corporativo Empresarial, will result in AMTEL and its subsidiary, Corporativo Empresarial, being merged into América Móvil. AMTEL operates solely as a holding company. As of October 31, 2006, AMTEL owned, directly or indirectly, approximately 40.74% of the outstanding shares of stock of AMX.

As a result of the Merger, América Telecom and Corporativo Empresarial will cease to exist, and América Telecom’s shareholders will receive 4.07128 shares of stock of América Móvil in exchange for each share of stock of América Telecom currently held by them. The basis for the determination of the exchange ratio is the value of AMTEL’s assets based on the average of the trading price of the Series L shares of AMX on the Mexican Stock Exchange during the last five (5) days on which such shares were quoted prior to November 6, 2006, less AMTEL’s net indebtedness.

América Telecom’s principal asset consists of 14,630,000,000 shares of América Móvil’s capital stock (including 7,587,453,264 Series AA shares and 7,042,546,736 Series L shares), which as of October 31, 2006, represented approximately 40.74% of América Móvil’s outstanding capital. América Telecom’s net liabilities amount to approximately Ps.13,481,561,0001.

3.	The Merger

3.1.	Purpose

The purpose of the Merger is for América Telecom and its subsidiary, Corporativo Empresarial, to be merged into América Móvil, and for América Móvil to assume all the assets, liabilities, capital stock and rights and obligations of América Telecom and Corporativo Empresarial. If approved by the general extraordinary shareholders’ meeting of each of AMX, AMTEL and Corporativo Empresarial, América Móvil will exchange 4.07128 shares of its capital stock for each share of stock of América Telecom currently outstanding. As a result of the Merger, América Móvil, as the surviving entity, will cancel 603,143,698 of its outstanding Series L shares and will assume additional net debt for approximately Ps.13,491,230,000.

If approved, the Merger will have, among others, the following consequences:

(i)	The extinction of AMTEL, AMX’s holding company, will result in the consolidation of a single investment entity, thereby eliminating the existing holding company duplicity given that AMX itself is a holding company;

(ii)	AMTEL’s existing shareholders will be able to directly participate in AMX’s shareholders decisions and receive any dividends paid thereby;

(iii)	AMTEL’s existing shareholders will benefit from an increase in the liquidity of their investments and avoiding price fluctuations;

(iv)	The elimination of certain AMX’s administrative costs, including the administrative services fee currently paid thereby to AMTEL;

[1]	This amount does not take into account a decrease in the provision for taxes that was considered for purposes of the proposed Merger as described in the press release dated November 7, 2006.

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(v)	The amount that AMX may allocate to repurchase its own shares and pay dividends without incurring in additional taxes, will increase by approximately Ps.12,500 million, and

(vi)	AMX’s public float will increase as a result of the inclusion of the shares currently held by AMTEL (excluding the 603,143,698 Series L shares that will be cancelled.)

3.2.	Description

The implementation of the Merger entails the following actions:

1.	Audit Committee — AMX. On November 1, 2006, the members of América Móvil’s audit committee unanimously acknowledged receipt of the proposal for Merger and resolved to retain Credit Suisse to issue an opinion regarding the fairness, from the financial standpoint, of the exchange ratio determined by América Móvil’s management for purposes of the Merger, so as to provide AMX’s shareholders with additional elements based upon which to make a decision concerning the Merger. For additional information regarding Credit Suisse’s letter opinion to América Móvil, dated November 7, 2006, see Exhibit 10.2 to this Information Statement.

2.	Audit Committee — AMTEL. On November 3, 2006, the members of América Telecom unanimously acknowledged receipt of the proposal for Merger and resolved to retain Morgan Stanley to issue an opinion regarding the fairness, from the financial standpoint, of the exchange ratio determined by América Móvil’s management for purposes of the Merger, so as to provide AMTEL’s shareholders with additional elements based upon which to make a decision concerning the Merger. For additional information regarding Morgan Stanley’s letter opinion to AMTEL’s board of directors, dated November 13, 2006, see Exhibit 10.3 to this Information Statement.

3.	Board of Directors — AMX. On November 7, 2006, the board of directors of América Móvil acknowledged receipt of the proposal for Merger and resolved to call a general extraordinary shareholders’ meeting to consider and, as the case may be, approve the Merger and provide to AMX’s shareholders all the necessary information with respect thereto, including Credit Suisse’s letter opinion to América Móvil as to the fairness of the exchange ratio, referred to in paragraph 1 above.

4.	Board of Directors — AMTEL. On November 7, 2006, the board of directors of América Telecom acknowledged receipt of the proposal for Merger and resolved to call a general extraordinary shareholders’ meeting to consider and, as the case may be, approve the Merger and provide to AMTEL’s shareholders all the necessary information with respect thereto, including the Morgan Stanley’s letter opinion to the board of directors of AMTEL as to the fairness of the exchange ratio, referred to in paragraph 2 above.

5.	Board of Directors — Corporativo Empresarial. On November 7, 2006, the board of directors of Corporativo Empresarial acknowledged receipt of the proposal for Merger and resolved to call a general extraordinary shareholders’ meeting to consider and, as the case may be, approve the Merger.

6.	General Extraordinary Shareholders’ Meeting — AMX. On December 13, 2006, América Móvil will hold a general extraordinary shareholders’ meeting to consider, among other things, the Merger, and provide to its shareholders all the information with respect thereto required by the applicable law, including this Information Statement (which contains the relevant financial information) and Credit Suisse’s letter opinion to América Móvil as to the fairness, from the financial standpoint, of the exchange ratio to be used for purposes thereof, which opinion is attached to this Information Statement as Exhibit 10.2; provided, that as required by Article 49 of the Securities Market Law such information will be made available to AMX’s shareholders as of the date of publication of the notice of such shareholders meeting.

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7.	General Extraordinary Shareholders’ Meeting — AMTEL. On December 13, 2006, América Telecom will hold a general extraordinary shareholders’ meeting to consider, among other things, the Merger, and provide to its shareholders all the information with respect thereto required by the applicable law, including Morgan Stanley’s letter opinion to the board of directors of AMTEL as to the fairness, from the financial standpoint, of the exchange ratio to be used for purposes thereof, which opinion is attached to this Information Statement as Exhibit 10.3; provided, that as required by Article 49 of the Securities Market Law such information will be made available to AMX’s shareholders as of the date of publication of the notice of such shareholders meeting.

8.	General Extraordinary Shareholders’ Meeting — Corporativo Empresarial. On December 13, 2006, Corporativo Empresarial will hold a general extraordinary shareholders’ meeting to consider the Merger and provide to its shareholders all the necessary information with respect thereto.

9.	Registration and Publications. Pursuant to Article 223 of the General Law of Business Corporations, upon approval of the Merger by the general extraordinary shareholders’ meetings of América Móvil, América Telecom and Corporativo Empresarial, the relevant Merger Agreement will be registered with the Public Registry of Commerce for Mexico’s Federal District, and will be published in the Official Gazette of the Federation or the Official Gazette of the Federal District. In addition, each of AMX, AMTEL and Corporativo Empresarial will publish its most recent balance sheet, and both AMTEL and Corporativo Empresarial, because of their extinction, will publish the procedure for the settlement of their respective liabilities.

10.	Effects of the Merger Between the Parties and for Third Parties. If approved, the Merger will become effective, for purposes of all parties thereto, upon execution of the corresponding Merger Agreement.

The Merger will become effective, for third-party purposes, upon registration of the Merger Agreement with the Public Registry of Commerce for Mexico’s Federal District. América Telecom has given notice of the proposed Merger to the Federal Competition Commission, and as of the date hereof has not received therefrom notice of any objection to the completion of the Merger. Notwithstanding the above, the Federal Competition Commission may order, not later than November 28, 2006, that the Merger not be completed until after it has issued a favorable resolution in connection therewith.

11.	Cancellation of AMX’s Shares. As a result of the Merger, América Móvil will cancel 603,143,698 of its currently outstanding Series L shares.

12.	Issuance of Shares by AMX. As a result of the Merger, América Móvil will issue an aggregate of 14,026,856,302 shares of all series of its capital stock, and AMTEL’s shareholders will receive shares of each series of the capital stock of AMX proportionally based on the shares transferred pursuant to the Merger or, to the extent practicable, in other proportions among AMTEL’s shareholders, upon their request and subject to availability based on the limits and ownership restrictions applicable to each series of stock of América Móvil pursuant to its bylaws.

13.	Exchange of Shares; Issuance of New Share Certificates. Subject to the Merger being approved, AMX’s general extraordinary shareholders’ meeting will consider a proposal to issue new provisional or definitive share certificates representing the newly issued shares. The exchange of AMTEL’s shares of stock for AMX’s shares of stock is expected to occur during the first quarter of 2007.

In addition, subject to approval by its general extraordinary shareholders’ meeting, América Móvil will amend several provisions of its corporate bylaws to reflect the requirements of the Securities Market Law

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published in the Official Gazette of the Federation on December 30, 2005. Accordingly, pursuant to Article 140 of the General Law of Business Corporations, América Móvil will exchange all outstanding share certificates for new share certificates containing the relevant provisions of its corporate bylaws, as amended.

14.	Continuity. Following the completion of the Merger, América Móvil will continue to be a holding company primarily engaged in the provision of wireless communication services through its subsidiaries in Latin America. AMX will continue to pursue its current business strategy both in Mexico and elsewhere so as to maintain its current leadership position in each of its market segments.

3.3.	Expenses

All expenses associated with the Merger will be borne by América Móvil. It is estimated that the aggregate expenses incurred in connection with the Merger will be approximately Ps.5 million.

3.4	Corporate Approvals

On November 7, 2006, the board of directors of América Móvil resolved to call a general extraordinary shareholders’ meeting, to be held December 13, 2006, to consider, among other things, the proposed Merger in the terms described in this Information Statement.

On November 7, 2006, the board of directors of América Telecom resolved to call a general extraordinary shareholders’ meeting, to be held December 13, 2006, to consider, among other things, the proposed Merger in the terms described in this Information Statement.

On November 7, 2006, the board of directors of Corporativo Empresarial resolved to call a general extraordinary shareholders’ meeting, to be held December 13, 2006, to consider, among other things, the proposed Merger in the terms described in this Information Statement.

Notwithstanding the above, the Merger will become effective upon the satisfaction of certain conditions to be proposed to the aforementioned general extraordinary shareholders’ meetings, including, but not limited to, the completion of the registrations and publications and the expiration of the terms set forth in the General Law of Business Corporations.

3.5.	Material Differences Between the Shares of Stock of AMX and AMTEL

América Móvil

América Móvil’s capital stock currently consists of Series AA shares, no par value, Series A shares, no par value, and Series L shares, no par value. All outstanding shares of stock of América Móvil have been fully subscribed and paid-for.

Series AA and Series A shares grant to their holders full voting rights. Holders of the Series L shares are entitled to vote only in limited circumstances, including América Móvil’s transformation into another type of corporation, any merger thereof, any extension of its corporate existence, its voluntary dissolution, any change in its corporate purpose, its change of nationality, the cancellation of the registration of its shares in the Mexican Stock Exchange or any foreign stock exchange, and any other matter affecting the rights of the holders of the Series L shares.

Series AA shares must at all times represent at least 51% of the aggregate number of Series AA and Series A shares outstanding, and may only be held by Mexican investors as provided under the Foreign Investment Law and América Móvil’s bylaws. Each Series AA and Series A share may be exchanged, at the election of its holder, for one Series L share, provided that in no event may Series AA shares represent less than 20% of América Móvil’s capital or less than 51% of the aggregate number of Series AA and Series A shares outstanding.

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América Telecom

América Telecom’s authorized capital consists of Series A-1 shares of common stock, no par value, representing the minimum fixed portion of such capital. There are no outstanding shares representing the variable portion of such capital. Shares may be held by both Mexican and non-Mexican investors.

Each Series A-1 share entitles its holder to cast one vote at all general shareholders’ meetings of América Telecom. All shares entitle their holders to exercise full voting rights.

Corporativo Empresarial

Corporativo Empresarial’s capital stock currently consists of Series A shares of common stock, no par value, representing the minimum fixed portion of such capital, and Series B registered shares of common stock, no par value, representing the variable portion of such capital. Shares of both series are subject to no ownership restrictions.

As opposed to América Móvil and América Telecom, Corporativo Empresarial is a privately held company and, accordingly, its shares are not registered with the Registry nor listed on the Mexican Stock Exchange.

Effects of the Merger on the Outstanding Share Certificates

As a result of the Merger described in this Information Statement, (i) América Telecom’s shareholders will receive 4.07128 shares of stock of AMX in exchange for each share of stock of América Telecom currently held by them, (ii) América Móvil will cancel 603,143,698 of its outstanding Series L shares, and (iii) América Móvil will issue an aggregate of 14,026,856,302 shares of all series of its capital stock. AMTEL’s shareholders will receive shares of each series of the capital stock of AMX proportionally based on the shares transferred pursuant to the Merger or, to the extent practicable, in other proportions among AMTEL’s shareholders, upon their request and subject to availability based on the limits and ownership restrictions applicable to each series of stock of AMX pursuant to its bylaws.

Pursuant to the above, upon completion of the Merger each series of stock of América Móvil will be represented by a new number of shares, provided that all shares will retain their current characteristics within each such series and will be represented by new share certificates that will be exchanged for the currently outstanding certificates.

If approved, when the Merger is completed, it is expected that the exchange of América Telecom’s shares for América Móvil’s shares will occur during the first quarter of 2007. Such exchange will be disclosed to the public by means of the publication of a notice from the Secretary of the board of directors of América Móvil, provided that the exchange of any share certificates deposited with Indeval will be carried out through Indeval, and the exchange of all other certificates will be carried out at America Móvil’s corporate headquarters located at Lago Alberto 366, Edificio Telcel I, Piso 1, Colonia Anáhuac, 11320 México, D.F., Mexico.

3.6.	Accounting Considerations

The Merger will be accounted for in accordance with the NIF issued by the CINIF, as follows:

•	As a result of the Merger, all the accounts of América Telecom and Corporativo Empresarial, the merged entities, will be included in the accounts of América Móvil, the surviving entity, and

•	All outstanding accounts and transactions between the merged entities and the surviving entity will be eliminated so as to accurately reflect the financial condition of América Telecom and Corporativo Empresarial, as the merged entities. As a result of the assumption of AMTEL’s indebtedness by América Móvil in connection with the Merger, América Móvil will cancel 603,143,698 of its outstanding Series L shares and charge the value thereof to its stockholders’ equity.

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3.7.	Tax Consequences

Pursuant to Article 20, Section V of the Income Tax Law, gains obtained in connection with a merger do not constitute taxable income, provided that the requirements set forth in Article 14-B of the Taxation Code are satisfied. Such requirements include the following:

•	All notices and returns provided for in the applicable tax laws and regulations shall have been given or filed, and

•	Except in certain circumstances set forth in Article 14-B of the Taxation Code, following the completion of the Merger and during a period of at least one (1) year from the effective date thereof, the surviving entity will continue to engage in the same business in which it and the merged entities were engaged prior to the Merger.

Subject to the satisfaction of all requirements set forth in the applicable laws, América Móvil, as the surviving entity, will be liable for all taxes payable by the merged entities or, as the case may be, will be entitled to receive any tax refunds owed to or offset any excess taxes previously paid by América Telecom and Corporativo Empresarial. In addition, AMX will be required to comply with all the requirements set forth in the applicable tax laws in connection with a merger.

Pursuant to the Income Tax Law, as a result of the Merger América Telecom and Corporativo Empresarial will assign to América Móvil their respective net tax gain balances. As a result, it is expected that the amount that AMX is authorized to use to repurchase its own shares and pay dividends without incurring in additional tax will increase by approximately Ps.12,500 million.

4.	PARTIES TO THE MERGER

4.1.	América Móvil

4.1.1.  Corporate Name

América Móvil, S.A. de C.V.

4.1.2.  Business

América Móvil is a corporation (sociedad anónima de capital variable) organized under the laws of Mexico with its principal executive offices at Lago Alberto No. 366, Edificio Telcel I, Piso 1, Colonia Anáhuac, 11320 Delegación Miguel Hidalgo, México D.F., México. Its telephone number at this location is (5255) 2581-4250.

América Móvil is the largest provider of wireless communications services in Latin America based on subscribers 2. As of September 30, 2006, América Móvil had 113.9 million subscribers in fourteen (14) countries, compared to 83.6 million as of September 30, 2005. On an equity basis (representing AMX’s economic interest in its subsidiaries’ subscribers), AMX had 112.7 million subscribers as of September 30, 2006. Because AMX’s focus is on Latin America, a substantial majority of its wireless subscribers are prepaid customers. AMX also had an aggregate of approximately 2.1 million fixed lines in Guatemala, Nicaragua and El Salvador as of September 30, 2006, making it the largest fixed-line operator in Central America based on the number of subscribers. In recent years, AMX has deployed or upgraded GSM networks in Mexico, Brazil, Colombia, Ecuador, Guatemala, El Salvador, Nicaragua, Argentina, Uruguay and Honduras and is currently deploying or expanding GSM networks in Paraguay, Chile and Peru.

[2]	Source: Information published by various providers of wireless communications services in Latin America.

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América Móvil’s principal operations are:

•	Mexico. Through Radiomóvil Dipsa, S.A. de C.V., which operates under the name “Telcel,” AMX provides cellular telecommunications service in all nine regions in Mexico. As of September 30, 2006 Telcel had 40.7 million subscribers and was the largest provider of wireless telecommunications services in Mexico[3].

•	Argentina. In 2003, AMX acquired CTI, which provides nationwide wireless services in Argentina. CTI operates under the “CTI Móvil” brand. With approximately 9.0 million subscribers as of September 30, 2006, CTI is the second largest wireless operator in Argentina measured by the number of subscribers.

•	Brazil. AMX operates in Brazil through its subsidiary, Telecom Americas, and a number of operating companies, under a unified brand name, “Claro.” AMX’s network covers the principal cities in Brazil (including São Paulo and Rio de Janeiro). With approximately 22.2 million subscribers as of September 30, 2006, América Móvil is one of the three largest providers of wireless telecommunications services in Brazil based on the number of subscribers.

•	Central America. AMX provides fixed-line and wireless services in Guatemala, El Salvador and Nicaragua, through its subsidiaries Telgua, CTE and ENITEL, respectively. América Móvil also provides wireless services in Nicaragua through its subsidiary Sercom Nicaragua and in Honduras through its subsidiary Sercom Honduras. Telgua, Sercom Nicaragua and Sercom Honduras offer prepaid wireless services under the “Aló” brand, CTE offers wireless services under the “Personal” brand and ENITEL offers wireless services under the “ENITEL” brand.

•	Chile. In August 2005, AMX began providing wireless services in Chile through Claro Chile, S.A. (formerly, Smartcom, S.A.) With approximately 2.1 million wireless subscribers as of September 30, 2006, Claro Chile is the third largest wireless operator in Chile measured by the number of subscribers. Claro Chile operates under the “Claro” brand.

•	Colombia. AMX provides wireless telecommunications service in Colombia through Comcel, S.A. under the “Comcel” brand. With approximately 18.8 million subscribers as of September 30, 2006, Comcel is the largest wireless operator in the country measured by the number of subscribers.

•	Ecuador. With approximately 5.2 million subscribers as of September 30, 2006, Conecel, AMX’s subsidiary in Ecuador, is the largest wireless operator in Ecuador measured by the number of subscribers. Conecel operates under the “Porta” brand.

•	Paraguay. In July 2005, AMX began providing wireless services in Paraguay. As of September 30, 2006, AMX Paraguay had approximately 344,000 subscribers and was the fourth largest operator in the country measured by number of subscribers. AMX Paraguay offers services under the “CTI Móvil” brand.

•	Peru. As from August 2005, AMX offers wireless services in Peru, more recently under the “Claro” brand. América Móvil Peru had approximately 2.8 million wireless subscribers and was the second largest operator in Peru measured by number of subscribers as of September 30, 2006.

•	United States. AMX’s U.S. subsidiary, TracFone, is engaged in the sale and distribution of prepaid wireless services and wireless phones throughout the United States, Puerto Rico and the U.S. Virgin Islands.

[3]	Source: Federal Telecommunications Commission’s website, www.cofetel.gob.mx.

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For additional information on the history and business of AMX and its subsidiaries, readers may consult AMX’s Annual Report, which is available for consultation at www.americamovil.com and www.bmv.com.mx.

4.1.3.  Recent Developments

Below is a description of the most significant events occurred at AMX during the past year.

On October 26, 2006, América Móvil published its financial and operating results for the third quarter of 2006:

•	In the third quarter América Móvil added 6.2 million subscribers; with these, the number of net additions in the nine months through September reached 20.6 million. América Móvil’s wireless subscriber base topped 113.9 million by the end of the quarter. Together with its fixed lines in Central America, América Móvil had a total of 116 million lines.

•	Mexico led the way with 1.6 million net additions in the quarter, followed by Brazil with 1.2, Argentina with 948 thousand and Colombia with 786 thousand.

•	América Móvil’s revenues totaled 58 billion pesos in the third quarter, up 22.7% year-on-year, bringing to 166 billion pesos the figure through September. Service revenues increased by 2.8% sequentially and 24.4% annually, with particularly strong performances in Argentina and Peru.

•	América Móvil’s third quarter EBITDA rose 40.4% annually, to 21.3 billion pesos in the nine months to September it surpassed 60 billion pesos and was nearly 50% higher than in the same period of 2005. América Móvil’s EBITDA margin climbed 4.6 percentage points from a year ago to 36.8%.

•	América Móvil’s quarterly operating profit climbed 50.3% year-on-year to 14.7 billion pesos. Through September, América Móvil’s operating profit exceeded 41 billion pesos, nearly 64% more than a year before.

•	América Móvil’s operating profits helped bring about a net profit of 11 billion pesos for the quarter, up 139% annually. The net profit obtained through September reached 32.1 billion pesos.

•	Capital expenses, share buybacks and dividend payments added up to 31.8 billion pesos through September. América Móvil’s cash flow covered these expenses and also allowed it to further reduce its net debt position, which came down by 18.5 billion pesos since December; from 57.0 billion pesos to 38.5 billion pesos.

In October 2006, Teléfonos de México, S.A. de C.V. and all the wireless operators entered into an agreement that sets forth the conditions for the operation of the “national and international calling party pays” system. This system became effective November 4, 2006.

For additional information on América Móvil’s financial and operating results for the third quarter of 2006, readers may consult AMX’s report on financial condition and results of operations for such period, which is available for consultation at www.americamovil.com and www.bmv.com.mx.

Recent Acquisitions

On April 2, 2006, by means of three separate agreements, América Móvil agreed to acquire the equity interests of Verizon Communications Inc. in certain companies through which it

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beneficially owns shares in Verizon Dominicana C. por A., Telecomunicaciones de Puerto Rico, Inc. and Compañía Anónima Nacional de Teléfonos de Venezuela (CANTV).

For additional information regarding América Móvil’s recent acquisitions, readers may consult AMX’s Annual Report, which is available for consultation at www.americamovil.com and www.bmv.com.mx.

Amendment of Corporate Bylaws

On December 30, 2005, a new Securities Market Law was published in the Official Gazette of the Federation.

On November 7, 2006, the board of directors of América Móvil resolved to call a general extraordinary shareholders meeting to consider a proposal to fully amend the bylaws thereof to reflect the provisions of the new Securities Market Law.

According to its mission statement, the new Securities Market Law seeks to establish a regulatory framework updated in accordance with the standards applicable in the principal international securities markets, increase the transparency of the Mexican securities market, reinforce the public’s confidence therein and strengthen the existing mechanisms to protect the public’s interests.

Below is a description of the most significant amendments to the legal regime applicable to public companies under the new Securities Market Law:

•	Restructure of the Role of the Board of Directors. Under the Securities Market Law, the board of directors is responsible for the establishment of the strategies and policies for the conduction of a public company’s affairs and activities, and for the existence and maintenance of its accounting, control and record-keeping systems and procedures. To adequately perform its duties, the board of directors is assisted by one or more committees comprised by independent directors, which are responsible for overseeing the company’s audit and corporate governance practices, and from an independent external auditor.

•	Restructure of the Role of the Chief Executive Officer. Under the Securities Market Law, the chief executive officer is required to (i) manage the company’s day-to-day operations, (ii) establish and maintain its accounting, control and record-keeping systems and procedures, (iii) carry out the resolutions of the board of directors and the shareholders’ meeting, and (iv) disclose material information to the public.

•	Replacement of the Statutory Examiner. The Securities Market Law replaces the statutory examiner with and assigns the duties formerly entrusted thereto to the board of directors, the audit and corporate governance committees and the independent external auditor.

•	Recognition of the External Auditor. The Securities Market Law expressly recognizes the role of the external auditor and sets forth his duties, restricting his involvement with the company to the auditing of its financial statements.

•	Definition of the Role and Duties of the Directors, Executive Officers and External Auditor. Under the Securities Market Law, the directors, executive officers and external auditor are required to act in the company’s best interest without favoring any shareholder or group of shareholders. To such effect, they are subject to a duty of care, which requires them to make adequately informed decisions, and a duty of loyalty to the company.

The general extraordinary shareholders’ meeting that will be held to discuss the Merger will also discuss a proposal to fully amend the bylaws of América Móvil so as to reflect the requirements of the Securities Market Law. If such proposal is approved, (i) AMX will be transformed into a sociedad anónima bursátil and (ii) AMX’s bylaws will

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be amended to reflect the requirements of the Securities Market Law, particularly with respect to corporate governance practices, corporate reorganizations and management’s duties.

4.1.4.  Description of Capital Structure

The following table shows AMX’s capital structure as of October 31, 2006.

Series	Number of Shares Owned	% of the Outstanding Shares	% of the Voting Shares (Series AA and Series A Shares)(1)
	(Millions)
Series L	24,428	68.02%	0.00%
Series AA	10,910	30.38%	94.99%
Series A	575	1.60%	5.01%

Total	35,913	100.00%	100.00%

(1)	Excluding the limited matters with respect to which the Series L shares are entitled to vote.

As of October 31, 2006, the Series AA shares represented 94.99% of América Móvil’s voting stock (which is comprised by the Series AA and the Series A shares) and 30.38% of its outstanding shares. The Series AA shares are currently owned by AMTEL, SBC International Inc. (a subsidiary of AT&T, Inc.) and various other Mexican investors. The following table shows the aggregate number Series AA shares and ownership percentages held by their holders as of October 31, 2006.

Series	Number of Shares Owned	% of the Outstanding Shares	% of the Voting Shares (Series AA and Series A Shares)(1)
	(Millions)
AMTEL	7,587	69.54%	66.06%
SBC International, Inc.	2,870	26.31%	24.99%
Other Mexican investors	453	4.15%	3.94%

Total	10,910	100.00%	94.44%

(1)	Excluding the limited matters with respect to which the Series L shares are entitled to vote.

AMTEL and SBC International, Inc. have entered into an agreement with respect to their respective Series AA ownership positions. Among other things, pursuant to such agreement certain transfers of Series AA shares by either party are subject to a right of first refusal in favor of the other party, although such right is not applicable to the conversion of Series AA shares into Series L shares as permitted by AMX’s bylaws, or to the subsequent transfer of such Series L shares. The agreement sets forth the rules for the election of the members of the board of directors and the executive committee, and provides for the execution of an administrative services agreement with América Móvil. As a result of the Merger, América Móvil will no longer be required to pay the fees currently payable to América Telecom pursuant to this agreement.

For additional information on AMX’s capital structure, readers may consult sections 6 and 7 of AMX’s Annual Report, which is available for consultation at www.americamovil.com and www.bmv.com.mx.

4.1.5.  Material Changes in Financial Condition Since the Most Recent Annual Report

From the date of AMX’s Annual Report, to the date of this Information Statement, there has been no change in AMX’s accounting policies, critical accounting estimates and provisions. Accordingly, the information for the 10-month periods ended October 31, 2006 and 2005, is presented on a consistent basis with the annual information contained in AMX’s annual report, including its financial and operating information for the years ended December 31, 2005, 2004 and 2003.

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4.2.	América Telecom

4.2.1.  Corporate Name

América Telecom, S.A. de C.V.

4.2.2.  Business

América Telecom is a corporation (sociedad anónima de capital variable) organized under the laws of Mexico with its principal executive offices at Insurgentes Sur No. 3500, Piso 5, Colonia Peña Pobre, 14060 Delegación Tlalpan, México, D.F., Mexico. Its telephone number at this location is (5255) 5244-0802.

Through the date hereof, América Telecom’s principal strategy has been to maintain its equity interest in AMX and identify development opportunities in the wireless communications industry in Mexico, Latin America and the Hispanic market of the United States.

América Telecom was organized on November 30, 2001, as a result of a spin-off of Carso Global Telecom, S.A. de C.V. in order to segregate its wireless communications business and other international activities, which are currently consolidated under AMX.

América Telecom is a holding company whose assets consist primarily in shares of stock of AMX. As of October 31, 2006, AMTEL owned, directly or indirectly, 40.74% of the outstanding shares of América Móvil, which represented approximately 87.3% of AMTEL’s total assets. Substantially all of América Telecom’s operating activities are carried out through its subsidiary, América Móvil.

For additional information regarding the business and history of AMTEL and its subsidiaries, readers may consult AMTEL’s Annual Report, which is available for consultation at www.amtelecom.com.mx and www.bmv.com.mx.

4.2.3.  Recent Developments

Amendment of Corporate Bylaws

As previously mentioned in Section 4.1.3. of this Information Statement, a new Securities Market Law was published in the Official Gazette of the Federation. As in the case of América Móvil, AMTEL must amend its corporate bylaws within 180 (one hundred eighty) calendar days from the date on which the new Securities Market Law becomes effective (i.e., on or about December 24, 2006), so as to reflect the requirements thereof.

Based upon the above, on November 7, 2006, the board of directors of América Telecom resolved to call a general extraordinary shareholders’ meeting to discuss a proposal to amend the bylaws thereof so as to reflect the requirements of the Securities Market Law.

The general extraordinary shareholders’ meeting that will be held to discuss the Merger will also discuss a proposal to fully amend the bylaws of América Telecom so as to reflect the requirements of the Securities Market Law. If such proposal is approved, (i) AMTEL will be transformed into a sociedad anónima bursátil and (ii) AMTEL’s bylaws will be amended to reflect the requirements of the Securities Market Law, particularly with respect to corporate governance practices, corporate reorganizations and management’s duties.

4.2.4.  Description of Capital Structure

América Telecom’s capital stock consists exclusively of Series A-1 shares, which represent the minimum fixed portion of its capital. As of October 31, 2006, América Telecom had 3,445,318,500 shares outstanding. AMTEL has not issued any shares representing the variable portion of its capital. All of the outstanding shares of stock of América Telecom are registered with the Registry and listed on the Mexican Stock Exchange.

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The following table shows AMTEL’s capital structure as of April 26, 2006, the date of its most recent general shareholders’ meeting.

Shareholders	% of the Outstanding Shares
Slim Family, directly or indirectly	Approximately 82%
Others	Approximately 18%
Total	100.00%

4.2.5.  Material Changes in Financial Condition Since the Most Recent Annual Report

From the date of AMTEL’s Annual Report, to the date of this Information Statement, there has been no change in AMTEL’s accounting policies, critical accounting estimates and provisions. Accordingly, the information for the 10-month periods ended October 31, 2006 and 2005, is presented on a consistent basis with the annual information contained in AMTEL’s annual report, including its financial and operating information for the years ended December 31, 2005, 2004 and 2003.

4.3	Corporativo Empresarial

4.3.1.  Corporate Name

Corporativo Empresarial de Comunicaciones, S.A. de C.V.

4.3.2.  Business

Corporativo Empresarial is a corporation (sociedad anónima de capital variable) organized under the laws of Mexico with its principal executive offices at Insurgentes Sur No. 3500, Piso 5, Colonia Peña Pobre, 14060 Delegación Tlalpan, México, D.F., Mexico. Its telephone number at this location is (5255) 5244-0802.

Corporativo Empresarial is a subsidiary of América Telecom, which owns 99.9999% of its outstanding shares.

Corporativo Empresarial is a holding company whose assets consist primarily in shares of stock of AMX. As of October 31, 2006, Corporativo Empresarial owned, directly or indirectly, 0.59% of the outstanding shares of AMX, which represented approximately 84.04% of Corporativo Empresarial’s total assets. On a consolidated basis, as of October 31, 2006, AMTEL and Corporativo Empresarial owned, collectively, approximately 40.74% of the outstanding shares of AMX.

As opposed to América Móvil and América Telecom, Corporativo Empresarial is a private company and, accordingly, its shares of stock are not registered with the Registry nor listed on the Mexican Stock Exchange.

4.3.3.  Description of Capital Stock

The following table shows Corporativo Empresarial’s capital structure as of October 31, 2006.

Shareholders	Number of Shares Owned	% of the Outstanding Shares
AMTEL	557,749,999	99.9%
Multimedia Corporativo, S.A. de C.V.	1	0.0000002%
Total	557,750,000	100.00%

4.3.4.  Material Changes in Financial Condition

Not applicable.

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5.	Risk Factors

5.1.	Risks Related to América Móvil and América Telecom

For additional information concerning the risks related to AMX, readers may consult AMX’s Annual Report, which is available for consultation at www.americamovil.com and www.bmv.com.mx.

For additional information concerning the risks related to AMTEL, readers may consult AMTEL’s Annual Report, which is available for consultation at www.amtelecom.com.mx and www.bmv.com.mx.

5.2.	Risks Related to the Merger

Increase in América Móvil’s Indebtedness

As a result of the Merger, AMX would assume AMTEL’s net debt of approximately Ps.13,491,230,000. Consequently, AMX’s debt to EBITDA ratio would increase from 0.60 to 0.80.

Maturity of Debt Obligations

If approved by the general extraordinary shareholders’ meeting of each of América Móvil, América Telecom and Corporativo Empresarial, the Merger may result in an agreement to cancel all debt obligations of América Telecom and Corporativo Empresarial. Accordingly, pursuant to Article 225 of the General Law of Business Corporations, all outstanding debt obligations of the merged entities would become due and payable, and América Móvil would be required to satisfy such obligations out of its own funds.

Control by the Principal Shareholders; Limited Protections for Minority Shareholders

Following the completion of the Merger, if approved, AMX will continue to be controlled by the Slim Family, including Mr. Patrick Slim Domit, the current chairman of its board of directors. Accordingly, the Slim Family will have the power to appoint a majority of the members of the board of directors and determine the outcome of all actions requiring shareholders’ approval, except for certain limited actions that require the consent of the holders of the Series L shares.

The Merger may Affect the Market Price of América Móvil’s Shares

If approved, the Merger may give rise to fluctuations in the market price of América Móvil’s shares, and there is no guaranty that any such price fluctuation will be positive.

The Balance Sheet as of the Effective Date of the Merger may Differ from the Pro Forma Balance Sheet

The pro forma financial information of América Móvil contained in this Information Statement, including its balance sheet upon completion of the Merger, may vary due to its actual results of operations and other factors beyond the control of AMX and the merged entities.

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6.	SELECTED CONSOLIDATED FINANCIAL INFORMATION

Pro Forma Balance Sheet as of October 31, 2006

(In thousands of constant pesos as of October 31, 2006)

	Unaudited
	América Móvil and its Subsidiaries (the Surviving Entity)(1)	América Telecom and its Subsidiary (the Merged Entity)(1)	Eliminations	On a Consolidated Pro Forma Basis
6.1.1.1. Assets
Current assets:
Cash and equivalents	$38,605,808	$815,639		$39,421,447
Financial instruments available for sale	1,932,371			1,932,371
Accounts receivable, net	32,421,471			32,421,471
Related parties	1,361,151	26,773	(26,773)	1,361,151
Inventories, net	17,633,695			17,633,695
Other assets, net	3,867,087	4,881		3,871,968

Total current assets	95,821,583	847,293	(26,773)	96,642,103

Permanent and other investments	579,909	45,606,566	(45,606,566)	579,909
Property, plant and equipment, net	120,753,397			120,753,397
Licenses, net	32,763,332			32,763,332
Trademarks, net	5,719,327			5,719,327
Goodwill, net	12,591,662	5,776,087	(5,776,087)	12,591,662
Other assets, net	7,856,775	123,437		7,980,212

Total assets	$276,085,985	$52,353,383	$(51,409,426)	$277,029,942

6.1.1.2. Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt and current portion of long-term debt	$8,117,635	$6,398,383		$14,516,018
Accounts payable and accrued liabilities	52,698,485	251		52,698,736
Taxes	15,443,143	118,398		15,561,541
Financial instruments	1,538,051	438,748		1,976,799
Related parties	1,650,082		(26,773)	1,623,309
Deferred income	10,428,185			10,428,185

Total current liabilities	89,875,581	6,955,780	(26,773)	96,804,588

Long-term debt	70,566,308	7,496,511		78,062,819
Deferred taxes	3,061,001			3,061,001

Total liabilities	163,502,890	14,452,291	(26,773)	177,928,408

Stockholders’ equity:
Capital stock	34,905,639	5,170,406	(5,186,115)	34,889,930
Retained earnings:
Previous years	57,017,773	19,813,446	(33,022,291)	43,808,928
Current year	35,294,954	14,055,786	(14,312,793)	35,037,947

	92,312,727	33,869,232	(47,335,084)	78,846,875
Other items of comprehensive financing expense	(15,264,311)	(1,138,546)	1,138,546	(15,264,311)
Majority interest	111,954,055	37,901,092	(51,382,653)	98,472,494
Minority interest	629,040			629,040

Total stockholders’ equity	12,583,095	37,901,092	(51,382,653)	99,101,534

Total liabilities and stockholders’ equity	$276,085,985	$52,353,383	$(51,409,426)	$277,029,942

(1)	Based on a limited review as of October 31, 2006.

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Notes to the Pro Forma Financial Statements as of October 31, 2006

(In thousands of constant pesos as of October 31, 2006, unless otherwise indicated)

1.	Basis for the Preparation of the Pro Forma Balance Sheet

(a)	Basis for the Preparation

The balance sheets of América Móvil, the surviving entity, and América Telecom and Corporativo Empresarial, the merged entities, and the pro forma balance sheet reflecting the effects of the Merger, included herein, have been prepared in accordance with the NIFs issued by the CINIF and, accordingly, have been restated to constant pesos with purchasing power as of October 31, 2006.

The balance sheet included herein has been prepared solely for purposes of complying with certain legal and corporate requirements, and must be reviewed in conjunction with the audited financial statements for the years ended December 31, 2005, 2004 and 2003, including the notes thereto.

(b)	New Issuer of Accounting Standards

The bulletins issued by the CINIF as of the date hereof did not have a material effect on the preparation of the pro forma balance sheet contained herein. The bulletins issued by the CINIF as of the date of such balance sheet relate to, among other matters, the establishment of a conceptual framework, the norms applicable to the preparation of the financial statements as a whole, and accounting changes and correction of errors.

(c)	Conversion of Foreign Subsidiaries

As required by Bulletin B-15, “Transactions in Foreign Currency and Restatement of the Financial Statements of Foreign Operations,” issued by the CINIF, the financial statements of América Móvil’s foreign subsidiaries and associated companies must be restated to Mexican pesos as follows:

•	All amounts reported by foreign subsidiaries in accordance with the generally accepted accounting principles of another country, have been restated in accordance with the generally accepted accounting principles in Mexico. Such restatement involved, among other adjustments, the recognition of the effects of inflation as required by Bulletin B-10, using restatement factors that take into consideration the inflation in the relevant country.

•	All balance sheet items, excluding the stockholders’ equity, were subsequently converted at the exchange rate in effect at year’s end. Stockholders’ equity items were converted at the exchange rate in effect as of the date on which the relevant equity contributions were made and the income was generated. Operating results items were converted at the exchange rate in effect as of the end of the relevant fiscal year.

•	As required by the aforementioned bulletin, the fluctuations in the exchange rates, and the monetary effect of holding inter-company monetary positions, have not been eliminated for purposes of the consolidated statement of income.

The difference resulting from this conversion process, which is known as “Effect of the Conversion of Foreign Entities,” is included in the stockholders’ equity under “other items of comprehensive financing expense.”

(d)	Use of Estimates

The preparation of the balance sheet included herein involved the use of certain management’s estimates and assumptions based on the best of its knowledge and on available information, which affect the amounts contained therein. Accordingly, the actual results could differ from such estimates.

2.	Effects of the Merger

As of October 31, 2006, AMTEL owned, directly and indirectly, 40.74% of the outstanding shares of stock of AMX.

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Description of Eliminations

Related Parties

The elimination of Ps.26,773 from the accounts payable to or receivable from related parties reflects the fees for administrative services payable by AMX to ANTEL.

Equity in Subsidiaries

The elimination of Ps.45,606,566 from the equity in subsidiaries reflects AMTEL’s ownership interest in AMX.

Goodwill

The elimination of Ps.5,776,087 in goodwill reflects the difference between the purchase price and the book value of the shares of stock of AMX purchased by AMTEL through open market transactions. The amount eliminated was allocated to the retained earnings account.

Summary of Eliminations

The eliminated amounts were allocated to AMX’s stockholders’ equity as follows:

	Equity in Subsidiaries	Goodwill	Total
Capital stock	$(5,186,115)		$(5,186,115)
Retained earnings	(27,246,204)	(5,776,087)	(33,022,291)
Net profit (current year)	(14,312,793)		(14,312,793)
Other items of comprehensive financing loss	1,138,546		1,138,546

Total	(45,606,566)	(5,776,087)	(51,382,653)

7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

7.1.	América Móvil

Discussion of Operating Results

Operating Revenues

During the 10-month period ended October 31, 2006, AMX’s operating revenues increased by Ps.35,883,396,000 or 23.8% as compared to the same period of 2005, to Ps.186,889,481,000.

The increase described in the preceding paragraph was attributable to sales of equipment for Ps.3,192,876,000 (or 12% for equipment sales) and to revenues from services of Ps.32,690,520,000 (or 26.3% for services income). AMX experienced operating revenues growth in each of the countries in which it operates. This growth is attributable to the growth in subscribers and, accordingly, wireless traffic.

During the period from January to October 2006, América Móvil grew by 22,620,000 subscribers, of which 22,534,000 were wireless subscribers and 86,000 were fixed-line subscribers, to a total of 117,944,643 subscribers.

During the same period of 2005, the number of subscribers grew by 24,624,000 (including both organic and synthetic additions), of which 24,545,000 were wireless subscribers and 79,000 were fixed-line subscribers.

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The following table shows the percentage of consolidated operating revenues contributed by each geographic region:

Country or Region	As a Percentage of Consolidated Revenues in 2006	As a Percentage of Consolidated Revenues in 2005
Mexico	47%	49%
Brazil	17%	17%
Mercosur (Argentina, Chile, Paraguay and Uruguay)	9%	7%
Andean Countries (Colombia , Ecuador and Peru)	14%	13%
Central America (El Salvador, Guatemala, Honduras and Nicaragua)	7%	9%
United States	6%	6%
Total	100%	100%

Operating Costs

Cost of services increased by Ps.15,529,459,000 or 17.1% as compared to the same period of 2005. This increase was attributable to the Ps.5,282,499,000 cost of equipment, the Ps.3,729,802 cost of depreciation and amortization, and the Ps.6,517,158,000 cost of services.

Cost of equipment increased by 12.3% as compared to 2005, consistent with the change in sales of equipment.

Depreciation and amortization increased by 20.9% as a reflection of additional capital expenditures. During 2006, depreciation and amortization represented, in the aggregate, 11.6% of total revenues as compared to 11.8% during the same period of 2005.

Cost of services increased by 21.8% as a result of higher air-time usage, interconnection fees and infrastructure costs due to the growth in subscribers.

Commercial, Administrative and General Expenses

These expenses increased by Ps.2,019,117,000 or 6.34% as compared to the same period of the previous year, due primarily to higher personnel costs as a consequence of salary increases and an increased number of employees.

Operating Income

Operating income was Ps.46,610,251,000 during the 10-month period ended October 31, 2006, a 64.8% increase as compared to the same period of 2005. On an absolute basis, operating income increased by Ps.18,334,820,000 as a result of the Ps.35,883,396 increase in operating revenues and the Ps.17,548,576,000 increase in operating costs and expenses.

Comprehensive Financing Cost

Net interest expense decreased by 2.7%, from Ps.3,310,669,000 during the 10-month period ended October 31, 2005, to Ps.3,220,891,000 during the 10-month period ended October 31, 2006, due to a Ps.18,934,030,000 decrease in net indebtedness (gross debt less cash available) as compared to net indebtedness as of December 2005.

Foreign exchange gain (excluding the value of financial instruments, which is reported under other financing cost, net) decreased by Ps.1,658,347,000 as a result of the appreciation of the Mexican peso against the U.S. dollar and the capitalization of liabilities of certain subsidiaries during the last quarter of 2005, which generated a foreign exchange gain during the same period of 2005.

Other Income (Loss)

The amount reported in 2006 includes net income of Ps.1,170,543,000 as a result of the concession to operate in Region No. 9 obtained by Telcel in April 2006, as more fully described in Note 8 to the interim financial statements included herein as part of Exhibit 10.1.

19

Current and Deferred Income Tax

During the 10-month period ended October 31, 2006, the effective income tax rate represented 25.3% of income before taxes, as compared to 9.2% during the same period of 2005. This change is attributable to a corporate reorganization carried out by América Móvil in 2005, which had a positive effect on income tax.

Financial Condition as of October 31, 2006 and December 31, 2005

Net Debt

Net debt decreased by Ps.18,934,030,000, from Ps.59,012,165,000 as of December 31, 2005, to Ps.40,078,135,000 as of October 31, 2006. This decrease was due to the generation of cash flow (net of the amounts used to repurchase shares and pay dividends) used for the payment of debt.

Inventories

Inventories increased by Ps.4,284,670,000 or 32% as a result of equipment purchases so as to satisfy the increased demand therefor during the months of November and December 2005.

Property, Plant and Equipment, net

This item (net of depreciation in the amount of Ps.15,470,089,000) increased by Ps.5,490,276,000 or 5% as a result of investments of approximately USD 2.2 billion over the ten-month period.

Licenses

Licenses (net of amortization expenses during the period) increased as a result of the concession to operate in Region No. 9 obtained by Telcel. See Note 8 to the interim financial statements included herein as part of Exhibit 10.1.

Accounts Payable and Accrued Liabilities

This item decreased by Ps.4,175,929 primarily as a result of the payment of amounts owed to equipment suppliers (CAPEX.)

Taxes

Taxes increased by Ps.9,626,915,000 primarily due to the creation of income tax provisions as a result of the amortization of tax loss carry forwards, which caused provisional payments to exceed from actual tax liabilities.

7.2.	América Telecom

On a consolidated basis, as of October 31, 2006, AMTEL’s assets and stockholders’ equity increased by 20.04% and 69.8%, respectively. AMTEL’s equity in the results of its subsidiaries increased by 22.8% as a result of América Móvil’s performance, whose shares of stock represented 87.3% of AMTEL’s total assets.

AMTEL’s interest-bearing debt decreased by 34.5%, from Ps.21,272 million as of year-end 2005 to Ps.13,894 million as of October 31, 2006. This decrease was due to the repayment of certain debts with the proceeds from the extraordinary dividend paid by América Móvil on December 15, 2005, and the sale of shares thereof. As of October 31, 2006, AMTEL had a sound debt structure, with 54% of its debt constituting long-term debt, substantially all of which was U.S. dollar-denominated. As of October 31, 2006, all of AMTEL’s outstanding debt was hedged for foreign exchange risk.

20

On a non-consolidated basis, as of October 31, 2006, AMTEL’s cash flows derived from the administrative services fee payable thereto by its subsidiary América Móvil, and from dividend payments received from the latter. During 2006, América Móvil paid dividends of Ps.0.17 and Ps.0.10 per share, which generated revenues of Ps.1,727.7 million for AMTEL.

As of October 31, 2006, América Telecom had a 40.15% ownership interest in América Móvil, represented by 14,418,750,500 shares of its capital stock, of which 7,587,453,264 were Series AA shares and 6,831,297,236 were Series L shares.

Pursuant to the share repurchase program approved by AMTEL’s general shareholders’ meeting, during the period from January to October 2006 AMTEL repurchased an aggregate of 13,059,300 of its own shares. As a result, the number of AMTEL’s outstanding shares of stock decreased from 3,458,377,800 shares as of December 2005 to 3,445,318,500 shares as of October 2006. The repurchased shares are held in América Telecom’s treasury.

Revenues decreased by 2.25%, from Ps.285 million as of October 31, 2005, to Ps.278.6 million during the same period of 2006.

AMTEL’s equity in the results of its subsidiaries increased by 34.42%, from Ps.10,648.8 million as of October 31, 2005, to Ps.14,314.5 million as of October 31, 2006.

Operating results increased by 33.47%, from Ps.10,922.6 million as of October 31, 2005, to Ps.14,578.5 million as of October 31, 2006.

Comprehensive financing cost decreased by 67.3%, from a Ps.445 million cost as of October 31, 2006, to a Ps.1,361 million cost as of October 31, 2005, primarily due to the decrease in foreign exchange losses and interest expenses.

During the period from January 1, 2006, to October 31, 2006, AMTEL’s net income (excluding provisions for accrued and deferred income taxes of Ps.77.7 million) increased by Ps.4,340.8 million or 44.69% as compared to the same period of 2005, to Ps.14,055.8 million.

7.3.	Corporativo Empresarial.

Corporativo Empresarial’s assets and stockholders’ equity increased by 39.6%, while its equity in associated companies increased by 23.7% as a result of América Móvil’s performance. As of October 31, 2006, 84.07% of Corporativo Empresarial’s total assets consisted of shares of stock of América Móvil.

As of October 31, 2006, Corporativo Empresarial had no contractual liabilities.

Corporativo Empresarial’s cash flows derived primarily from dividend payments received from América Móvil. During 2006, América Móvil paid dividends of Ps.0.17 and Ps.0.10 per share, which generated revenues of Ps.25.13 million for Corporativo Empresarial. To a lesser extent, Corporativo Empresarial’s cash flows derived from returns of Ps.6.6 million on other temporary investments.

As of October 31, 2006, Corporativo Empresarial had a 0.59% ownership interest in América Móvil, which was represented by 211,249,500 Series L shares.

Corporativo Empresarial’s comprehensive financing income was Ps.3.2 million, a 40.5% increase as compared to the same period of 2005. Such increase reflects an increase in interest income of Ps.4.9 million from temporary investments and to a Ps.2.9 million increase in monetary position losses.

Corporativo Empresarial’s equity in the results of its subsidiaries increased by 36.02%, from Ps.152.0 million as of October 31, 2005, to Ps.206.7 million as of October 31, 2006.

21

During the period ended October 31, 2006, Corporativo Empresarial’s net income (excluding provisions for accrued and deferred income taxes of Ps.1 million) increased by Ps.53.5 million or 35.0% as compared to the same period of 2005, to Ps.206.4 million.

8.	AVAILABLE DOCUMENTS

Pursuant to the Securities Market Law, each of América Móvil and América Telecom is required to file a number of notices and reports with the Commission and the Mexican Stock Exchange, including annual reports and other information, and to disclose such information to the public. Investors may consult the information filed by AMX and AMTEL with the Mexican Stock Exchange at the latter’s website, www.bmv.com.mx. Such website is not designed to operate as an active link to AMX’s or AMTEL’s respective websites. The information available in AMX’s and AMTEL’s respective websites is not deemed to be incorporated by reference in this Information Statement.

Copies of this Information Statement may be obtained free of charge by any shareholder of AMX or AMTEL, upon request addressed to América Móvil’s Investors Relations Department, located at Lago Alberto No. 366, Torre Telcel I, Segundo Piso, Colonia Anáhuac, 11320 Mexico, D.F., Mexico, att.: Daniela Lecuona Torras, telephone: (5255) 2581-4449, e-mail: daniela.lecuona@americamovil.com, and/or to América Telecom’s Investors Relations Department, located at Paseo de las Palmas No. 736, Planta Baja, Lomas de Chapultepec, 11000 Mexico, D.F., Mexico, att.: Jorge Serrano Esponda, telephone: (5255) 5625-4900, ext. 2657, e-mail: jserranoe@inbursa.com.

Readers may obtain additional information regarding América Móvil’s publicly available documents, at www.americamovil.com.

Readers may obtain additional information regarding América Telecom’s publicly available documents, at www.amtelcom.com.mx.

22

9.	SIGNATURES

The undersigned hereby declare, under penalty of perjury, that, within the limits of our respective duties, we have prepared the information contained in this Information Statement with respect to the issuer, and to the best of our knowledge such information fairly presents the current condition of the issuer. We further declare that we have no knowledge of any material information which has been omitted from or misrepresented in this Information Statement, and that this Information Statement does not contain any misleading information.

América Móvil, S.A. de C.V.
Lic. Daniel Hajj Aboumrad
Director General

América Móvil, S.A. de C.V.
Dr. Carlos José Garcia Moreno Elizondo
Director de Administración y Finanzas

Améarica Móvil, S.A. de C.V.
Lic. Alejandro Cantú Jiménez
Director Juridico

América Telecom, S.A. de C.V.
Lic. Daniel Hajj Aboumrad
Director General

América Telecom, S.A. de C.V.
C.P. Armando Ibáñez Vázquez
Responsable de Administración y Finanzas

América Telecom, S.A. de C.V.
Lic. Paul Humberto Zepeda Ruiz
Responsable Juridico

23

10.	EXHIBITS

10.1.	Opinion of Mancera, S.C., Member of Ernst & Young Global, External Auditors of América Móvil, América Telecom and Corporativo Empresarial, as to the Valuation of the Corporate Reorganization and its Inclusion in the Financial Statements

Jaime Balmes 11 “D” Piso 6 Col. Los Morales Polanco Fax.52 83 1392 11510 Mexico, D.F. mancera.ey@mx.ey.com	Tels.52 83 1300

Report of Independent Auditors

on the Review of Pro Forma Financial Information

To the Board of Directors and Stockholders of América Móvil, S.A. de C.V.-

We have examined the accompanying pro forma merged consolidated balance sheet of América Móvil, S.A. de C.V. and subsidiaries (the Company) at October 31, 2006. Such pro forma merged consolidated balance sheet is the responsibility of the Company’s management.

We were provided with the other public accountant’s report, dated November 16, 2006, on the limited review of TracFone Wireless, Inc., a consolidated subsidiary that represents 1% of the total consolidated assets at October 31, 2006.

We have previously performed a limited review of the consolidated financial statements at October 31, 2006 and 2005, on which we issued our report on November 21, 2006. We have also audited the consolidated financial statements for the years ended December 31, 2005 and 2004, on which we issued an unqualified opinion on March 10, 2006.

We conducted our limited review in conformity with the standards for the limited review of interim financial statements, issued by the Mexican Institute of Public Accountants. A review of interim financial information consists basically of applying analytical review procedures to different captions of the financial statements, interviewing Company officers that are responsible for financial and accounting matters, reading the minutes of stockholders’ and board meetings and gaining an understanding of the system used to prepare the interim financial statements. Since a limited review is considerably lesser in scope than an audit of the financial statements made in conformity with auditing standards generally accepted in Mexico, the purpose of which is to express on the financial statements taken as a whole, we express no such opinion on the accompanying interim financial statements.

The accompanying pro forma merged consolidated financial information at October 31, 2006 has been prepared for the sole purpose of presenting the Company’s pro forma financial position reflecting the merger of América Telecom, S.A. de C.V. into the Company. However, the foregoing is not necessarily indicative of the related effects on the Company’s consolidated financial position that would have been attained had such merger actually took effect at the pro forma merged consolidated balance sheet date.

Based our limited review and the report of the other public accountant, we did not observe any other situation that would require changes in the accompanying interim consolidated financial statements, for such statements to be presented in conformity with financial reporting standards generally accepted in Mexico.

Mancera, S.C. A Member Practice of Ernst & Young Global

Agustín Aguilar

November 22, 2006

Jaime Balmes 11 “D” Piso 6 Col. Los Morales Polanco Fax.52 83 1392 11510 Mexico, D.F. mancera.ey@mx.ey.com	Tels.52 83 1300

Report of Independent Auditors

on the Limited Review of Interim Financial Statements

To the Board of Directors and Stockholders of América Móvil, S.A. de C.V.

We have performed a limited review of the accompanying consolidated balance sheets of América Movil, S.A. de C.V. and subsidiaries (the Company) as of October 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and changes in financial position for the ten-month periods ended on October 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management.

We were provided with the other public accountant’s report, dated November 16, 2006, on the limited review of TracFone Wireless, Inc., a consolidated subsidiary that represents 1% of the total consolidated assets at October 31, 2005 and 2006 and 6% of the total consolidated operating revenues for the years ended October 31, 2005 and 2006.

In our audit report dated March 10, 2006, we expressed an unqualified opinion on the consolidated financial statements as of December 31, 2005 and 2004 and for the years then ended.

We conducted our limited review in conformity with the standards for the limited review of interim financial statements, issued by the Mexican Institute of Public Accountants. A review of interim financial information consists basically of applying analytical review procedures to different captions of the financial statements, interviewing Company officers that are responsible for financial and accounting matters, reading the minutes of stockholders’ and board meetings and gaining an understanding of the system used to prepare the interim financial statements. Since a limited review is considerably lesser in scope than an audit of the financial statements made in conformity with auditing standards generally accepted in Mexico, the purpose of which is to express on the financial statements taken as a whole, we express no such opinion on the accompanying interim financial statements.

Based our limited review and the report of the other public accountant, we did not observe any other situation that would require changes in the accompanying interim consolidated financial statements, for such statements to be presented in conformity with financial reporting standards generally accepted in Mexico.

As mentioned in Note 2a, in conformity with the regulations (Circular Única) established by the National Banking and Securities Commission, the accompanying consolidated financial statements were prepared for use in the execution of a series of corporate acts that will result in the eventual merger of the Mexican companies América Telecom, S.A. de C.V. and Corporativo Empresarial, S.A. de C.V. into América Móvil, S.A. de C.V. and the ensuing redistribution of the Company’s shareholding structure, as described in the related notification submitted to the National Banking and Securities Commission.

Mancera, S.C. A Member Practice of Ernst & Young Global

Agustín Aguilar

November 21, 2006

AMÉRICA MÓVIL, S.A. DE C.V. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands of constant Mexican pesos

as of October 31, 2006)

	December 31,		October 31,
	2004	2005	2005	2006
			(unaudited)
Assets:
Current assets:
Cash and cash equivalents	P.17,590,487	P.11,622,105	P.11,178,495	P.38,605,808
Marketable securities and instruments available-for-sale (Note 3)	2,758,180	1,551,031	1,530,967	1,932,371
Accounts receivable, net (Note 4)	21,947,341	31,785,088	29,388,267	32,421,471
Financial instruments (Note 10)	83,276
Related parties (Note 16)	1,168,533	1,018,564	922,632	1,361,151
Inventories, net (Note 5)	11,973,131	13,349,025	13,180,573	17,633,695
Prepaid expenses (Note 6)	184,505
Other assets, net (Note 7)	3,197,838	2,682,046	4,088,931	3,867,087

Total current assets	58,903,291	62,007,859	60,289,865	95,821,583

Investments in affiliates and others (Note 9)	694,402	500,622	497,225	579,909
Plant, property and equipment, net (Note 7)	90,425,935	115,263,021	115,166,297	120,753,397
Prepaid expenses (Note 6)	2,583,079
Licenses, net (Note 8)	29,786,989	32,209,496	34,686,767	32,763,332
Trademarks, net (Note 8)	7,515,387	6,520,764	6,649,711	5,719,327
Goodwill, net (Note 8)	10,141,663	12,619,330	10,402,563	12,591,660
Deferred taxes (Note 18)		676,813		670,419
Other non-current assets, net (Note 7)	7,204,881	7,233,983	7,172,894	7,186,358

Total assets	P.207,255,627	P.237,031,888	P.234,865,322	P.276,085,985

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt and current portion of long-term debt (Note 13)	P.5,742,563	P.17,527,869	P.9,084,958	P.8,117,635
Accounts payable and accrued liabilities (Note 12)	38,944,072	56,874,414	51,776,715	52,698,485
Taxes payable	5,716,432	5,816,228	9,783,773	15,443,143
Financial instruments (Note 10)		1,919,664	885,605	1,538,051
Related parties (Note 16)	167,367	731,152	221,423	1,650,082
Deferred revenues	7,541,804	9,065,635	8,187,442	10,428,185

Total current liabilities	58,112,238	91,934,962	79,939,916	89,875,581

Long-term debt (Note 13)	59,707,189	53,106,401	54,417,647	70,566,308
Deferred taxes (Note 18)	6,595,454	3,590,406	7,965,055	2,897,831
Deferred credits	237,231	118,172	233,328	163,170

Total liabilities	124,652,112	148,749,941	142,555,946	163,502,890

Stockholders’ equity (Note 17):
Capital stock	34,924,145	34,914,163	34,966,038	34,905,639
Retained earnings:
Prior years	38,565,546	35,853,696	48,511,256	57,017,773
Net income for the year	17,585,345	32,609,220	25,861,158	35,294,954

	56,150,891	68,462,916	74,372,414	92,312,727
Other accumulated comprehensive income items	(10,238,662)	(16,148,689)	(18,106,180)	(15,264,311)

Total majority stockholders’ equity	80,836,374	87,228,390	91,232,272	111,954,055
Minority interest	1,767,141	1,053,557	1,077,104	629,040

Total stockholders’ equity	82,603,515	88,281,947	92,309,376	112,583,095

Total liabilities and stockholders’ equity	P.207,255,627	P.237,031,888	P.234,865,322	P.276,085,985

The accompanying notes are an integral part of these financial statements.

AMÉRICA MÓVIL, S.A. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Income

(Amounts in thousands of constant Mexican pesos

as of October 31, 2006, except for earnings per share)

	Year ended December 31,			Ten-month period ended October 31,
	2003	2004	2005	2005	2006
				(unaudited)
Operating revenues:
Services:
Usage charges	P.54,720,940	P.74,736,078	P.89,205,102	P.73,199,332	P.89,061,576
Monthly rent	13,038,258	19,325,341	28,087,452	22,797,233	31,022,945
Long-distance	8,273,692	11,482,737	13,779,312	11,344,385	12,988,001
Other services	6,716,993	12,364,906	21,543,061	17,156,784	24,115,730
Sales of handsets and accessories	13,520,184	25,585,359	35,112,160	26,508,351	29,701,229

	96,270,067	143,494,421	187,727,087	151,006,085	186,889,481

Operating costs and expenses:
Cost of sales and services	37,607,251	65,116,897	87,072,584	70,094,555	81,255,182
Cost of sales and services with related parties (Note 16)	4,371,001	4,545,797	4,871,288	2,746,586	3,385,617
Commercial, administrative and general expenses	18,034,672	27,769,687	37,496,686	31,458,147	33,643,197
Commercial, administrative and general expenses with related parties (Note 16)	592,638	1,240,924	1,644,959	562,569	396,635
Depreciation and amortization (Notes 7 and 8) (Includes P.12,875,075, P.11,508,099, P.14,227,602 and P.15,819,270 for the ten-month period ended October 31, 2006 and 2005 and for the years ended December 31, 2003, 2004 and 2005, respectively, not included in cost of sales)	15,545,816	19,802,277	21,914,532	17,868,796	21,598,599

	76,151,378	118,475,582	153,000,049	122,730,653	140,279,230

Operating income	20,118,689	25,018,839	34,727,038	28,275,432	46,610,251

Comprehensive financing income (cost):
Interest income	2,668,912	2,465,971	3,295,834	2,821,764	2,954,080
Interest expense	(4,229,119)	(4,891,814)	(7,328,003)	(6,132,435)	(6,174,971)
Exchange gain, net	1,517,615	2,603,014	3,029,527	3,994,578	2,336,231
Monetary gain, net	2,633,334	3,143,966	3,182,422	2,271,750	2,358,320
Other financing costs, net	(212,157)	(1,288,852)	(3,410,358)	(2,153,855)	(1,479,901)

	2,378,585	2,032,285	(1,230,578)	801,802	(6,241)

Other (expenses) income, net	(1,170,534)	94,645	(420,990)	(156,524)	959,532

Income before income tax and employee profit sharing	21,326,740	27,145,769	33,075,470	28,920,710	47,563,542

Provisions for (Note 18):	3,671,446	8,510,488	347,022	2,663,925	12,011,191
Income tax	277,736	574,811	4,927	278,262	257,708

Employee profit sharing	3,949,182	9,085,299	351,949	2,942,187	12,268,899

Income before equity interest in net (loss) income of affiliates	17,377,558	18,060,470	32,723,521	25,978,523	35,294,643

Equity interest in net (loss) income of affiliates	(145,161)	(98,785)	(43,661)	(51,292)	51,171
Net income before minority interest	17,232,397	17,961,685	32,679,860	25,927,231	35,345,814

Minority interest	(394,136)	(376,340)	(70,640)	(66,073)	(50,860)

Net income	P.16,838,261	P.17,585,345	P.32,609,220	P.25,861,158	P.35,294,954

Weighted average of common shares outstanding (in millions)	38,736	37,506	36,538	36,590	36,215

Net earnings per share	P.0.43	P.0.47	P.0.89	P.0.71	P.0.97

The accompanying notes are an integral part of these financial statements.

AMÉRICA MÓVIL, S.A. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For the ten-month periods ended October 31, 2006 and the years ended December 31, 2003, 2004 and 2005

(Amounts in thousands of constant Mexican pesos as of October 31, 2006)

	Retained earnings				Other accumulated comprehensive income items		Total	Minority interest	Comprehensive income	Total stockholders’ equity
	Capital stock	Legal reserve	Unappropriated	Total
Balance at December 31, 2002	P.34,942,229	P.461,041	P.38,445,041	P.38,906,082	P.	(17,927,277)	P.55,921,034	P.1,371,964		P.57,292,998
Cumulative effect of adoption of new accounting principle			(125,545)	(125,545)			(125,545)			(125,545)
Excess of the book value over price paid to acquire minority interests			(199,929)	(199,929)			(199,929)			(199,929)
Dividend paid at P.0.02 per share (historical)			(889,334)	(889,334)			(889,334)			(889,334)
Cash purchase of Company’s own shares	(1,920)		(1,090,790)	(1,090,790)			(1,092,710)			(1,092,710)
Minority interest related to current year acquisitions								3,671,321		3,671,321
Comprehensive income:
Net income for the year			16,838,261	16,838,261			16,838,261	394,136	P.17,232,397	17,232,397
Other comprehensive income items:
Effect of translation of foreign entities						7,831,239	7,831,239	352,097	8,183,336	8,183,336
Results from holding nonmonetary assets, net of deferred taxes						(6,464,218)	(6,464,218)	(77,994)	(6,542,212)	(6,542,212)

Comprehensive income									P.18,873,521

Balance at December 31, 2003	34,940,309	461,041	52,977,704	53,438,745		(16,560,256)	71,818,798	5,711,524		77,530,322
Transactions between entities under common control (Note 9)			19,419	19,419			19,419			19,419
Dividend paid at P.0.04 per share (historical)			(1,673,998)	(1,673,998)			(1,673,998)			(1,673,998)
Cash purchase of Company’s own shares	(16,164)		(13,218,620)	(13,218,620)			(13,234,784)			(13,234,784)
Minority interest related to current year acquisitions								(4,584,321)		(4,584,321)
Comprehensive income:
Net income of the year			17,585,345	17,585,345			17,585,345	376,340	P.17,961,685	17,961,685
Other comprehensive income items:
Effect of translation of foreign entities						8,967,332	8,967,332	271,815	9,239,147	9,239,147
Results from holding nonmonetary assets, net of deferred taxes						(2,645,738)	(2,645,738)	(8,217)	(2,653,955)	(2,653,955)

Comprehensive income									P.24,546,877

Balance at December 31, 2004 (Note 17)	34,924,145	461,041	55,689,850	56,150,891		(10,238,662)	80,836,374	1,767,141		82,603,515

			Retained earnings
	Capital stock		Legal reserve		Unappropriated		Total		Other accumulated comprehensive income items		Total		Minority interest		Comprehensive income		Total stockholders’ equity
Cumulative effect of adoption of new accounting principle:
Valuation effect of available-for-sale securities (Note 2i)						(4,047)		(4,047)		4,047
Valuation effect of swaps (Note 2z)						(44,983)		(44,983)		44,983
Excess of the book value over price paid to acquire minority interests (Note 9)						480,375		480,375				480,375		(572,951)				(92,576)
Transactions between entities under common control (Note 9)						(82,736)		(82,736)				(82,736)						(82,736)
Dividends paid at P.0.07 and P.0.30 per share (historical)						(13,906,351)		(13,906,351)				(13,906,351)						(13,906,351)
Cash purchase of Company’s own shares		(9,982)				(6,739,453)		(6,739,453)				(6,749,435)						(6,749,435)
Comprehensive income:
Net income of the year						32,609,220		32,609,220				32,609,220		70,640	P.	32,679,860		32,679,860
Other comprehensive income items:
Effect of translation of foreign entities										(369,475)		(369,475)		37,462		(332,013)		(332,013)
Results from holding nonmonetary assets, net of deferred taxes										(5,135,459)		(5,135,459)		(248,735)		(5,384,194)		(5,384,194)
Current-year valuation effect of swaps										(95,713)		(95,713)				(95,713)		(95,713)
Current-year valuation effect of available-for-sale securities										(358,410)		(358,410)				(358,410)		(358,410)

Comprehensive income															P.	26,509,530

Balance at December 31, 2005 (Note 17)		34,914,163		461,041		68,001,875		68,462,916		(16,148,689)		87,228,390		1,053,557				88,281,947
Acquisitions of minority interests and excess of the price paid over book value						(1,355,594)		(1,355,594)				(1,355,594)		(498,020)				(1,853,614)
Dividends paid						(3,688,248)		(3,688,248)				(3,688,248)						(3,688,248)
Cash purchase of Company’s own shares		(8,524)				(6,401,301)		(6,401,301)				(6,409,825)						(6,409,825)
Comprehensive income:
Net income for the year						35,294,954		35,294,954				35,294,954		50,860	P.	35,345,814		35,345,814
Other comprehensive income items:
Effect of translation of foreign entities										(863,293)		(863,293)		34,606		(828,687)		(828,687)
Results from holding nonmonetary assets, net of deferred taxes										1,389,261		1,389,261		(11,963)		1,377,298		1,377,298
Current-year valuation effect of available-for-sale securities (Note 3)										358,410		358,410				358,410		358,410

Comprehensive income															P.	36,252,835

Balance at October 31, 2006 (unaudited)	P.	34,905,639	P.	461,041	P.	91,851,686	P.	92,312,727	P.	(15,264,311)	P.	111,954,055	P.	629,040			P.	112,583,095

The accompanying notes are an integral part of these financial statements.

AMÉRICA MÓVIL, S.A. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Changes in Financial Position

(Amounts in thousands of constant Mexican pesos as of October 31, 2006

	Year ended December 31,			Ten-month period ended October 31,
	2003	2004	2005	2005	2006
				(unaudited)
Operating activities
Net income before minority interest	P.17,232,397	P.17,961,685	P.32,679,860	P.25,927,231	P.35,345,814
Add (deduct) items not requiring the use of resources:
Depreciation	10,895,797	13,052,485	15,809,274	12,534,262	15,470,089
Amortization	4,650,019	5,959,200	4,605,609	3,670,505	4,289,159
Amortization of loss on sale and lease back	150,151	514,878	1,400,309	1,142,767	1,228,731
Amortization of prepaid expenses	84,493	275,715	99,340	521,262	610,620
Deferred income tax and employee profit sharing	136,492	2,839,004	(3,025,403)	1,572,699	(283,640)
Equity interest in net loss (income) of affiliates	145,161	98,785	43,661	51,292	(51,171)

	33,294,510	40,701752	51,612,650	45,420,018	56,609,602
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(5,479,957)	(9,371,821)	(9,754,472)	(7,440,926)	(636,383)
Prepaid expenses	(3,377,777)	184,325		2,767,584
Inventories	(2,354,707)	(6,115,379)	(1,375,894)	(1,207,442)	(4,284,670)
Other assets	(3,981,223)	(6,109,618)	(1,012,959)	(2,523,135)	(3,185,147)
Increase (decrease) in:
Accounts payable and accrued liabilities	9,552,248	16,617,838	18,829,683	12,103,108	(4,370,090)
Related parties	(21,382)	(292,804)	713,754	299,957	576,343
Financial instruments			1,823,951	968,881	(381,613)
Deferred revenues and credits	2,178,867	2,439,533	1,404,772	641,735	1,407,548
Taxes payable	2,717,314	2,238,875	99,796	4,067,341	9,626,916
Marketable securities	801,189	17,985	848,739	849,423	(1,300,689)

Resources provided by operating activities	33,329,082	40,310,686	62,390,020	55,946,616	54,061,816

Financing activities
New loans	25,217,930	50,997,338	36,160,166	22,809,636	30,385,029
Repayment of loans	(22,358,438)	(37,703,380)	(26,855,426)	(21,846,584)	(19,852,594)
Effect of inflation and exchange rate differences on debt	(1,429,680)	(3,083,877)	(4,120,222)	(2,910,199)	(2,482,762)
Decrease in capital stock and retained earnings due to purchase of Company’s own shares	(1,092,710)	(13,234,784)	(6,749,435)	(4,661,752)	(6,409,825)
Cash dividends paid	(889,334)	(1,673,998)	(13,906,351)	(2,935,990)	(3,688,248)

Resources (used in) provided by financing activities	(552,232)	(4,698,701)	(15,471,268)	(9,544,889)	(2,048,400)

Investing activities
Investment in plant, property and equipment	(25,046,928)	(22,607,017)	(48,319,003)	(50,336,317)	(22,567,230)
Investment in subsidiaries and affiliated companies	(2,365,912)	622,026	(2,398,950)	145,885	(1,414,280)
Investment in marketable securities		(1,885,758)			1,277,759
Minority interest	3,745,495	(4,320,724)	(784,227)	(756,110)	(475,377)
Initial cash from companies acquired	976,107	342,992	514,947	(230,762)
Investments in trademarks	(2,025,220)		(103,897)
Investment in licenses	(8,313,357)	(576,386)	(1,796,006)	(1,636,415)	(1,850,585)

Resources used in investing activities	(33,029,815)	(28,424,867)	(52,887,135)	(52,813,719)	(25,029,713)

Net (decrease) increase in cash and cash equivalents	(252,965)	7,187,118	(5,968,383)	(6,411,992)	26,983,703

Cash and cash equivalents at beginning of the year	10,656,334	10,403,369	17,590,487	17,590,487	11,622,105

Cash and cash equivalents at end of the year	P.10,403,369	P.17,590,487	P.11,622,105	P.11,178,495	P.38,605,808

The accompanying notes are an integral part of these financial statements.

AMÉRICA MÓVIL, S.A. DE C.V. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands of constant Mexican pesos as of October 31, 2006 except when indicated otherwise)

1. Description of Business and Operations

América Móvil, S.A. de C.V. and subsidiaries (collectively, the “Company” or “América Móvil”) provides wireless communications services in Latin America and the United States, with subsidiaries in the telecommunications sector in Mexico, Guatemala, El Salvador, Nicaragua, Honduras, Ecuador, Brazil, Argentina, Colombia, Uruguay, Chile, Peru, Paraguay and the United States.

América Móvil has authorization, licenses, permits and concessions (hereinafter collectively referred to as “licenses”) to build, install, operate and use both public and private telecommunications networks and provide telecommunication services (mostly mobile and fixed-line telephony) in the countries in which the Company has presence (except for in the U.S.). These licenses will expire on various dates between the years 2008 and 2028. Such licenses require the payment to the respective governments of a share in sales determined as a percentage of revenues from services under concession determined at either a fixed rate or in some cases based on the number of channels in operation (except for Guatemala and El Salvador).

At December 31, 2004 and 2005 and October 31, 2005 and 2006, América Móvil’s equity interest in its principal subsidiaries and affiliated companies is as follows:

Equity interest at

		December 31,		October 31,
		2004	2005	2005	2006
Subsidiaries:
Sercotel, S.A. de C.V.	Mexico	100.0%	100.0%	100.0%	100.0%
Radiomóvil Dipsa, S.A. de C.V. y subsidiaries (Telcel)	Mexico	100.0	100.0	100.0	100.0
TracFone Wireless, Inc. (Tracfone)	United status	98.2	98.2	98.2	98.2
Telecom Américas, Ltd: (1)	Bermuda	97.8	98.9	98.9	100.0
Claro Participacoes, S.A.	Brazil		100.0	100.0	100.0
Alecan Telecomunicacoes, Ltda.	Brazil	97.8	100.0	98.9	100.0
ATL-Telecom Leste, S.A. (1)	Brazil	97.8		98.9
Americel, S.A.	Brazil	96.3	98.54	97.41	99.4
Telet, S.A. (1)	Brazil	96.8	99.03	97.91
Tess, S.A. (1)	Brazil	97.8		98.9
BSE, S.A. (1)	Brazil	97.8		98.9
Stemar Telecomunicacoes, S.A. (1)	Brazil	97.8		98.9
BCP, S.A. (1)	Brazil	97.8	99.9	98.9	99.9
América Central Tel, S.A. (ACT):	Guatemala	100.0	100.0	100.0	100.0
Telecomunicaciones de Guatemala, S.A. (Telgua)	Guatemala	99.0	99.1	99.1	99.1
Newcotel, S.A.	Guatemala	99.0	99.1	99.1	99.1
Servicios de Comunicaciones Personales Inalámbricas, S.A., (Sercom) (2)	Guatemala	99.0	99.1	99.1	99.1
Telglob, S.A. (2)	Guatemala	99.0
Servicios de Comunicaciones de Nicaragua, S.A.	Nicaragua	99.0	99.1	99.1
Arrendadora en Telecomunicaciones, S.A.	Guatemala	98.3	98.3	98.3
Telefonía Publica de Guatemala, S.A. (Publitel) (2)	Guatemala	99.0

Equity interest at
		December 31,		October 31,
		2004	2005	2005	2006
AMX El Salvador, S.A.de C.V. (3)	Mexico	100.0	100.0	100.0	100.0
Compañía de Telecomunicaciones de El Salvador, S.A. de C.V. (CTE) (3)	El Salvador	94.9	95.8	95.8	95.8
CTE Telecom Personal , S.A. de C.V. (Personal)	El Salvador	94.9	95.8	95.8	95.8
Cablenet, S.A. de C.V. (Cablenet)	El Salvador	94.9	95.8	95.8	95.8
Telecomoda, S.A. de C.V. (Telecomoda)	El Salvador	94.9	95.8	95.8	95.8
Publicom, S.A. de C.V. (Publicom)	El Salvador	94.9	95.8	95.8	95.8
Comunicación Celular, S.A. (Comcel):	Colombia	99.2	99.2	99.2	99.2
Consorcio Ecuatoriano de Telecomunicaciones, S.A. (Conecel)	Ecuador	100.0	100.0	100.0	100.0
CTI Holdings, S.A. (4)	Argentina	100.0	100.0	100.0	100.0
CTI Compañía de Teléfonos del Interior, S.A., (CTI Interior)	Argentina	100.0	100.0	100.0	100.0
CTI PCS, S.A. (CTI PCS)	Argentina	100.0	100.0	100.0	100.0
Empresa Nicaragüense de Telecomunicaciones, S.A. (Enitel) (7)	Nicaragua	99.0	99.3	99.3	99.3
Servicios de Comunicaciones de Honduras, S.A. de C.V. (Megatel) (5), (7)	Honduras	100.0	100.0	100.0	100.0
AM Wireless Uruguay, S. A. (6)	Uruguay	100.0	100.0	100.0	100.0
Claro Chile, S.A .(7)	Chile		100.0	100.0	100.0
AMX Paraguay, S.A. (7)	Paraguay		100.0	100.0	100.0
América Móvil Peru, S.A.C (7)	Peru		100.0	100.0	100.0
Afiliadas:
Grupo Telvista S.A. de C.V.	México	45.0	45.0	45.0	45.0
Iberbanda, S.A. (8)	España	17.8	17.8	17.8

(1)	The name “Telecom Américas” as used hereinafter will refer collectively to the companies Claro Participacoes, Alecan, ATL, Americel, Telet, Tess, BCP, BSE, and STEMAR; all of which operate under the trademark “Claro”. On December 31, 2005, ATL, Tess, BSE and Stemar were merged with BCP, the surviving company. Such mergers were carried out with amounts at such date. The mergers did not affect the Company’s consolidated financial statements. At the date on which these financial statements are issued, such mergers have the corresponding legal authorizations.

(2)	Includes Nicaragua operations. On October 25, 2005, Telglob and Publitel were merged with Sercom, the surviving company; such merger had no effect on the Company’s consolidated financial statements.

(3)	The name “CTE” as used hereinafter will refer collectively to the companies: CTE, Personal, Cablenet, Telecomoda and Publicom.

(4)	The name “CTI” as used hereinafter will refer collectively to the companies: CTI Holdings, CTI Interior and CTI PCS.

(5)	In January 2005, Megatel changed its name to Servicios de Comunicaciones de Honduras, S.A.

(6)	In May 2004, the Company incorporated AM Wireless Uruguay, with an initial contribution of P.11,830.

(7)	Companies acquired in 2005 and 2004, see Note 9 for a description of the purchase method applied.

(8)	The value of these investments is fully impaired and the Company is not required to make additional contributions; therefore, no equity method has been recognized on such investments.

Telgua, CTE and Enitel provide, among other telecommunication services, fixed-line telephone services.

TracFone resells cellular airtime on a prepaid basis through retailers to customers who use telephones equipped with TracFone software. TracFone does not own a cellular infrastructure but purchases airtime from mobile carriers throughout the United States.

2. Summary of Significant Accounting Policies

The most important accounting policies and practices followed in the preparation of these financial statements are described below:

a) Basis of preparation of financial statements

On January 1, 2006, the requirements of the Mexican Financial Reporting Standards Research and Development Board (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C. or CINIF) went into effect and replaced the standards previously issued by the Accounting Principles Board of the Mexican Institute of Public Accountants. The adoption of these new rules will have no effect on the Company’s financial statements.

The interim financial information and notes at and for the periods ended October 31, 2006 and 2005, are presented solely for the purpose of meeting specific legal requirements ordered by the corresponding national regulatory agencies and should be interpreted together with the information included in this report at and for the years ended December 31, 2003, 2004 and 2005.

The accompanying interim financial statements are presented based on the same accounting principles described in the Company’s audited financial statements at December 31, 2003, 2004 and 2005 and for the years then ended (audited financial statements), and were prepared in accordance with Mexican Financial Reporting Standards issued by the CINIF applicable to interim financial information. Consequently, such interim financial statements do not include all the information and notes required by the CINIF for complete financial statements. However, in the opinion of Company management, all the adjustments (consisting of normal recurring provisions), which were considered necessary for a reasonable presentation, have been included. The results of operations for the ten-month period ended October 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

b) Consolidation

The consolidated financial statements include the accounts of América Móvil and those of the subsidiaries referred to in Note 1. All of the companies operate in the telecommunications sector or provide services to companies operating in such sector. Minority interest relates to the Company’s foreign subsidiaries.

All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

c) Revenue recognition

The Company recognizes revenues from the following activities: sale of airtime (including interconnection under the calling party pays program), monthly rent, long distance charges, other services (including roaming, value added services and other service charges), as well as the proceeds from the sale of cellular phones and accessories.

Revenues are recognized at the time services are provided. Mobile telecommunications services are provided either under prepaid (calling cards) or under contract (post-paid) plans. In both cases, airtime revenues are recognized as a customer uses the airtime or when the card expires in the case of prepayments or for unused airtime.

Monthly basic rent under post-paid plans is billed in arrears based on the rates approved by the regulatory authorities in each country and corresponds to services rendered, except in Mexico and Colombia, where basic monthly rent is billed one month in advance.

Revenues from basic monthly rent in Mexico and Colombia are deferred and are recognized at the time services are provided.

Revenues from interconnections services, which consist of calls of other carriers that enter the Company’s cellular network (incoming interconnections services), are recognized at the time the service is provided. Such services are billed based on rates previously agreed with the other carriers. Such rates are regulated by the respective authorities.

Long distance charges refer to airtime used in receiving from or making calls to regions or coverage areas outside of the area where the customer service is activated. The related revenues are recognized at the time the service is provided.

Roaming charges represent airtime charged to customers for making or receiving calls outside their coverage areas or abroad. The related revenues are recognized at the time the service is provided based on the rates agreed upon with other domestic and international carriers.

Value added services and other services include voice services and data transmission services (such as two-way written messages, call information, emergency services, among others). Revenues from such services are recognized at the time they are provided.

Sales of handsets and accessories, which for the most part are made to authorized distributors, are recorded as revenue when the products are delivered and accepted by the distributor and they do not have return rights and probability of collection is reasonably assured.

The Company usually does not charge activation fees to its customers; however, in certain regions and depending upon market and competition strategies, certain activation fees are charged. The Company recognizes revenues from these fees when billed. These revenues are not deferred because they are not significant to the Company’s financial statements.

Telgua, ENITEL and CTE’s revenues from telephone line installation fees (net of related costs) are deferred and recognized over the estimated useful life of subscribers.

d) Cost of cellular telephone equipment

The cost related to cellular telephone equipment is recognized in the statements of income at the time the corresponding income is recognized. Shipping and handling costs for wireless handsets sold to distributors are classified as costs of sales.

e) Interconnection costs

Interconnection costs represent the costs of outgoing calls from the Company’s cellular network to other carriers’ network, the costs of link-ups between fixed and cellular networks, long distance charges and rent paid for use of infrastructure (links and ports), all of which are recognized as costs at the time the service is received.

f) Commissions paid to distributors

Commissions paid with respect to the activation of postpaid customers are recognized as expenses at the time the new customer is activated and may begin using the Company’s network. Commissions paid with respect to the activation of prepaid customers are recognized as deductions from the revenues received from the customer.

Loyalty and sales volumes commissions are accrued on a monthly basis on the basis of statistical information regarding customer retention, sales volume and the number of acquired customers by each distributor. Loyalty commissions are paid for each customer acquired by a distributor who remains as a customer of the Company for a specified period of time, and sales volumes commissions are paid at the time the distributor reaches certain ranges of activated customers.

g) Recognition of the effects of inflation

The Company recognizes the effects of inflation on financial information as required by Mexican accounting Bulletin B-10, Accounting Recognition of the Effects of Inflation on Financial Information, issued by the Mexican Institute of Public Accountants (“MIPA”). Consequently, the amounts shown in the accompanying financial statements and in these notes are expressed in thousands of constant Mexican pesos as of October 31, 2006.

Accordingly, the financial statements have been restated as follows:

Telephone plant, property and equipment and construction in progress are restated as described in Note 7. Depreciation is computed on restated values using the straight-line method based on the estimated useful lives of the related assets, starting the month after the assets are put into use.

Annual depreciation rates are as follows:

Telephone plant	10% to 33%
System performance monitoring equipment included in telephone plant	33%
Buildings	3%
Other assets	10% to 25%

Inventories are valued at average cost and are presented at their estimated replacement cost, which is not in excess of market value. Cost of sales represents estimated replacement cost at the time inventories were sold, restated in constant pesos at year-end.

Capital stock, retained earnings, capital reserves and other non-monetary assets were restated based on the Mexican National Consumer Price Index (NCPI).

Other accumulated comprehensive income items include the following:

Item	December 31,				October 31,
	2004		2005		2005		2006
Accumulated deficit at the time the provisions of Bulletin B-10 were first applied	P.	(18,541)	P.	(18,541)	P.	(18,541)	P.	(18,541)
Result from holding non-monetary assets		(8,996,114)		(14,131,573)		(18,046,348)		(12,742,312)
Effect of translation of foreign entities		(1,224,097)		(1,593,482)		566,698		(2,456,775)
Valuation effect of swaps				(46,683)				(46,683)
Valuation effect of available-for-sale securities				(358,410)		(607,989)

Total	P.	(10,238,752)	P.	(16,148,689)	P.	(18,106,180)	P.	(15,264,311)

The net monetary gain represents the effect of inflation on monetary assets and liabilities. The related amounts are included in the statements of income under the caption Comprehensive financing income (cost).

- Statements of changes in financial position

Mexican accounting Bulletin B-12, Statement of Changes in Financial Position, issued by the MIPA, specifies the appropriate presentation of the statement of changes in financial position based on financial statements restated in constant Mexican pesos. Bulletin B-12 identifies the sources and applications of resources representing differences between beginning and ending financial statement balances in constant Mexican pesos. In accordance with this Bulletin, monetary and foreign exchange gains and losses are not treated as non-cash items in the determination of resources provided by operations.

h) Basis of translation of financial statements of foreign subsidiaries

The financial statements of foreign subsidiaries and affiliates, which in the aggregate account for approximately 39%, 48% and 51% of the Company’s total operating revenues in 2003, 2004 and 2005, respectively, and approximately 65% and 78% of the Company’s total assets at December 31, 2004 and 2005, are translated into Mexican pesos in conformity with Mexican accounting Bulletin B-15, Transactions in Foreign Currency and Translation of Financial Statements of Foreign Operations, issued by the MIPA, as follows:

•	The financial statements as reported by foreign subsidiaries are adjusted from the local generally accepted accounting principles of each country to conform to Mexican GAAP, which includes, among other adjustments, the recognition of the effects of inflation as required by Mexican accounting Bulletin B-10 (as described above), using the restatement factors for each country.

•	The financial information already restated to include inflationary effects is translated to Mexican pesos as follows: 1) all balance sheet amounts, except for stockholders’ equity accounts, were translated at the prevailing exchange rate at year-end; 2) stockholders’ equity accounts were translated at the prevailing exchange rate at the time capital contributions were made and earnings were generated, 3) statement of income accounts were translated at the exchange rate at the end of the reporting period.

•	Exchange rate differences and the monetary effect derived from intercompany monetary items were not eliminated in the consolidated statements of income.

The difference resulting from the translation process is recorded in the caption “Effect of translation of foreign entities” and it is included as part of stockholders’ equity under the caption “Other accumulated comprehensive income items.” At December 31, 2003, 2004 and 2005, translation income (loss) aggregated P.8,183,336, P.9,239,147 and P.(332,013), respectively, and for the ten-month period ended October 31, 2005 and 2006, translation income (loss) aggregated P.2,895,610 and P.(828,687), respectively.

The financial statements of the foreign subsidiaries at December 31, 2003, 2004 and 2005, were restated to constant Mexican pesos at October 31, 2006 based on the annual rate of inflation in Mexico. The effects of inflation and variances in exchange rates were not material.

i) Cash and cash equivalents

Cash and cash equivalents consist basically of bank deposits and highly liquid investments with original maturities of less than 90 days. Such investments are stated at acquisition cost plus accrued interest, which is similar to market value.

j) Investments in marketable securities

At December 31, 2004 and 2005, and at October 31, 2005 and 2006, marketable securities held for trading purposes consisted of equity securities and foreign government bonds. Available-for-sale securities at December 31, 2004 and 2005, and at October 31, 2005 and 2006 consisted of equity securities. All investments in marketable securities are presented at market value.

In April 2004, the MIPA issued amendments to Bulletin C-2, “Financial Instruments”, which went into effect on January 1, 2005. Such amendments establish that, unlike the previous Bulletin C-2, changes in the fair value of instruments classified as available-for-sale are to be recognized in stockholders’ equity until such instruments are sold, whereas changes in the fair value of instruments classified as for trading must be recognized in the statements of income.

The Company adopted the provisions of this new accounting pronouncement in 2005, which gave rise to a reclassification in stockholders’ equity from retained earnings to other accumulated comprehensive income items in the amount of P.4,047. Had the Company adopted the provisions of this new bulletin in 2004, the net income of such year would have decreased by the same amount.

The adoption of this new accounting pronouncement also gave rise to:

As a result of the adoption of Bulletin C-2, changes associated with the purchase, sale and maturity of financial instruments classified as available-for-sale are to be recognized in the statement of changes in financial position as variances derived from investing activities, while changes in the initial and ending balance of instruments held for trading are to be recognized in such statement as variances derived from operating activities. Consequently, changes in these instruments as reported in 2004 and 2003 have been reclassified to meet the requirements of these new policies.

Also, as per the amended Bulletin C-2, the Company also follows the policy of determining at the balance sheet date whether there is objective evidence of impairment in the value of a financial asset or of a group of financial assets. For the year-ended December 31, 2005, there were no impairment losses; however, for the ten-month period ended October 31, 2006, the Company determined an impairment loss of P.1,159,000 (see Note 3).

For the year ended December 31, 2005, there were no transfers between financial asset categories.

k) Allowance for doubtful accounts

The Company recognizes periodically in its results of operations an allowance for doubtful accounts with respect to its portfolios of postpaid customers, distributors and network operators basically for interconnection fees. The allowance is based primarily on write-off experience, net of recoveries, and on the aging of the accounts receivable balances.

The collection policies and procedures of the Company vary by credit class and payment history of customers.

l) Equity investments in affiliates

The investment in shares of affiliates (in which the Company has significant influence) is accounted for using the equity method. This accounting method consists basically of recognizing the investor’s equity interest in the results of operations and the stockholders equity of the investees at the time such results are determined. (See Note 9).

m) Acquisition of subsidiaries

The results of operations of the entities acquired during the year are incorporated into the Company’s financial statements in the month following the acquisition date. All acquisitions are recorded using the purchase method of accounting except for minority interest purchases, which are treated as transactions between entities under common control.

n) Licenses

Licenses to operate wireless telecommunications networks are accounted for at cost or at fair value, adjusted to conform to Mexican GAAP based on the inflation factors of each country, and amortized using the straight-line method over periods ranging from 15 to 30 years, which correspond to the applicable usage period

o) Trademarks

Trademarks are recorded at their market values at the date acquired, as determined by independent experts, and are amortized using the straight-line method over a ten-year period.

p) Goodwill

Goodwill represents the excess of cost over the fair value of the net assets of subsidiaries and affiliates acquired.

Effective January 1, 2005, the Company adopted the provisions of Mexican accounting Bulletin B-7, Business Acquisitions, issued by the MIPA. Consequently, as of such date, goodwill is no longer amortized, but rather is subject to periodic impairment valuations and adjustments (see the following numbered paragraph). Through December 31, 2004, goodwill was being amortized using the straight-line method over a ten-year period. (See Note 8).

Adoption of this new bulletin gave rise to an increase in net income for the year ended December 31, 2005 of P.1,107,341, derived from the proscription of goodwill amortization.

q) Impairment of assets

The Company follows the requirements of Mexican Bulletin C-15, Accounting for the Impairment or Disposal of Long-Lived Assets, issued by the MIPA. Bulletin C-15 establishes that if there are any indications of impairment in the value of long-lived assets (including goodwill, licenses and trademarks), the recovery value of the related asset must be determined through annual tests based on the asset’s selling price or its value in use, computed based on discounted cash flows. An impairment loss is recognized if the net carrying amount of the asset exceeds its recovery value.

At December 31, 2003, 2004 and 2005, and for the ten-month period ended October 31, 2005 and 2006, there are no impairment losses to report.

r) Foreign exchange gains or losses

Transactions in foreign currencies are recorded at the prevailing exchange rate at the time of the related transactions. Foreign currency denominated assets and liabilities are translated at the prevailing exchange rate at the balance sheet date. Exchange rate differences are charged or credited directly to income of the year.

s) Liability provisions

Liability provisions are recognized whenever (i) the Company has current obligations (legal or assumed) derived from past events, (ii) the liability will most likely give rise to a future cash disbursement for its settlement and (iii) the liability can be reasonably estimated.

When the effect of the time value of money is material, provision amounts are determined as the present value of the expected disbursements to settle the obligation. The discount rate is determined on a pre-tax basis and reflects current market conditions at the balance sheet date and, where appropriate, the risks specific to the related liability. Where discounting is used, an increase in the provision is recognized as a financial expense.

Contingent liabilities are recognized only when they will most likely give rise to a future cash disbursement for their settlement. Expected losses on future purchase commitments are recognized in the period in which they become known.

t) Labor obligations

In Mexico pension and other post-retirement benefit costs are recognized periodically during the years of service of personnel, based on actuarial computations made by independent actuaries, using the projected unit-credit method. In conformity with the labor legislation of the rest of the countries in which the Company operates, there are no defined benefit plans or compulsory defined contribution structures for the companies. However, these companies make contributions to domestic pension, social security and severance plans in accordance with the percentages and rates established by the applicable law. Such contributions are made to bodies designated by each government and are recorded as expenses when incurred.

On January 1, 2004, the MIPA issued revised accounting Bulletin D-3, Labor Obligations. The revised bulletin establishes the overall rules for the valuation, presentation and disclosure of so-called “other post-retirement benefits and the early extinguishment of such benefits”. Bulletin D-3 also provides rules applicable to employee termination pay. The observance of these new rules was compulsory for fiscal years beginning on or after January 1, 2005.

The adoption of these new rules did not have a significant effect on the consolidated financial statements taken as a whole.

- Post-retirement obligations

None of the Company subsidiaries have defined contribution plans for post-retirement obligations or medical assistance benefits for retired employees or their dependents.

u) Income tax and employee profit sharing

Deferred taxes are determined using the asset and liability method. Under this method, deferred tax assets and liabilities are determined on all temporary differences between the financial reporting and tax bases of assets and liabilities, applying the enacted income tax rate at the date of the financial statements, or the rate enacted at said date that will be applicable at the time the deferred tax assets and liabilities are expected to be recovered or settled.

The Company evaluates periodically the possibility of recovering deferred tax assets and, if necessary, creates a valuation allowance for those assets that are unlikely to be recovered.

Deferred employee profit sharing is determined only on temporary differences in the reconciliation of current year net income to taxable income for employee profit sharing purposes, provided there is no indication that the related liability or asset will not be realized in the future.

v) Advertising

All advertising costs are expensed as incurred. Advertising expense amounted to P.2,943,293, P.4,537,437 and P.5,843,759 for the years ended December 31, 2003, 2004 and 2005, respectively, and to P.4,992,770 and P.4,430,165 for the ten-month periods ended October 31, 2005 and 2006.

w) Comprehensive income

In accordance with Mexican accounting Bulletin B-4, Comprehensive Income, the comprehensive income of América Móvil consists of current year net income shown in the income statement, plus the current year result from holding non-monetary assets, the effects of translation of foreign entities, changes in minority interest, changes in the fair value of instruments classified as available-for-sale, the effect of the swap valuation applied to stockholders’ equity, and the effects of current year deferred taxes applied directly to stockholders’ equity.

x) Earnings per share

The Company determined earnings per share by dividing net income by the average weighted number of shares issued and outstanding during the period. The number of shares held by the Company has been excluded from the computation.

y) Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and in the accompanying notes. Actual results could differ from these estimates.

z) Concentration of risk

The Company invests a portion of its surplus cash in time deposits in financial institutions with strong credit ratings. The Company has no significant concentrations of credit risks in its accounts receivable, as it has a broad customer base that is geographically diverse.

The Company operates internationally; consequently, it is exposed to market risks for fluctuations in exchange rates.

Approximately 34%, 40%, 45% 41% and 47% of the Company’s aggregate interconnection expenditures for the years ended December 31, 2003, 2004 and 2005, and the ten-month periods ended October 31, 2005 and 2006, respectively, represented services rendered by one supplier; approximately 75%, 75%, 65%, 65% and 63%, respectively, of the aggregate cost of telephone equipment for such periods represented purchases from three suppliers; and approximately 65%, 70%, 41%, 41% and 54%, respectively, of telephone plant purchases were made from two suppliers.

If any of these suppliers fails to provide the Company with services or equipment on a timely and cost effective basis, the Company’s business and results of operations could be adversely affected.

a.1) Financial instruments for hedging purposes

To protect itself against fluctuations in interest and exchange rates, the Company uses derivatives that have been designated and classified as either fair value hedges (forwards) or cash flow hedges (interest-rate and cross-currency swaps), depending on the risk being hedged. Through December 31, 2004, the changes in fair value of such instruments was recognized in the statements of income, net of costs, expenses or income derived from the hedged assets and liabilities.

Beginning January 1, 2005, due to the adoption of new Bulletin C-10, Accounting for Derivative Instruments and Hedging Activities, issued by the MIPA in April 2004, the Company modified its accounting policies for valuing and recognizing hedges. With respect to fair value hedges, changes in the fair value of these instruments are charged or credited to income in the period in which they occur, together with the gain or loss from the hedged asset or liability due to the changes in its fair value. Any difference in the changes in the fair value represents the ineffective portion of theses fair value hedges.

For cash flow hedges, the effective portion of the derivative’s gain or loss is initially reported as a component of comprehensive income in stockholders’ equity while the ineffective portion of the gain or loss is reported in earnings immediately. The effectiveness of the derivatives is determined at the time they are defined as derivatives and is periodically measured. Hedges considered as highly effective are those in which the fair value or cash flows of the hedged item are offset on a period-by-period or cumulative basis by changes in the fair value or cash flows of the derivative itself by a range of between 80% and 125%.

Beginning January 1, 2005, the adoption of this new bulletin gave rise to a reclassification in stockholders’ equity of items in the amount of P.44,983 from retained earnings to other accumulated comprehensive loss items (excluding the effect of deferred taxes). Had the Company adopted the provisions of this new bulletin in 2004, taking into account that the Company’s hedges would have met the criteria for recognition, net income of such year would have decreased by the same amount.

a.2) Comparability

The following pro forma financial data for 2003 and 2004 is based on the Company’s financial statements, adjusted to give effect to the new accounting pronouncements described in paragraphs i), o) and z) above.

	2003		2004
Net income	P.	18,174,225	P.	18,707,760
Average number of outstanding shares (in millions)		38,736		37,506

Earnings per share	P.	0.47	P.	0.50

3. Marketable Securities and Available-for-sale Securities

A summary of marketable securities as of December 31, 2004 and 2005 and as of October 31, 2005 and 2006, is as follows:

	December 31,								October 31,
	2004				2005				2005				2006
	Cost		Fair value		Cost		Fair value		Cost		Fair value		Cost		Fair value
For trading securities:
Government bonds	P.	568,480	P.	676,690					P.	45,799	P.	22,998
Equity securities	P.	186,877	P.	195,731	P.	45,799	P.	23,682	P.	0	P.	0	P.	978,583	P.	1,324,371

		755,357		872,421		45,799		23,682		45,799		22,998		978,583		1,324,371
Available-for-sale securities:
USCO		1,881,712		1,885,759		1,881,712		1,527,349		1,881,712		1,507,969		1,881,712		608,000

	P.	2,637,069	P.	2,758,180	P.	1,927,511	P.	1,551,031	P.	1,927,511	P.	1,530,967	P.	2,860,295	P.	1,932,371

a) At December 31, 2004 and 2005 and at October 31, 2005 and 2006, the net unrealized gain (loss) on for trading securities was P.117,064, P.(22,117), P.(22,801) and P.345,788, respectively. Those amounts were recognized in results of operations of the period. The net realized gain was P.545,805, P.234,113 and P.93,695 for the years ended December 31, 2003, 2004 and 2005, respectively, and P.93,625 for the ten-month periods ended October 31, 2005. Those amounts were credited to results of operations of the period. For the ten-month period ended October 31, 2006, the Company has not sold any equity investments.

b) At December 31, 2004 and 2005 and at October 31, 2005, the net unrealized gain (loss) on investments classified as available-for-sale of P.4,047, P.(354,363), P.(373,743), respectively, were recorded under “Other accumulated comprehensive income” items in stockholders’ equity in conformity with new Bulletin C-2. In previous years, there were no investments of this type.

c) As a result of the loss in the market value of the securities of the issuer USCO, at October 31, 2006, the Company recorded a loss of P.1,277,759 in its results of operations under “Other financing costs, net” due to the impairment of available-for-sale securities.

4. Accounts Receivable

An analysis of accounts receivable is as follows:

	December 31,				October 31,
	2004		2005		2005		2006
Subscribers	P.	13,952,034	P.	16,558,967	P.	14,851,003	P.	15,699,976
Retailers		3,809,072		5,162,293		5,755,033		4,547,395
Cellular operators for interconnections		2,152,215		3,889,857		4,692,387		5,795,742
Recoverable taxes		2,665,648		8,722,541		5,743,212		8,500,350
Other		2,822,282		1,457,641		3,951,882		1,857,515

		25,401,251		35,791,299		34,993,517		36,400,978
Less: Allowance for doubtful accounts		(3,453,910)		(4,006,211)		(5,605,250)		(3,979,507)

Total	P.	21,947,341	P.	31,785,088	P.	29,388,267	P.	32,421,471

a) On December 30, 2005, Servicios de Comunicaciones de Nicaragua S.A. sold, without recourse, its fully reserved bad debt portfolio to an unrelated party for P. 153,868 (US$ 13,939).

b) At December 31, 2004, the caption “Other” includes an account receivable from third parties of P. 1,335,408, derived from the sale and lease-back a telephone plant (see Note 7).

5. Inventories

An analysis of inventories is as follows:

	December 31,				October 31,
	2004		2005		2005		2006
Cellular telephones, accessories, cards and others	P.	12,258,155	P.	14,177,593	P.	13,958,773	P.	18,461,594
Less:
Reserve for obsolete and slow-moving inventories		(285,024)		(828,568)		(778,200)		(827,899)

Total	P.	11,973,131	P.	13,349,025	P.	13,180,573	P.	17,633,695

6. Prepaid Expenses and License Acquisition

In October 2003, Telcel entered into an agreement with Operadora Unefon, S.A. de C.V. (Unefon), whereby the latter agreed to provide Telcel 8.400 MHz exclusive and uninterrupted access to a nationwide wireless network using the 1850-1865 MHz / 1930-1945 MHz (Band “A”) radio spectrum, for a 16-year period. Under the terms of the agreement, Telcel paid in advance a total consideration of P.3,277 million (US$267.7 million), which represented the present value of the amounts due over the term of the contract and which up to April 2005 was being amortized using the straight-line method over a 16-year period.

On May 13, 2005, Telcel and Unefon terminated the capacity service contract, and simultaneously entered into an agreement for the partial onerous cession of the previously mentioned frequency, at no additional net consideration. The amount of the outstanding balance of the prepayment was transferred to intangibles and is being amortized using the straight-line method over a 14-year period based on the assets’ useful life (see Note 8).

At December 31, 2004, the current portion of prepaid expenses amounts to P.184,505 and the long-term portion amounts to P. 2,583,079.

7. Plant, Property and Equipment

a) An analysis of plant, property and equipment is as follows:

	December 31,				October 31,
	2004		2005		2005		2006
Telephone plant and equipment	P.	104,284,698	P.	137,341,203	P.	132,157,851	P.	172,688,403
Land and buildings		6,511,739		6,257,382		5,865,844		6,107,377
Other assets		20,328,547		19,107,008		18,729,439		16,134,668

		131,124,984		162,705,593		156,753,134		194,930,448
Less: Accumulated depreciation		(51,807,609)		(63,616,923)		(64,031,543)		(84,179,673)

Net		79,317,375		99,088,670		92,721,591		110,750,775
Construction in progress and advances to equipment suppliers		9,549,439		15,120,748		19,357,811		8,826,322
Inventories, primarily for use in the construction of the telephone plant		1,559,121		1,053,603		3,086,895		1,176,300

Total	P.	90,425,935	P.	115,263,021	P.	115,166,297	P.	120,753,397

b) From January 2003 to December 2005, the Company sold part of its telephone plant to unrelated parties for P.5,542 million and then again leased the plant under sale and leaseback agreements, which are being amortized based on the remaining useful life of the assets at the time of its sale. At December 31, 2005, the Company recorded deferred charges related to the above-mentioned sales in the short- and long-term of P.1,380,712 and P.6,888,588, respectively (P.1,272,041 and P.7,204,881, respectively at December 31, 2004, and P.1,274,922 and P.6,028,962, and P.1,510,748 and P.5,513,954 respectively, for the ten-month periods ended October 31, 2005 and 2006), which are included as part of the caption “Other non-current assets” in the balance sheet.

Amortization expense for the years ended December 31, 2003, 2004 and 2005 was P.150,151, P.514,878 and P.1,400,309, respectively. Amortization expense for the ten-month periods ended October 31, 2005 and 2006 was P.1,142,767 and P.1,228,731, respectively.

c) Depreciation expense for the years ended December 31, 2003, 2004 and 2005 was P.10,895,797, P.13,052,485 and P.15,809,274, respectively. Depreciation expense for the ten-month periods ended October 31, 2005 and 2006 was P.12,534,262 and P.15,470,089, respectively.

d) Through December 31, 1996, items comprising the telephone plant in Mexico were restated based on the acquisition date and cost, applying the factors derived from the specific indexes determined by the Company and validated by an independent appraiser registered with the National Banking and Securities Commission (CNBV).

Effective January 1, 1997, eliminated the use of appraisals for the restatement of telephone plant, property and equipment in the financial statements. At December 31, 2004 and 2005, this caption was restated in each country, as follows:

•	The December 31, 1996 appraised value of the imported telephone plant, as well as the cost of subsequent additions to such plant, were restated based on the rate of inflation in the respective country of origin and the prevailing exchange rate at the balance sheet date (specific indexation factors).

•	The appraised value of land, buildings and other fixed assets of domestic origin at December 31, 1996, and the cost of subsequent additions to such assets were restated based on the NCPI. Land, buildings and other fixed assets of foreign subsidiaries are restated based on the consumer price index (NCPI) of each country

8. Intangible Assets

An analysis of intangible assets at December 31, 2005 and 2004 and at October 31, 2006 is as follows:

	At October 31, 2006
	Balance at January 1		Increase		Cancellations		Amortization expense		Effects of translation of foreign subsidiaries		Balance at October 31
Licenses	P.	31,542,426	P.	1,924,451	P.	(110,278)					P.	33,356,599
Effects of translation		11,853,054							P.	2,294,413		14,147,467
Accumulated amortization		(11,185,984)		(993)		37,405	P.	(3,591,162)				(14,740,734)

Net	P.	32,209,496	P.	1,923,458	P.	(72,873)	P.	(3,591,162)	P.	2,294,413	P.	32,763,332

Trademarks	P.	9,742,510									P.	9,742,510
Effects of translation		(677,418)								(103,440)		(780,858)
Accumulated amortization		(2,544,328)						(697,997)				(3,242,325)

Net	P.	6,520,764						(697,997)		(103,440)	P.	5,719,327

Goodwill	P.	15,976,803		12,161								15,988,964
Effects of translation		2,145,116								(39,831)		2,105,285
Accumulated amortization		(5,502,589)										(5,502,589)

Net	P.	12,619,330		12,161						(39,831)		12,591,660

	At December 31, 2005
	Balance at January 1		Increase		Cancellations		Amortization expense		Effects of translation of foreign subsidiaries		Balance at December 31
Licenses	P.	26,509,800		5,284,232		(251,606)					P.	31,542,426
Effects of translation		10,361,339								1,491,715		11,853,054
Accumulated amortization		(7,084,150)		(582,353)		229,805		(3,749,286)				(11,185,984)

Net	P.	29,786,989		4,701,879		(21,801)		(3,749,286)		1,491,715	P.	32,209,496

Trademarks	P.	9,638,613		103,897							P.	9,742,510
Effects of translation		(435,221)								(242,197)		(677,418)
Accumulated amortization		(1,688,005)						(856,323)				(2,544,328)

Net	P.	7,515,387		103,897				(856,323)		(242,197)	P.	6,520,764

Goodwill	P.	13,545,043		2,431,760							P.	15,976,803
Effects of translation		2,099,209								45,907		2,145,116
Accumulated amortization		(5,502,589)										(5,502,589)

Net	P.	10,141,663		2,431,760						45,907	P.	12,619,330

	At December 31, 2004
	Balance at January 1		Increase	Cancellations	Amortization expense	Effects of translation of foreign subsidiaries	Balance at December 31
Licenses	P.	25,933,414	584,372	(7,986)			P.	26,509,800
Effects of translation		6,154,575				4,206,764		10,361,339
Accumulated amortization		(3,178,226)	—	—	(3,905,924)			(7,084,150)

Net	P.	28,909,763	584,372	(7,986)	(3,905,924)	4,206,764	P.	29,786,989

Trademarks	P.	9,638,613					P.	9,638,613
Effects of translation						(435,221)		(435,221)
Accumulated amortization		(806,174)			(881,831)			(1,688,005)

Net	P.	8,832,439			(881,831)	(435,221)	P.	7,515,387

Goodwill	P.	12,428,919	1,392,513	(276,389)			P.	13,545,043
Effects of translation		895,488				1,203,721		2,099,209
Accumulated amortization		(4,331,144)			(1,171,445)			(5,502,589)

Net	P.	8,993,263	1,392,513	(276,389)	(1,171,445)	1,203,721	P.	10,141,663

a) A description of the principal acquisitions of licenses at December 31, 2004 and 2005 and at October 31, 2006 is as follows:

•	In June 2004, the Company acquired a 1900-MHz license to provide wireless services in Uruguay for which it paid P.164,990 (US$18.1 million).

•	In 2004, the Company acquired a license to provide cellular telephone services in the Minas Gerais region in Brazil for which it paid P.318,524.

•	Other licenses acquired in 2004 amounted to P.15,522.

•	In 2005, the Company obtained a concession to render public personal communication services (PCS) in Peru for which it paid P.245,600 (US$21.1 million).

•	In April 2005, Telcel won a bid on 1900 MHz frequency usage and was consequently awarded use of the 10 MHz broadband frequency in the nine regions into which Mexico is divided. The Company paid P.57,005 (P.55 million nominal amount) for such usage rights. The licenses are for 20-year terms during which time Telcel is obligated to pay certain usage fees, as stipulated in the Mexican Fees Law in force at the time the licenses were granted.

In the same bid, Telcel was also awarded use of additional 10 MHz broadband in region 9 (Mexico City metropolitan area), region 6 (Guadalajara, Jalisco) and region 4 (Monterrey, Nuevo Leon).

•	In May 2005, Telcel acquired from Unefon 8.400 MHz in the 1850-1865 MHz / 1930-1945 MHz (Band “A”) radio spectrum frequency, as described in Note 6.

•	In July 2005, the Company acquired a license to operate and provide cellular and wireless telephone services in the Minas Gerais region in Brazil; the amount paid for such license was P.234,812 (R. 51.2 million).

•	In October 2000, the Ministry of Communications and Transportation (MCT), granted Telcel an additional 15-year extension that expires in October 2015 to constitute, operate and use a mobile radio telephony service network in Mexico City metropolitan area. As consideration for such concession, Telcel paid the Federal Government P.108.8 million (P.84.9 historical) as initial payment on the concession, and paid the Federal Government P.1,979.1 million for the concept of “annual share of gross revenues derived from authorized services”.

Consequently, in November 2000, Telcel filed a petition for review of the new concession, requesting that the payment of share of revenues to the Federal Government be declared unjustified.

On March 1, 2005, the Federal Tax and Administrative Court issued a definitive ruling in favor of Telcel establishing that Telcel should in fact have made a one-time payment for the granting of the concession, in conformity with the law applicable at that time. On April 11, 2006, the Ministry of Communications and Transportation ordered a one-time modification to the amount of the consideration from P.108.8 million to P.2,120.4 million, for the extension and modification of the concession granted.

In 2006, the Company has recognized the value of the license considering what best reflects the current status of the asset, in conformity with NIF C-8 and A-6, and in particular, the situations mentioned in the paragraphs above. The Company recorded the proper value of the concession granted by the Federal Government and its corresponding amortization through March 2006, applying a charge to the licenses in the amount of P.1,336 (P.2,120 million in investment and P.784 million in accumulated amortization), a cash payment of P.141 million and a payment collection of P.1,979 million, resulting in a credit to results of operations of P.1,195 million in the “Other income” caption.

•	In May 2006, the Company acquired two 800 MHz licenses to operate and provide wireless services in the Santiago de Chile region (the most important region in this country); the amount paid for such licenses was P.272,541 and P.275,646.

b) License, trademark and goodwill amortization expense for the year ended December 31, 2003 was P.4,650,019. License and trademark amortization expense for the ten-month period ended October 31, 2005 was P.3,670,505.

9. Investments

An analysis of investments at December 31, 2004 and 2005 and at October 31, 2005 and 2006 is as follows:

	December 31,		October 31,
	2004	2005	2005	2006
Investments in:
Affiliates (Grupo Telvista, S.A. de C.V.)	P.385,907	P.398,890	P.391,525	P.474,777
Other investments	308,495	101,732	105,700	105,132

Total	P.694,402	P.500,622	P.497,225	P.579,909

I. Investments in subsidiaries

During 2004 and 2005, the Company made a number of equity investments, as described below:

All acquisitions are accounted for using the purchase method. Through appraisals made by independent experts, the Company determined the fair value of the net assets acquired. An analysis of the purchase price of the net assets acquired per company based on fair values is as follows:

- 2004 Acquisitions

	2004 Acquisitions
	Enitel		Megatel		Total
Current assets	P.	793,912	P.	95,775	P.	889,687
Fixed assets		1,340,665		459,390		1,800,055
Licenses				85,336		85,336
Other assets		98,625		32,310		130,935
Less:
Current liabilities		607,076		139,794		746,870
Long-term debt		467,775		28,275		496,050

Fair value of net assets acquired	P.	1,158,351	P.	504,742	P.	1,663,093
% of equity acquired		99%		100%

Net assets acquired		1,147,116		504,742		1,651,858
Amount paid		2,207,602		1,027,584		3,235,186

Goodwill generated	P.	1,060,486	P.	522,842	P.	1,583,328

a) ENITEL (Nicaragua)

In January 2004, the Company acquired 49% of the shares of Empresa Nicaragüense de Telecomunicaciones, S.A. (ENITEL) for which it paid P.616,848 (US$49.6 million). In August 2004, the Company acquired an additional 50.037% equity interest in ENITEL for which it paid P.1,590,754 (US$128 million). ENITEL provides telecommunication services, including wireless and fixed telephone services in Nicaragua.

b) MEGATEL (Honduras)

In June 2004, América Móvil acquired 100% of the shares of Megatel de Honduras, S.A. de C.V. (Megatel) (nowadays Servicios de Comunicaciones de Honduras, S.A. de C.V.) for which it paid P.1,027,584 (US$81.7 million). MEGATEL provides telecommunication services, including wireless services, in Honduras.

c) CTE (El Salvador)

In December 2004, the Company acquired an additional 41.54% equity interest in CTE for which it paid P.3,511 million (US$294.9 million). Subsequent to such acquisition, together with certain purchases from minority shareholders during 2004, the Company’s equity interest in CTE increased to 94.9% at December 31, 2004. The purchase of the additional 41.54% was made based on the fair value of CTE’s assets at November 2004, giving rise to a goodwill of P.310,699 (US$25.9 million), which, since this was considered a step acquisition, was added to goodwill balance for CTE generated in the previous year.

d) CTI (Argentina)

In July 2004, the Company acquired an additional 8% equity interest in CTI for which it paid P.215,810 (US$17.1 million), increasing its total equity interest in CTI to 100%. The above-mentioned purchase was made based on the net fair value of CTI’s assets at June 2004, giving rise to negative goodwill of approximately P.81,617.

- 2005 Acquisitions

	2005 Acquisitions
	Smartcom (Chile)		América Móvil Perú S.A.C.		AMX Paraguay		Total
Current assets	P.	1,670,852	P.	626,539	P.	122,833	P.	2,420,224
Fixed assets		3,519,052		2,055,656		218,658		5,793,366
Licenses		406,551		928,107		5,624		1,340,282
Other assets		188,906		1,560,752		8,293		1,757,951
Less:
Current liabilities		827,698		1,533,568		71,240		2,432,506
Long-term debt				839,054		2,981		842,035

Fair value of net assets acquired	P.	4,957,663	P.	2,798,432	P.	281,187	P.	8,037,282
% of equity acquired		100.00%		100.00%		100.00%		100.00%

Net assets acquired		4,957,663		2,798,432		281,187		8,037,282
Amount paid		5,621,034		4,566,823		281,187		10,469,046

Goodwill generated	P.	(663,371)	P.	(1,768,391)			P.	(2,431,760)

a) AMX PARAGUAY

In July 2005, the Company acquired a 100% interest in Hutchinson Paraguay, S.A. (nowadays, AMX Paraguay, S.A.), for which it paid P.281,187 (US$25 million). AMX Paraguay provides telecommunication services, including wireless services throughout the Republic of Paraguay.

b) SMARTCOM (Chile)

In August 2005, the Company acquired from the Spanish company group Endesa Participadas, S.A. a 100% interest in the Chilean company Smartcom S.A. Smartcom, S.A. provides telecommunication services, including wireless services throughout the Republic of Chile. The total amount paid for the net assets acquired was P.5,621,034 (US$505 million).

c) AMÉRICA MÓVIL PERÚ, S.A.C.

In August 2005, the Company acquired from TIM International N.V. a subsidiary of the Telecomm Italia Group, a 100% interest in the Peruvian company, TIM Peru S.A.C. (nowadays América Móvil Peru, S.A.C.), for which the Company paid P.4,566,823 (US$408 million). América Móvil Peru provides telecommunication services, including wireless services throughout the Republic of Peru.

- Other acquisitions

In 2005, the Company paid approximately P.92,576 (US$8,092) to acquire minority interest shares in Brazil, Guatemala, Nicaragua and El Salvador, of which the carrying value amounted to P.572,951. The difference between the carrying value and purchase price was recognized in the stockholders’ equity. Due to such acquisitions, the Company’s equity interest increased from 97.8% to 98.9% in Brazil, from 99% to 99.1% in Guatemala, from 99% to 99.3% in Nicaragua and from 94.9% to 95.8% in El Salvador

In 2005, América Móvil, through its subsidiary Sercotel and the latter through Telecom Americas, made several capital contributions to a number of Brazil’s operating companies (ATL, Americel, BSE, Stemar, Telet and BCP) in the aggregate amount of P.24,133,808 (US$2,209,149).

During 2004, América Móvil invested P.467,892 (US$39 million) in the purchase of minority interests in Comcel (Colombia), CTE (El Salvador), and Telgua (Guatemala), giving rise to negative goodwill of P.419,897 (US$30 million) and increasing the Company’s equity interest in such companies at December 31, 2004 to 99.2%, 94.9% and 99.0%, respectively.

- Sale of subsidiaries and affiliated companies

a) In July 2005, the Company (following a capital reduction in which all the stockholders participated proportionally), sold its 40.3% equity interest in Technology and Internet, LLC and its 25% equity interest in Technology Fund One, LLC to Grupo Condumex, S.A. de C.V. (related party) in the amount of P. 32,876 (US$3 million). Such sale gave rise to a loss of P.82,736, which was recognized in stockholders’ equity, since the sale was made between entities under common control.

b) In May 2004, the Company sold its 60% equity interest in Techtel to Teléfonos de México, S.A. de C.V. (related party) for P.900,123 (US$75 million). Such sale gave rise to a gain of P.19,419, which was recognized in stockholders’ equity, since the sale was made between entities under common control

- 2006 Acquisitions

On October 31, 2006, the Company exercised its option to acquire 1.10% of Telecom Américas’ capital stock from a minority stockholder, thus increasing its shareholding from 98.9% to 100%. The Company paid P.1,847,354 (US$ 172.5) for the shares, whose book value is P.488,448. In 2006, the Company also paid P.6,260 to acquire minority interests in Guatemala and Nicaragua whose book value is P.9,572. The difference between the book value and price paid is reflected in stockholders’ equity. As a result of these acquisitions, the Company’s equity interest increased from 99.1% to 99.2% in the case of Guatemala, and from 99.1% to 99.2% in the case of Nicaragua.

- General

The Company is not obligated to make any further payments or provide any form of additional or contingent consideration related to these acquisitions, other than those already disclosed.

- pro forma financial data

The following consolidated pro forma financial data for the years ended December 31, 2003, 2004 and 2005 have not been audited and are based on the Company’s historical financial statements, adjusted to give effect to (i) the series of acquisitions mentioned in the preceding paragraphs; and (ii) certain accounting adjustments related to the amortization of goodwill (through December 31, 2004) and the licenses and adjustments to depreciation of fixed assets of the acquired companies

The pro forma adjustments assume that the acquisitions were made at the beginning of the year of acquisition and the immediately preceding year and are based upon available information and other assumptions that management considers reasonable.

The pro forma financial information data does not purport to represent what the effect on the Company’s consolidated operations would have been had the transactions in fact occurred at the beginning of each year, nor are they intended to predict the Company’s results of operations

	Unaudited pro forma consolidated for the years ended December 31
	2003	2004
Operating revenues:	P.110,657,738	P.144,679,470
Net income	19,589,789	17,544,627
Earnings per share (in Mexican pesos)	0.49	0.45

	Unaudited pro forma consolidated for the years ended December 31
	2004	2005
Operating revenues:	P.149,418,804	P.191,957,494
Net income	16,833,772	31,784,880
Earnings per share (in Mexican pesos)	0.43	0.84

Relevant events

On April 2, 2006, by means of three separate agreements, América Móvil agreed to acquire the equity interests that Verizon Communications Inc. holds in Verizon Dominicana, C. por A. (“Verizon Dominicana”), Telecomunicaciones de Puerto Rico, Inc. (“TELPRI”) and Compañía Anónima Nacional de Teléfonos de Venezuela (“CANTV”). Each of the three acquisitions is subject to regulatory approvals. None of the acquisitions is conditioned on the closing of any other, and the Company expects to close one of the acquisitions at the time the conditions applicable to the closing of that particular acquisition are either satisfied or waived.

América Móvil agreed to acquire control of 100% of the shares of Verizon Dominicana for a purchase price of US$ 2,062 million (P.22,760 million). This price assumes that Verizon Dominicana will have no net debt at closing and is subject to adjustments for changes in the Company’s net indebtedness and working capital arising through the closing.

América Móvil agreed to acquire control of 52.01% of the issued and outstanding capital stock of TELPRI for a purchase price of US$939 million (P.10,364 million). This price assumes that TELPRI’s net debt will not exceed US$523 million at closing and is subject to adjustments for changes in net indebtedness and working capital arising through the closing. América Móvil agreed with Verizon to offer to purchase the shares of TELPRI held by its other shareholders, at the same per share price.

América Móvil and Telmex agreed to acquire control of Verizon’s equity interest in CANTV for a purchase price of US$676 million (P.7,468 million). The purchase price represents US$3.01 (P.33.1) per ordinary share of CANTV or US$21.10 (P.232.8) per American Depositary Shares of CANTV. Each American Depositary Share represents 7 ordinary shares of CANTV. Verizon beneficially owns approximately 28.51% of the outstanding capital stock of CANTV. The joint venture of América Móvil and Telmex will acquire Verizon’s equity interest in CANTV by means of the purchase of a subsidiary of Verizon that holds all of the ordinary shares and ADS’s of CANTV beneficially owned by Verizon. As required by Venezuelan law, following the closing of the purchase of Verizon’s equity interest in CANTV, and, subject to receipt of regulatory approvals, the joint venture will offer to purchase (i) the remaining outstanding shares of CANTV at the Bolivar equivalent, based on the official exchange rate established by the Venezuelan authorities, of the price per share paid to Verizon and (ii) the remaining outstanding American Depositary Shares at the same price per ADS paid to Verizon.

10. Financial Instruments

At December 31, 2004 and 2005 and at October 31, 2005 and 2006, the financial instruments contracted by the Company are as follows:

	December 31,				October 31,
	2004		2005		2005		2006
	Notional equivalent in millions
Financial instrument
Interest-rate swaps in U.S. dollars	US$	489	US$	610	US$	610
Interest-rate swaps in pesos		$6,000		$6,000		$6,000		$3,000
Cross currency swaps	US$	774.3	US$	910	US$	910	US$	910
Interest-rate swaps and cross currency swaps	US$	337.0	US$	913.4	US$	867	US$	400
Forwards dollar-peso	US$	62	US$	1,475	US$	1425	US$	770

With respect to the aforementioned financial instruments, only a portion equal to US$910 notional amount corresponding to cross currency swaps, qualify for treatment as hedging instruments. Consequently, the valuation loss of (P.95,713) in December 2005 was included in stockholders’ equity under the caption “Other accumulated comprehensive income items”. For the years ended December 31, 2004 and 2003, the change in fair value amounted to P.44,983 and P.(115,553), respectively. As of 2006, such instruments are no longer considered for hedging purposes and consequently, the change in fair value for the ten-month period ended October 31, 2005 and 2006 was P.124,853 and P.110,668, respectively, and is included in the statement of income as part of comprehensive financing cost.

With respect to the instruments not considered effective hedges (interest-rate swaps and cross currency swaps), the change in fair value of P.474,202 in 2004 and P.(1,153,820) in 2005 and P.215,974 and P.55,636 for the ten-month periods ended October 31 2005 and 2006, were included in the statement of income as part of comprehensive financing cost under the caption “Other financing costs, net”.

An analysis of the accumulated valuation effect of the financial instruments included in the annexed balance sheet at December 31, 2005 and 2004 and at October 31, 2005 and 2006 is as follows:

	December 31,		October 31,
	2004	2005	2005	2006
Accounts payable for financial instruments classified as effective hedges	P.(48,681)	P.(676,167)	P.(506,423)	P.(611,296)
Accounts receivable (payable) for financial instruments not classified as effective hedges	131,957	(1,243,497)	(379,182)	(926,755)

Net accumulated effect receivable (payable) for valuation of financial instruments per annexed balance sheet	P.83,276	P.(1,919,664)	P.(885,605)	P.(1,538,051)

11. Labor Obligations

a) Mexico

Telcel set up an irrevocable trust fund to cover the payment of obligations for seniority premiums, adopting the policy of making annual contributions to the fund. During 2003, 2004 and 2005, the Company contributed to the fund P.1,968, P.2,200 and P.2,330, respectively. The seniority premium valuation was determined based on actuarial computations made by independent actuaries using the projected unit-credit method.

The transition asset, past services and variances in assumptions are being amortized over a twenty-five year period, which is the estimated average remaining working lifetime of Telcel’s employees.

An analysis of the net period cost for 2003, 2004 and 2005 is as follows:

	2003	2004	2005
Labor cost	P.2,094	P.2,245	P.2,507
Financial cost on projected benefit obligation	505	642	793
Expected return on plan assets	(282)	(424)	(588)
Amortization of actuarial gain	(26)	(28)	(26)

Net period cost	P.2,291	P.2,435	P.2,686

The change in the seniority premium plan benefit obligation is as follows:

	2004	2005
Benefit obligation at beginning of year	P.9,585	P.11,831
Labor cost	2,245	2,507
Financial cost	642	793
Actuarial gain	(641)	(596)
Benefits paid

Benefit obligation at end of year	P.11,831	P.14,535

An analysis of the seniority premium reserve at December 31, 2004 and 2005 is as follows:

	2004		2005
Projected benefit obligation	P.	11,831	P.	14,535
Established fund		(7,450)		(10,403)
Transition asset		43		35
Actuarial gain		1,596		2,142

Net projected liability	P.	6,020	P.	6,309

Net current liability	P.	4,380	P.	4,132

Accumulated benefit obligation	P.	4,380	P.	4,132

The net projected liability was included in the balance sheet under the caption Other accounts payable and accrued liabilities.

The change in employee benefit plan assets and plan funded status is as follows:

	2004		2005
Fair value of plan assets at beginning of year	P.	5,131	P.	7,450
Real investment return		2,319		2,953

Fair value of plan assets at end of year	P.	7,450	P.	10,403

	2004		2005
Funded status	P.	(4,380)	P.	(4,132)
Unrecognized net actuarial gain		(1,596)		(2,142)
Unrecognized net transition asset		(44)		(35)

Net amount recognized	P.	(6,020)	P.	(6,309)

Net inflation rates used to determine the actuarial present value of benefit obligations at December 31, 2003, 2004 and 2005 are presented below:

	2003	2004	2005
Discount rate	6.8%	6.8%	6.8%
Return on plan assets	6.8%	6.8%	6.8%
Salary increase	1.9%	1.0%	1.0%

12. Accounts Payable and Accrued Liabilities

An analysis of accounts payable and accrued liabilities is as follows:

	December 31,		October 31,
	2004	2005	2005	2006
Suppliers	P.28,596,718	P.39,994,814	P.36,812,334	P.33,543,375
Sundry creditors	3,657,221	7,348,046	4,348,031	7,714,481
Interest payable	1,153,446	1,663,484	1,107,015	1,080,451
Accrued expenses and other provisions	4,905,140	7,077,985	8,340,115	8,712,704
Guarantee deposits	357,217	424,003	406,351	473,428
Others	274,330	366,082	762,869	1,174,046

Total	P.38,944,072	P.56,874,414	P.51,776,715	P.52,698,485

13. Debt

The Company’s short- and long-term debt consists of the following:

		December 31,
		2004			2005
Currency	Debt type	Rate	Maturity from 2005 to	Total 2004	Rate	Maturity from 2006 to	Total 2005
U.S. dollars
	Fixed-rate senior notes	4.125% a 5.75%	2015	P.21,509,006	4.125%a 6.375%	2035	P.30,830,960
	Variable-rate senior notes	L+.625	2007	3,598,829	L+.6250	2007	3,311,596
	Lines of credit (variable)	L+.35a L+.60	2009	4,978,381	L+.05 a L+.40	2006	3,844,167
	Leases	8.01%	2008	449,659	8.01%; L+1.53 a L+2.90	2008	769,909
	Exim Banks	L+.225 a L+1.25(1)	2010	7,835,200	2.71%	2010	257,946
	Syndicated loans	L+.60	2009	3,598,829
	Lines of credit (fixed)	2.71%	2009	269,115
	BNDES	UMBNDES+4.3% (2)	2008	129,140
	Others	L+.20 a L+1.35	2009	374,495

	Subtotal dollars			42,742,654			39,014,578
Mexican pesos
	Domestic senior notes (“certificados bursátiles”)	Sundry	2010	13,845,385	Sundry	2010	12,934,030
	Fixed-rate domestic senior notes				9.00%	2016	5,153,000
	Lines of credit				TIIE- .10 a TIIE-.125 (3)	2006	6,183,600
	Leases	TIIE+.40 a TIIE+.55	2008	4,775,097	TIIE + .40 a TIIE + .55	2008	4,131,675

	Subtotal Mexican pesos			18,620,482			28,402,305
Brazilian reals
	BNDES	TJLP + 2.80% (4) a TJLP + 4.00%	2007	1,133,558
	Lines of credit	12.00%	2005	904

	Subtotal Brazilian reals			1,134,462
Colombian pesos
	Bonds	IPC+6.80 (6) a IPC+7.50	2013	2,258,916	IPC + 6.8 a IPC+7.50	2013	2,174,657
	Commercial paper
	Lines of credit	DTF+ 1.70 (5) a DTF + 2.60	2005	391,546	DTF	2006	275,456

	Subtotal Colombian pesos			2,650,462			2,450,113
Other currencies
	Line of credit	6.50%	2005	301,692	3.50% a 14%	2006	767,274

	Subtotal other currencies			301,692			767,274

	Total debt			65,449,752			70,634,270
	Less: Short-term debt and current portion of long-term debt			5,742,563			17,527,869

	Long-term debt			P.59,707,189			P.53,106,401

		October 31,
		2005				2006
Currency	Debt type	Rate	Maturity from October 2005 to	Total 2005		Rate	Maturity from October 2006 to	Total 2005
U.S. dollars
	Exim Banks	2.71%	2010	P.	266,213	2.71% -3.2%	2010	P .	862,363
	Syndicated loans					L+0.25%	2011		21,418,600
	Fixed-rate domestic senior notes	4.125% a 6.375%	2035		31,819,191	4.125% a 6.375%	2035		29,911,075
	Variable-rate senior notes	L + 0.625%(1)	2007		3,417,743	L + 0.625%	2007		3,212,790
	Lines of credit (variable)	L + 0.35% a L + 0.60%	2006		1,946,995	L + 0.40%	2006		321,279
	Leases	8.01%	2008		334,093	L +1.5% a L + 2.9%	2008		530,521

	Subtotal dollars				37,784,235				56,256,628
Mexican pesos
	Domestic senior notes (“certificados bursátiles”)	Sundry	2010		13,107,377	L+0.45% to L+1.0%	2010		7,050,000
	Lines of credit	—
	Leases	TIIE + 0.40%	2008		4,186,598	TIIE +0.15%	2008		3,534,000
	Fixed- rate senior notes	9.00%	2016		5,221,500	9%	2016		5,000,000

	Subtotal Mexican pesos				22,515,475				15,584,000
Brazilian reals
	Lines of credit					11.27%	2014		386,288

	Subtotal Brazilian reals								386,288
Colombian pesos
	Lines of credit	DTF	2006		283,877	8%	2006		185,012
	Bonds	IPC + 6.8% a 7.50%	2013		2,241,133	IPC + 6.8% a 7.50% fixed rate 7.59%	2016		4,162,759
	Commercial paper					7.47%	2006		693,793

	Subtotal Colombian pesos				2,525,010				5,041,564
Other currencies
	Lines of credit	3.0% - 11.0%	2006		677,885	4.65%- 12.0%	2007		1,415,463

	Subtotal other currencies				677,885				1,415,463

	Total debt				63,502,605				78,683,943
	Less: Short-term debt and current portion of long-term debt				9,084,958				8,117,635

	Long-term debt			P.	54,417,647			P	.70,566,308

(1)	L = LIBOR

(2)	UMBNDES = Monetary Unit of Brazilian Development Bank (BNDES)

(3)	TIIE = Weighted interbank interest rate determined daily by the Banco de Mexico and published in the Official Gazette.

(4)	TJLP =Long-term interest rate

(5)	DTF: Fixed-term deposits

(6)	IPC: National consumer index

Except for the fixed-rate senior notes, interest rates on the Company’s debt are subject to variances in international and local rates. The Company’s weighted average cost of borrowed funds at October 31, 2006 was approximately 6.59% (7.72% at October 31, 2005) and approximately 7.59% and 7.05% at December 31, 2005 and 2004, respectively.

Such rate does not include interest, commissions or the reimbursements for Mexican tax withholdings (typically 4.9% of the interest payment) that the Company must make to international lenders. In general, fees on financing transactions add ten basis points to financing costs.

An analysis of the Company’s short-term debt at December 31, 2004 and 2005 and at October 31, 2005 and 2006 is as follows:

Debt type	December 31,				October 31,
	2004		2005		2005		2006
Domestic senior notes (“certificados bursátiles”)	P .	479,214	P.	5,668,300	P.	5,743,650	P.	1,900,000
Fixed-rate securities		904				—		3,212,790
Lines of credit used				11,070,499		2,616,840		1,921,754
Other loans		2,109,656		494,982		503,305		693,793

Total	P.	2,589,774	P.	17,233,781	P.	8,863,795	P.	7,728,337

Weighted average interest rate		8.19%		8.25%		8.70%		7.43%

An analysis of maturities of long-term debt is as follows:

Years	Amount
2007	P.	66,546
2008		7,123,095
2009		7,070,846
2010		2,243,603
2011		21,478,029
2012 and thereafter		32,584,189

Total	P.	70,566,308

Senior Notes.- During 2004 and 2005, América Móvil has issued the following senior notes:

a) In March 2004, US$500 million and US$800 million, maturing in 2009 and 2014, respectively, and bearing fixed annual interest of 4.125% and 5.50%, respectively, which is payable semiannually. In 2004 and 2005, accrued interest on the notes was P.646,485 and P.735,152, respectively, and for the ten-month periods ended October 31, 2005 and 2006, accrued interest on the notes was P.610,138 and P.573,550, respectively.

b) In April 2004, US$300 million, maturing in 2007 and bearing variable annual interest at the three-month LIBOR plus 0.625%, which is payable quarterly beginning on July 27, 2004. In 2004 and 2005, accrued interest on the notes was P.55,884 and P.136,909, respectively, and for the ten-month periods ended October 31, 2005 and 2006, accrued interest on the notes was P.107,579 and P.142,570, respectively.

c) In October 2004, US$500 million, maturing in 2015 and bearing annual interest of 5.75%, which is payable semiannually beginning on July 15, 2005. In 2004 and 2005, accrued interest on the notes was P.56,879 and P.328,158, respectively. For the ten-month periods ended October 31, 2005 and 2006, accrued interest on the notes was P.272,945 and P.256,577, respectively.

d) In February 2005, US$1,000 million, maturing in 2035 and bearing annual interest of 6.375%, which is payable semiannually on March 1 and October 1 of each year, beginning on October 1, 2005. In 2005, accrued interest on the notes was P.613,301 and for the ten-month periods ended October 31, 2005 and 2006, accrued interest on the notes was P.496,285 and P.568,932, respectively.

e) In September 2005, P.5,000 million, maturing in 2016 and bearing annual interest of 9%, which is payable semiannually in January and July, beginning on January 17, 2006. In 2005, accrued interest on the notes was P.112,078 and for the ten-month periods ended October 31, 2005 and 2006, accrued interest on the notes was P.33,940 and P.378,750, respectively.

All senior notes are unconditionally guaranteed by Telcel.

- Lines of credit guaranteed by institutions to promote exports- The Company has medium- and long-term financing programs for the purchase of equipment, whereby certain institutions, to promote exports, provide financial support to purchase export equipment from their respective countries. The outstanding balance under these plans at December 31, 2004 and 2005 is P.7,835,200 and P.257,946 (US$23 million), respectively, and at October 31, 2005 and 2006, P.266,213 and P.862,363, respectively.

- Domestic senior notes (certificados bursátiles)—The Mexican Banking and Securities Commission (CNBV) has authorized the Company to establish four programs for the issuance of domestic senior notes guaranteed by Telcel for P.5,000 million each. At October 31, 2006, the Company had made various issues for the first three programs for amounts ranging from P.400 to P.1,750 million and maturities ranging from 3 to 7 years. In general, these issues bear a floating interest rate established as a percentage of the TIIE and Mexican treasury certificate (CETES) rates.

In addition to the above, the Company has a commercial paper program authorized by the CNBV for an amount of P.3,000 million. As of October 31, 2006, the Company had no outstanding commercial paper debt.

In December 2005, the Company incurred P.8,941 million (US$810 million) in bank debt, guaranteed by Telcel, bearing interest at the compounded annual rate of 7.25% and maturing in December 2006.

On February 24, 2006, through Comcel, the Company placed bonds in the Colombian market in the amount of P.450 billion Colombian pesos (equal to US$200 million) for a term of ten years. The interest rate on such issue is 7.59%.

- General

At October 31, 2006, the Company had a number of bank facilities for approximately P.11,072 million (US$1,003 million) bearing interest at LIBOR plus a spread. Such facilities have similar terms as to covenants, and under all of the facilities América Móvil and Telcel are either borrowers or guarantors.

The Company is subject to financial and operating covenants under the loan agreements that limit America Movil’s ability to pledge assets, carry out certain types of mergers and sell off all or substantially all of its assets. The covenants also restrict the ability of the subsidiaries to pay dividends or other distributions to the Company. The most restrictive financial covenants require the Company to maintain a consolidated ratio of debt to EBITDA not greater than 4 to 1 and a consolidated ratio of EBITDA to interest expense of no less than 2.5 to 1 (based on the terms of the loan agreements). At October 31, 2006, the Company is in compliance with all of the commitments and obligations assumed under the loan agreements.

A number of the financing instruments are subject to either acceleration or repurchase at the holder’s option if there is a change in the Company’s control.

At October 31, 2006, approximately 90% of the total outstanding consolidated debt is guaranteed by Telcel.

14. Foreign Currency Balances and Transactions

At December 31, 2004 and 2005 and at October 31, 2005 and 2006, América Móvil had the following foreign currency denominated assets and liabilities:

	Foreign currency in millions
	December 31, 2004		December 31, 2005		October 31, 2005		October 31, 2006
	Amount	Exchange rate - Mexican peso per currency	Amount	Exchange rate - Mexican peso per currency	Amount	Exchange rate – Mexican peso per currency	Amount	Exchange rate - Mexican peso per currency
Assets:
U.S. dollar	2,621	11.26	2,016	10.71	1,930	10.91	3,161	10.71
Quetzal	1,886	1.45	1,854	1.41	2,122	1.43	3,463	1.41
Reals	3,437	4.24	3,150	4.58	3,159	4.84	2,610	5
Colombian peso	405,016	0.004	668,573	0.005	590,025	0.005	535,768	0.005
Argentinean peso	615	3.78	780	3.03	705	3.63	602	3.47
Uruguayan peso	85	0.427	653	0.443	660	0.468	871	0.449
Cordoba	376	0.687	803	0.625	919	0.652	1,120	0.599
Lempira	168	0.584	476	0.563	327	0.573	353	0.563
Chilean peso			76,236	0.021	70,097	0.02	82,082	0.02
Peruvian sols			193	3.12	186	3.23	269	3.33
Guaranies (Paraguay)			138,130	0.002	85,820	0.002	137,494	0.002
Euro	3	15.32	47	12.63	2	13.65	3,489	13.67
Swiss francs			53	8.16	53	8.41	53	8.63
Liabilities:
U.S. dollar	(4,908)	11.26	(5,242)	10.71	(4,702)	10.91	(8,673)	10.71
Quetzal	(442)	1.45	(1,981)	1.41	(2,960)	1.43	(1,359)	1.41
Reals	(6,104)	4.24	(4,616)	4.58	(4,105)	4.84	(2,641)	5
Colombian peso	(1,484,520)	0.004	(2,555,922)	0.005	(2,584,413)	0.005	(967,132)	0.005
Argentinean peso	(987)	3.78	(2,052)	3.03	(1,610)	3.63	(714)	3.47
Uruguayan peso	(118)	0.427	(1,107)	0.443	(791)	0.468	(53)	0.449
Cordoba	(199)	0.687	(1,092)	0.625	(1,144)	0.652	(1,388)	0.599
Lempira	(297)	0.584	(599)	0.563	(815)	0.573	(899)	0.563
Chilean peso			(57,651)	0.021	(48,034)	0.02	(126,637)	0.02
Peruvian sols			(929)	3.12	(670)	3.23	(481)	3.33
Guaranies (Paraguay)			(313,840)	0.002	(96,074)	0.002	(148,018)	0.002

b) In the years ended December 31, 2004 and 2005 and the ten-month periods ended October 31, 2005 and 2006, the Company had the following transactions denominated in foreign currencies. Currencies other than the US dollar were translated to US dollars using the average exchange rate for the year.

	Thousands of U.S. dollars
	December 31,			October 31,
	2003	2004	2005	2005	2006
Net revenues	3,037,013	5,683,036	8,576,256	6,684,154	9,234,761
Operating costs and expenses	4,103,468	6,048,179	8,853,766	6,666,513	8,370,795
Interest Income	141,484	182,143	248,440	155,393	216,841
Interest Paid	298,075	319,309	316,164	135,205	334,404
Other (expenses)income, net	260,394	(39,602)	(54,288)	(592)	(16,642)

15.	Commitments and Contingencies

a) As of December 31, 2005, the Company has entered into various leases (as a lessee) with related and third parties for the buildings in which its offices are located, as well as with owners of property where the Company has installed radio bases. The leases generally expire within one to fourteen years.

Provided below is an analysis of minimum rental payments due in the next five years. In some cases, the amount is subject to an annual increase based on the NCPI.

At December 31, 2005, the Company had the following commitments under non-cancelable leases:

Year ended December 31	Capital lease		Operating lease
2006	P.	1,114,570	P.	1,664,527
2007		536,536		1,553,883
2008		4,102,660		1,502,221
2009				1,346,344
2010				1,183,408
2011 and thereafter				2,174,590

Total		5,753,766	P.	9,424,973

Less interest		(852,181)

Present value of minimum net rental payments		4,901,585
Less current portion		734,516

Long-term obligations	P.	4,167,069

Rent charged to expenses in 2003, 2004 and 2005 aggregated P.1,222,589, P.1,954,173 and P.2,796,678, respectively. Rent charged to expenses for the ten-month periods ended October 31, 2005 and 2006 was P.2,216,384 and P.2,701,794, respectively.

b) Payment guarantees with suppliers

At October 31, 2006, some of the Company’s subsidiaries had commitments to acquire equipment for their GSM networks for up to approximately US$ 446 million (approximately P.4,771,186).

Telcel

c) COFECO

At the date of these financial statements, Cofeco brought administrative proceedings against Telcel for alleged anti-competitive behavior primarily in connection with (i) actions carried out by certain Telcel distributors in relation to the purchase and sale of cellular phones; (ii) exclusive agreements entered into with certain content provider and (iii) refusal to deal with or grant access to certain specialized trunking radio communication operators to short message service interconnection.

At the present time these investigations are at different procedural stages, and no final ruling against Telcel has been issued. If Telcel is unsuccessful in challenging any of the aforementioned legal proceedings, they may result in significant fines or specific regulations applicable to Telcel. Telcel has not made provisions in its financial statements for these potential liabilities, since at the date of the financial statements, the amount of the possible contingency could not be reasonably estimated.

d) Interconnection

In December 2004, Telcel reached an agreement with various other telecommunications service providers as to the interconnection fees applicable under the “calling party pays” system for the period from January 1, 2005 until December 31, 2007. The agreement called for a gradual reduction of 10% per year in interconnection fees charged under the “calling party pays” system from the 2004 rate of P.1.90 per minute to P.1.39 by the end of 2007. The agreement also contemplated that these reductions would be reflected in the tariffs charged by fixed operators to their users. The new framework was approved by the Mexican Federal Communications Commission (Comisión Federal de Telecomunicaciones or Cofetel).

Certain telecommunications service providers have since challenged the new framework, arguing that the proposed interconnection fees do not properly take into account costs associated with the interconnection fee applicable under the “calling party pays”, and have initiated proceedings with Cofetel to obtain their intervention in resolving the matter. A ruling on the interconnection dissent was issued by Cofetel, of which Telcel was notified on September 4, 2006.

Based on Cofetel’s ruling, the interconnection rate for “calling party pays” calls that the dissenting operators must pay Telcel from January 2005 through December 2006 are as follows: P. 1.71 per minute or fraction thereof during 2005; P. 1.54 pesos per minute or fraction thereof from January through September 2006; P. 1.23 pesos per minute or fraction thereof from October through December 2006.

Furthermore, Cofetel determined the interconnection rate for “calling party pays” calls that the dissenting operators must pay Telcel from January 2007 through December 2010 on a per minute basis, as well as the rate for the period measured in seconds. That is, the duration of all completed calls measured in seconds is tallied up, and such amount is rounded off to the next minute (rounding off per second). This differs from the rate computation through December 2006, whereby the duration of each call was rounded off to the next minute to reach the total amount of time the infrastructure was used (rounding off per minute).

Cofetel determined the following rates for the period from 2007 through 2010: P. 1.23 per minute of interconnection during 2007; P. 1.12 per minute of interconnection during 2008; P. 1.00 per minute of interconnection during 2009 and P. 0.90 per minute of interconnection during 2010. All rates are to be computed in accordance with the above-mentioned rounding-off-per-minute plan. Due to the change in rates, Coftel established that the cellular operator must apply a premium on the total amount of interconnection minutes invoiced from 2007 through 2009, as follows: 25% during 2007; 18% during 2008 and 10% during 2009.

Cofetel’s ruling is not to Telcel’s satisfaction and therefore Telcel filed for relief (amparo) against such rulings. Although the Company currently applies the above-mentioned rates and computation methods for all its local fixed-line and cellular operators, since it did not file a motion for a the precautionary measure to suspend the effects of the rulings with the corresponding court, Telcel is awaiting the final ruling from the courts to determine how it will proceed.

At this time, it impossible to determine the probable outcome of the proceedings Telcel brought against such ruling.

e) Short message services (SMS)

Under the terms of its concessions for the 800 megahertz spectrum, Telcel must pay the federal government a royalty based on gross revenues from concessioned services. The royalty is levied at rates that vary from region to region, but average approximately 6%. Telcel believes that short message services are value-added services, which are not concessioned services, and that revenues from short message services should not be subject to this royalty. In related proceedings, Cofetel has ruled that short text messages are subject to the interconnection regulatory regime and that such services do not constitute value-added services. Telcel is currently disputing these issues in an administrative proceeding, but has nevertheless provided P.332,719 included in these financial statements for this potential liability.

f) Trademarks tax assessment

On March 3, 2006, the Sistema de Administración Tributaria (Mexican Tax Administration System or “SAT”), notified Telcel of an assessment of P.150,217, plus adjustments, fines and late fees bringing the total to P.271,651, as a result of a tax deduction made by Telcel in 2003 of P.1,221,916 in connection with royalty payments made to another subsidiary of América Móvil regarding the use of certain trademarks. The Company believes such assessment to be unjustified, since Mexican income tax law allows the deduction of royalties. Consequently, the Company has filed suit against such assessment. Considering that the amount of the deduction is equal to 40% of Telcel’s individual tax results, the subsidiary believes that the SAT will most likely contest the remaining 60% of the consolidated deduction determined under Mexican income tax law. Based on the foregoing, Telcel also expects that the SAT will challenge similar deductions for royalty payments made during 2004 and 2005 of P.4,490,993 and P.6,349,628, respectively The Company has not made provisions in its financial statements for this potential liability because, based on the strength of its legal arguments, the Company believes that it will successfully challenge this assessment.

Comcel

g) Voice/IP

In March 2000, the Colombian Ministry of Industry and Commerce (Superintendencia de Industria y Comercio or SIC) issued Resolution No. 4954, requiring Comunicación Celular, S.A. (Comcel) to pay a fine of approximately US$100 thousand (approximately P.1,071 million) for alleged anti-competitive behavior. In addition to this administrative fine, the SIC ordered Comcel to pay damages to other long distance operators. The long distance operators estimated their damages to be US$70 million (approximately P.750 million). Comcel requested an administrative review of the damages decision, which was denied in June 2000. Comcel appealed, and the appeal was rejected in November 2000. Comcel resubmitted the appeal in February 2001. Comcel also filed a special action in court challenging the denial of the administrative review.

Following a series of court proceedings, a Colombian appeals court in June 2002 ordered that Comcel’s February 2001 appeal be granted and that the administrative decision against Comcel be reviewed.

After additional proceedings, the Constitutional Court revoked the previous decision and ordered the continuance of the procedure for the determination of damages to the other operators. In the opinion of counsel representing Comcel in this matter, in the event the SIC decides to award damages to the long distances service providers, the amount of such damages should not exceed the income received by Comcel from the provision of Voice over IP services, an amount which is substantially smaller than the amount estimated by the long distance service providers. Taking into account the opinion of its legal advisors, Comcel has made the appropriate provisions. Neither America Móvil nor Comcel are able to confirm that the amount of damages ultimately determined by the SIC will be consistent with Comcel’s counsel opinion. Comcel expects to continue exploiting all available legal actions after a decision on damages is rendered.

h) Distributors

In 2005, Comcel was notified of an arbitration proceeding initiated against it by Celcenter Ltda. (Celcenter), Punto Celular, Ltda. (Punto Celular) and Concelulares, F.M. Ltda. (Comcelulares), which were distributors of Comcel through May 2004. The proceeding relates to Comcel’s decision to reduce the commissions paid to distributors. In the proceeding, the distributors allege: (i) abuse of dominant position on Comcel’s part; (ii) the existence of an agency relationship between Comcel and the distributors; and (iii) breach of contract and commercial liability on the part of Comcel. The claimants seek to recover approximately US$22 million (approximately P.236 million) from Comcel. Comcel has made provision included in these financial statements for this potential liability.

Telecom Américas

i) Related Anatel inflation adjustments

The Brazilian Federal Communications Commission (Agência Nacional de Telecomunicações or ANATEL) has challenged Tess, S.A. (Tess) and ATL-Telecom Leste, S.A. (ATL) regarding the calculation of inflation-related adjustments due under these companies’ concession agreements with ANATEL. Forty percent of the concession price under each of these agreements was due upon execution and 60% was due in three equal annual installments (subject to inflation-related adjustments and interest) beginning in 1999. Both companies have made these concession payments, but ANATEL has rejected the companies’ calculation of the inflation-related adjustments and requested payment of the alleged shortfalls. The companies have filed declaratory and consignment actions in Brazilian courts seeking resolution of the disputes. The court of first instance ruled against ATL’s filing for declaratory action in October 2001 and ATL’s filing for consignment action in September 2002. Subsequently, ATL filed appeals, which are pending.

In September 2003, the court of first instance ruled against Tess’ filing for consignment action. Subsequently, Tess filed an appeal, which is still pending. No ruling has been made to date with respect to the declaratory action filed by Tess. The aggregate contested amounts were approximately US$ 178 million (including potential penalties and interest) (approximately P.1,911 million) at December 31, 2005. Based on the opinions of their legal advisors, both ATL and Tess have made provisions in their financial statements for this potential liability.

j) BNDESPar

Prior to the acquisition of Telet, S.A. (Telet) and Americel, S.A. (Americel) by Telecom Americas Limited (Telecom Americas), BNDESPar a subsidiary of BNDES, the Brazilian development bank, had entered into investment and other shareholder agreements with Americel, Telet and certain of their significant shareholders. Under these agreements, BNDESPar had the right, among others, to participate in the sale of shares of Telet and Americel in the event of certain transfers of control, for so long as BNDESPar held 5% of the share of capital in those companies. In October 2003, Telecom Americas increased the capital of each of Telet and Americel and BNDESPar’s ownership fell below 5% from approximately 20% in each, as it elected not to exercise its preemptive rights. Subsequently, BNDESPar sent official notices to Telet and Americel reserving its rights under the agreements with respect to certain past transfers of shares. In November 2004, BNDESPar filed a lawsuit with the competent court of Rio de Janeiro claiming that BNDESPar is entitled to sell its shares in Telet and Americel to Telecom Americas for approximately US$164 million (approximately P. 1,757 million). The Company does not believe that BNDESPar has valid grounds for its claims against Telecom Americas, and Telecom Americas is defending itself vigorously against these claims. Neither America Móvil or Telecom Americas can provide assurance, however, that Telecom Americas will ultimately prevail. Telecom Americas has not made provisions in its financial statements for these potential liabilities.

k) Lune patent case

A Brazilian company claims that wireless operators in Brazil have infringed on its patent over certain caller I.D. technology. The plaintiff first brought a patent infringement case in a state court in Brasília, Federal Capital of Brazil, against Americel and later brought cases, as part of two separate proceedings, against 23 other defendants, including all of Americel’s other operating subsidiaries in Brazil. Although the Company believes that the patent does not cover the technology that is used by Americel to provide caller I.D. services, Americel lost the case at the trial level and on first appeal. After the judgment against Americel was rendered, a federal court in Rio de Janeiro, Brazil, rendered a preliminary injunction decision suspending the effects of the patent, in an action filed by a supplier of caller I.D. technology. Americel filed three special appeals against the decision of the state court in Brasília, seeking review at the Superior Court of Justice (which is the highest court in Brazil to decide on questions of federal law) and Supreme Court (the highest court in Brazil to decide on questions of constitutional law).

The Court of Appeals has determined that two of Americel’s special appeals will be heard by the Superior Court of Justice. Americel’s request for a special appeal before the Supreme Court has been denied. Americel may still file a motion to overturn such decision. Americel intends to continue vigorously defending itself against this claim.

The cases against the other operators are still on their initial stages. The plaintiff has brought these cases to the same state trial court that heard the case against Americel, but the defendants have requested that the cases be moved to another court on jurisdictional grounds. The Americel judgment does not bind other state courts or federal courts of Brazil. America Móvil and its Brazilian subsidiaries will continue vigorously defending them against these claims, and do not expect that there will be resolution to these other cases within the next couple of years.

In the case of Americel, the plaintiff has been requested to initiate the necessary proceedings relating to the execution. The court has estimated that the award for damages could reach as high as approximately USD 270 million (approximately P. 2,892 million). In September 2006, the Higher Court of Justice of Brazil unanimously ruled to halt the trial, due to a court order that suspended the validity of the patent in question. The trial shall remain interrupted as long as the patent remains suspended until such time as it is reviewed by the court at the end of September 2007. Furthermore, Americel is benefited from limited contractual compensations from its equipment suppliers. Due to the above-mentioned interruption, Americel has not created any provision in its financial statements to cover these possible contingencies.

16.	Related Parties

a) The following is an analysis of balances due from/to related parties as of December 31, 2004 and 2005, and at October 31, 2006. All of the companies are considered América Móvils’ affiliates, as the Company’s principal stockholders are also direct or indirect stockholders of them.

	December 31,				October 31,
	2004		2005		2005		2006
Accounts receivable:
Teléfonos de México, S.A. de C.V. (including subsidiaries abroad)	P.	750,104	P.	793,835	P.	681,237	P.	909,393
Sanborns Hermanos, S.A. de C.V.		135,374		143,497		75,807		104,785
Sears Roebuck, S.A. de C.V.		66,722		54,290		45,552		60,814
Teléfonos del Noroeste, S.A. de C.V.		36,309				42,655		45,568
Embratel Participacoes, S.A.		127,790
Others		52,234		26,942		77,381		240,591

Total	P.	1,168,533	P.	1,018,564	P.	922,632	P.	1,361,151

Accounts payable:
América Telecom, S.A. de C.V.	P.	68,978	P.	82,790	P.	35,273	P.	26,773
Fianzas Guardiana Inbursa, S.A. de C.V.		69,403		42,471		44,448		58,211
Seguros Inbursa, S.A. de C.V.		24,068		27,086		65,415		90,071
Embratel Participacoes, S.A.		0		578,788				1,353,740
Others		4,918		17		76,287		121,287

Total	P.	167,367	P.	731,152	P.	221,423	P.	1,650,082

b) America Móvil receives services from several subsidiaries of Grupo Carso, S.A. de C.V., Grupo Financiero Inbursa, S.A. de C.V. (Inbursa) and Telefónos de Mexico and subsidiaries (Telmex). The Company’s relationship with Telmex includes, among other aspects, the interconnection of the related networks and the use of its facilities, specifically the co-location of switchboard equipment in the facilities owned by Telmex. The Company’s relationships with Inbursa include, among others, insurance and bank services.

c) The Company has entered into agreements with America Telecom and AT&T to receive consulting services. During 2005, the Company paid fees to America Telecom of US$ 30 million (P.331.1 million) and fees to AT&T of US$ 1 million (P.10.7 million).

The board of directors approved the payment of US$ 30 million (P.331.1 million) to America Telecom for consulting service fees incurred during 2006.

d) For the years ended December 31, 2004 and 2005 and for the ten-month periods ended October 31, 2005 and 2006, the Company had the following transactions with related parties (mainly with Telmex):

	December 31,				October 31,
	2004		2005		2005		2006
Revenues:
Calling Party Pays (CPP) Interconnection fees (1)	P.	12,023,888	P.	12,738,156	P.	9,801,831	P.	10,657,232
Costs and expenses:
Payments for long-distance, circuits and others (2)		4,545,797		4,871,288		2,746,586		3,385,617
Commercial, administrative and general:
Advertising		434,330		784,652		607,190		716,407
Others, net		806,594		860,307		(44,621)		(319,772)
Interest expense, net		(704)		(21,568)

(1) Interconnection fees from CPP: incoming calls from a fixed-line telephone to a wireless telephone. The interconnection agreements specify the number of connection points, locations of interconnection points, the method by which signals must be transmitted and received and the costs and fees of interconnection.

(2) Includes: a) Interconnection (cost): payments for outgoing calls from the wireless network to the fixed-line network; b) Long-distance: payments for the use of national and international long-distance; and c) leases of buildings and other cellular space.

e) Telcel has entered into various leasing and co-location agreements with a subsidiary of Telmex. Under these agreements, Telcel pays monthly fees for the use of Telmex’s antenna repeater space and has the right to install its interconnection equipment.

f) In 2005, Smartcom and Chile Sat (subsidiary of Telmex) entered into an agreement for the provision of capacity, whereby the latter agrees to provide Smartcom with the right to use capacity and infrastructure over the following 30 years. Such agreement gives rise to a monthly disbursement of US$ 17.5 million (P.193.2 million), beginning in September 2005. The amount recorded in results of operations of 2005 for this agreement is US$70 million (P.773 million).

g) In 2005, Telmex Argentina, a subsidiary of Telmex, and CTI Movil agreed to jointly install a network of fiber optic trunk lines in Argentina approximately 1,943 kilometers in length. The project will be completed in several different stages. The first stage consists of the construction of approximately 930 kilometers by Carso Infraestructura y Construcción, S.A. de C.V. (CICSA) for approximately P.193.2 million (USD 17.5 million).

h) Telecom Americas (through its operating subsidiaries) and Embratel, a subsidiary of Telmex, both provide telecommunications services in certain regions of Brazil; consequently, they have significant operating relationships between themselves, mainly the interconnection of their respective networks and the provision of long-distance services by Embratel.

i) In November 2005, Embratel entered into a contract with Telecom Americas to provide trunk line capacity to the operating subsidiaries in Brazil for a period of 20 years. Through this contract, the subsidiaries in Brazil are obligated to pay monthly fees to Embratel of between $ 5.0 and $ 6.0 million reals (approximately P.23.6 million and P.28.3 million, respectively), depending on the capacity established in the contract for each subsidiary.

j) In the normal course of operations, the Company’s subsidiaries in Brazil have entered into lease agreements with Embratel. The total annual rent under such lease agreements is approximately $ 6.8 million reals (approximately P. 31.1 million). As well, Embratel lease properties from America Movil’s subsidiaries in Brazil. The total annual rent received by the subsidiaries is $ 1.2 million reals (approximately P.5.5 million).

17.	Stockholders’ Equity

a) The Company’s capital stock is P.402,900 (historical amount) and is represented by 48,348 shares divided into a) 11,420 million common series AA shares, with no par value, b) 980 million series “A” shares, with no par value and c) 35,948 million series “L” shares, with no par value. All shares are paid in.

Holders of “AA” and “A” shares have full voting rights. Holders of “L” Shares are entitled to vote only to elect two members of the Board of Directors and the corresponding alternate directors and on the following matters: the transformation of América Móvil from one type of company to another, any merger of América Móvil, its voluntary dissolution, or a change in its corporate purpose.

b) In July 2005, the Company carried out a three-for-one share split, approved at the annual stockholders’ meeting, whereby each share was exchanged for three new shares. Consequently, fixed capital stock at December 31, 2003, 2004 and 2005 is represented respectively by 38,508, 36,792 and 36,246 million and the ten month periods October 31, 2005 and 2006 is represented by P. 36,321 million and P. 35,913 million shares respectively common registered shares with no par value (after giving retroactive effect to the split).

An analysis of the shares at December 2003, 2004 and 2005 and at October 31, 2005 and 2006 is as follows:

2003	2004	2005	2005	2006
Millions of shares
10,940	10,941	10,914	10,921	10,910	Series “AA” voting shares
689	649	616	623	575	Series “A” voting shares
26,899	25,202	24,716	24,777	24,428	Series “L” limited voting shares

38,508	36,792	36,246	36,321	35,913

All per share and shares outstanding data in these financial statements, have been retroactively restated to reflect the three-for-one stock split approved at the regular stockholders’ meeting.

c) Series “AA” shares, which may be subscribed only by Mexican individuals and Mexican corporations, and must represent at all times no less than 20% of the total number of shares outstanding and no less than 51% of the combined number of “AA” shares and “A” shares. Common series “A” shares, which may be freely subscribed, must account for no more than 19.6% of total shares outstanding and no more than 49% of the common shares. Series “AA” and “A” shares combined may not represent more than 51% of total shares outstanding. The combined number of series “L” shares, which have limited voting rights and may be freely subscribed, and series “A” shares may not exceed 80% of total shares outstanding.

d) In April 2003, 2004 and 2005, the stockholders approved payment of a cash dividend of P.0.02, P.0.04 and P.0.07 (P.0.06, P.0.12 and P.0.21 before the split) per share, respectively, in the amount of P.889,334, P.1,673,998 and P.2,696,657 payable in four installments each in June, September and December of 2003, 2004 and 2005 and in March of 2004, 2005 and 2006.

Additionally, at an extraordinary stockholders’ meeting held on December 13, 2005, the stockholders approved payment of an extraordinary cash dividend to be paid in a single installment on December 23, 2005 of P.0.30 per share for a total amount of P.11,209,694.

On April 26, 2006, the Company’s stockholders approved payment of a cash dividend of P. 0.10 per share payable in full on July 26, 2006 in the amount of P.3,688,248 (P.3,615,220 nominal amount).

The aforementioned dividends were paid from the net reinvested tax profit account (CUFIN).

e) During the three-year period ended December 31, 2005 and the ten-month period ended October 31, 2006, the Company repurchased shares, as shown below. The amount of the repurchase price in excess of the capital stock portion of the shares was charged to retained earnings.

Year	Number of shares in millions		Amount in thousands of Mexican pesos				Historical amounts in thousands of Mexican pesos
	“L” shares	“A” shares	“L” shares		“A” shares		“L” shares		“A” shares
2003	198.6	0.6	P.	1,092,319	P.	391	P.	1,009,870	P.	330
2004	1,743.6	8.4	P.	13,173,616	P.	61,168	P.	12,155,736	P.	55,459
2005	547.4	1.5	P.	6,729,162	P.	20,273	P.	6,413,735	P.	19,357
2006	333.06	0.53	P.	6,400,242	P.	9,583	P.	6,287,088	P.	9,382

f) In conformity with the Mexican Corporations Act, at least 5% of the net income of each year must be appropriated to increase the legal reserve until it reaches 20% of capital stock issued and outstanding.

18. Income Tax, Asset Tax and Employee Profit Sharing

a) Mexico

1) Effective January 1, 2002, the Ministry of Finance and Public Credit authorized América Móvil to consolidate the group tax returns of its Mexican subsidiaries. Global Central América, S.A. de C.V., one of the Company’s subsidiaries, is excluded from this tax consolidation.

Through December 31, 2004, tax consolidation was allowed at 60% of tax losses and taxable earnings of those Mexican subsidiaries authorized to be consolidated for tax purposes. Starting on January 1, 2005, tax consolidation of tax losses and taxable earnings of Mexican subsidiaries is allowed at 100%.

2) Asset tax is a minimum income tax payable on the average value of most assets net of certain liabilities. Since asset tax may be credited against income tax, the former is payable only to the extent that it exceeds income tax. Asset tax for the years ended December 31, 2003, 2004 and 2005 was P.1,205,914 P.1,060,089 and P.1,070,958, respectively. The 2005 asset tax was offset by the excess of income tax over asset tax paid in prior years in the amount of P.544,678.

Asset tax for the years ended December 31, 2003 and 2004 was determined on a consolidated basis for Mexican subsidiaries and offset against income tax in the tax consolidation.

Asset tax charged to Mexican subsidiaries for the year ended December 31, 2005 corresponds to the amount shown in the provision for income tax in the statement of income. The aforementioned situation is due to the fact that the 2005 consolidated taxable income of P.34,732,525 was decreased by the available tax loss carryforward in the same amount, giving rise to a credit of P.10,419,758 in the statement of income.

3) The corporate income tax rate for the years 2003, 2004, 2005 and 2006 was 34%, 33% 30% and 29%, respectively.

Effective January 1, 2005, the income tax rate will be 30% and will be reduced by one-percentage point annually until it reaches 28% in 2007 and succeeding years. The effect of change in effective tax rate at December 31, 2004 represented a credit of P.319 million to results of operations.

Additionally, in 2005, the effect of the gradual decrease in the income tax rate is reflected in the computation of deferred taxes of the Mexican subsidiaries and represents a charge to operations of approximately P.56 million in 2005.

4) An analysis of income tax charged to results of operations for the years ended December 31, 2003, 2004 and 2005 and the ten-month periods ended October 31, 2005 and 2006 is as follows:

	December 31			October 31,
	2003	2004	2005	2005	2006
Current year income tax of Mexican subsidiaries	$2,959,732	$4,264,275			$10,547,304
Current year asset tax of Mexican subsidiaries			$559,051	$919,459	439,545
Current year income tax of foreign subsidiaries	621,836	1,711,134	2,509,448	171,767	1,307,982
Deferred income tax of foreign subsidiaries			(526,042)	(57,170)	20,017
Deferred income tax of Mexican operations	89,878	2,854,590	(2,195,435)	1,629,869	(303,657)
Rate scaling		(319,511)

Total	$3,671,446	$8,510,488	$347,022	$2,663,925	$12,011,191

5) An analysis of employee profit sharing charged to results of operations for the years ended December 31, 2003, 2004 and 2005 and the ten-month periods ended October 31, 2005 and 2006 is as follows:

	December 31,			October 31,
	2003	2004	2005	2005	2006
Current year employee profit sharing	$231,122	$270,886	$308,852	$278,262	$257,708
Deferred employee profit sharing	46,614	303,925	(303,926)

	$277,736	$574,811	$4,927	$278,262	$257,708

Since current tax legislation recognizes partially the effects of inflation on certain items that give rise to deferred taxes, the current year net monetary effect on such items has been reclassified in the statement of income from the monetary position result to current year deferred income tax cost.

The 2003 and 2005 year income tax of Mexican subsidiaries includes a tax credit of P.968 million and P.923 million (P.864 million and P.895 million nominal), respectively, resulting from the favorable ruling in an appeal against the tax authority’s rejection of certain deductions in connection with the tax treatment given the loss on sale of subsidiaries.

6) The effective income tax rate for the years ended December 31, 2003, 2004 and 2005 and the ten-month periods ended October 31, 2005 and 2006 is as follows:

	December 31,			October 31,
	2003	2004	2005	2005	2006
Statutory tax rate in Mexico	34.0%	33.0%	30.0%	30%	29.0
Cost of financing	3.09	3.71	2.91	2.90%	3.5
Goodwill	1.55	0.82
Effective of change in tax rate		(0.41)	0.23
Recoverable taxes	(7.83)		(0.67)
Asset tax	7.94		1.74	2.4	0.8
Capital loss incurred during the year			(42.51)	(31.9)	(3.8)
Operations of subsidiaries abroad	(11.03)	(7.01)
Others	(2.58)	7.94	2.29	4.4	1.5

Effective tax rate on Mexican Operations	26.18	39.06	(5.10)	7.8	31.0

Revenues and costs of foreign Subsidiaries	(8.97)	(6.7)	6.18	1.4	(2.5)

Effective tax rate	16.7%	31.4%	1.05%	9.2%	28.5

7) An analysis of the temporary differences giving rise to the deferred income tax liability is as follows:

	At December 31,		At October 31, 2006
	2004	2005
Deferred tax assets
Liability provisions	$(602,613)	$(2,055,588)	$(1,490,246)
Others	(264,154)	(1,327,400	(150,969)
Deferred revenues	(1,204,790)	(1,223,194)	(1,297,374)
Tax losses	(21,468,907)	(20,616,205)

	(23,540,464)	(25,222,387)	(2,938,589)
Deferred tax liabilities
Fixed assets	2,549,768	2,094,224	3,914,436
Sale and leaseback	2,349,520	2,402,068	1,566,432
Inventories	1,629,712	1,403,189	103,516
Licenses	667,832	670,161	252,036
Royalty advances	1,383,185

	8,580,017	6,569,642	(5,836,420)
Less: valuation allowance	21,251,976	22,243,151

Deferred income tax liability, net	6,291,529	3,590,406	2,897,831

Deferred employee profit sharing on inventories	303,925

Total deferred tax liability	$6,595,454	$3,590,406	2,987,831

8) The Company is legally required to pay employee profit sharing, in addition to the compensation and benefits to which Mexican employees are contractually entitled. The statutory employee profit sharing rate in 2003, 2004 and 2005 in Mexico was 10% of taxable income and 15% for Ecuador.

Starting in 2006, employee profit sharing paid to employees will be deductible under certain circumstances for income tax purposes in Mexico. For Ecuador, employee profit sharing is deductible from current year income tax.

9) The deferred income tax asset of P.676,813 shown in the balance sheet at December 31, 2005 refers to TracFone’s partial reversal of its valuation allowance (for tax loss carryforwards) as a result of both the partial realization of such assets during 2005 and the evaluation of the adequacy of the reserve.

An analysis of the temporary differences giving rise to the deferred income tax asset of TracFone not included in the table 7) above is as follows:

	At December 31,
	2004		2005
Deferred tax assets
Liability provisions		$(48,143)	$(51,763)
Others		(25,720)	(56,972)
Recoverable taxes		(38,189)	(53,935)
Deferred revenues		(572,482)
Tax losses		(840,169)	(1,105,842)

		(1,524,703)	(1,268,512)

Deferred tax liabilities
Fixed assets		30,875	38,639
Others		(3,032)	(7,269)

		27,843	31,370
Less: valuation allowance		1,496,860	560,329

Deferred income tax asset, net	$		$(676,813)

b) Foreign Subsidiaries

The foreign subsidiaries determine their income tax based on the individual results of each subsidiary and in conformity with the specific tax regimes of each country. The pretax income of these subsidiaries in 2003, 2004 and 2005 and for the ten-month periods ended October 31, 2005 and 2006 aggregated P. 4,211,203, P. 1,603,622 and P. 9,040,289 and P. 603,373, P. 1,711,134 and P. 2,509,448, respectively.

At December 31, 2005, America Móvil’s foreign subsidiaries have available tax loss carryforwards, in conformity with the tax regulations of their respective countries, as follows:

Country	Available tax loss carryforward in millions of pesos at December 31, 2005
Brazil	$35,640
Argentina	4,589
USA	2,834
Colombia	3,185
Ecuador	383
Mexico	9,621
Chile	8,514
Peru	11,697

Total	$76,463

Available tax loss carryforwards in the different countries in which the Company operates are subject to the following conditions:

i) In Brazil there is no time limit on the carryforward of tax losses; however, the carryforward in each year may not exceed 30% of the tax base for such year.

ii) In Argentina, the tax loss of a given year may be carried forward only against the taxable earnings of the succeeding five years.

iii) Up to 2002, tax losses incurred in Colombia were allowed to be carried forward against taxable earnings of the succeeding five years, with no limitations whatsoever. Beginning in 2003, the tax loss of a given year may be carried forward only against the taxable earnings of the succeeding eight years, not exceeding 25% of the earnings generated in each of those years.

iv) In Ecuador, the tax loss of a given year may be carried forward only against the taxable earnings of the succeeding five years and may be used solely with respect to 25% or less of the taxable earning of each year.

v) In Guatemala and El Salvador, there is no carryforward of tax losses against earnings of future years.

vi) In Chile, there is no time limit on the carryforward of tax losses.

vii) In Mexico, the tax loss of a given year may be carried forward only against the taxable earnings of the succeeding ten years.

19. Segments

América Móvil operates primarily in one operating segment (cellular services); however, as mentioned in Note 1 above, the Company has international telecommunications operations in Mexico, Guatemala, Nicaragua, Ecuador, El Salvador, Brazil, Argentina, Colombia, United States, Honduras, Chile, Peru, Paraguay and Uruguay. The accounting policies for the segments are the same as those described in Note 2. A summary of the information by geographical segment, which is the way management analyzes results, is provided below. In 2004, Honduras and Nicaragua are included in the caption “Others”. In 2005, the caption “Others” includes Chile, Paraguay, Peru and Honduras, since the related amounts together are not material with respect to the Company’s revenues, operating income and total assets taken as a whole.

	Mexico	Guatemala (including Nicaragua)	Ecuador	Colombia	Brazil	Argentina	U.S.A.	El Salvador	Others	Eliminations	Consolidated total
December 31, 2003
Operating revenues	75,487,986	6,343,141	3,043,215	6,463,143	12,767,064	996,237	6,997,231	909,488		(16,737,438)	96,270,067
Depreciation and amortization	6,557,409	1,523,741	506,926	1,566,759	4,838,961	107,954	219,950	179,590		44,526	15,545,816
Operating income (loss)	18,472,559	1,911,282	614,456	663,675	(2,390,488)	78,918	224,238	301,811		242,238	20,118,689
Interest expense (includes related parties)	12,863,450	461,649	77,747	533,108	1,938,107	252,535		593		(11,898,070)	4,229,119
Segment assets	343,613,483	12,070,843	6,001,045	14,297,486	68,684,519	5,420,707	2,687,659	9,982,241		(294,753,780)	168,004,203
Plant, property and equipment, net	33,060,266	8,737,041	2,655,875	7,749,283	20,193,418	1,630,412	402,781	5,285,361			79,714,437
Goodwill, net	3,429,480	646,450	2,071,376	3,171,449		322,471				(647,964)	8,993,262
Trademarks, net				1,996,951	4,519,558	1,137,007		1,178,923			8,832,439
Licenses, net	1,740,162	715,500	287,091	2,938,837	22,285,388	716,887		366,894		(140,995)	28,909,764
December 31, 2004
Operating revenues	94,640,934	7,633,445	4,565,334	9,944,187	24,480,089	5,935,295	9,540,576	5,026,211	1,157,139	(19,428,789)	143,494,421
Depreciation and amortization	6,635,073	1,538,609	613,053	1,995,328	7,134,125	467,347	213,585	1,073,382	167,342	(35,567)	19,802,277
Operating income (loss)	25,821,354	2,507,907	942,172	651,554	(7,006,870)	(429,297)	338,284	1,715,002	174,104	304,629	25,018,839
Interest expense (includes related parties)	13,174,749	598,666	116,373	490,918	2,757,085	46,826	0	11,639	36,087	(12,340,529)	4,891,814
Segment assets	392,969,333	15,251,455	7,874,645	23,145,594	62,158,437	7,537,993	4,177,019	11,311,489	4,796,583	(321,966,921)	207,255,627
Plant, property and equipment, net	29,786,300	10,420,206	3,356,105	10,714,418	25,813,281	2,774,133	378,208	5,345,375	1,837,909		90,425,935
Goodwill, net	3,135,412	409,518	1,659,444	3,390,855					1,546,434		10,141,663
Trademarks, net				1,723,232	3,810,659	972,818		1,008,678			7,515,387
Licenses, net	1,619,314	694,928	151,524	3,231,889	22,792,688	663,751		376,568	256,327		29,786,989

	MexicoMexico	Guatemala (including Nicaragua)	Ecuador	Colombia	Brazil	Argentina	U.S.A.	El Salvador	Others	Eliminations	Consolidated total
December 31, 2005
Operating revenues	114,242,517	7,491,765	7,074,857	16,041,734	31,499,042	11,561,916	11,303,345	5,093,012	5,718,993	(22,300,094)	187,727,087
Depreciation and amortization	6,832,968	1,647,502	690,764	1,820,318	8,050,097	732,200	200,223	889,516	1,050,944		21,914,532
Operating income (loss)	34,792,699	2,486,443	1,116,269	1,258,521	(9,048,693)	596,102	735,738	1,840,925	540,229	408,805	34,727,038
Interest expense (includes related parties)	13,652,384	248,252	94,863	641,188	2,204,542	103,376	16,920	17,807	53,523	(9,704,852)	7,328,003
Segment assets	464,332,278	16,100,263	9,528,505	27,408,132	74,095,017	11,019,049	5,004,156	10,509,483	20,205,985	(401,170,980)	237,031,888
Plant, property and equipment, net	33,379,235	10,232,972	3,207,595	15,104,255	30,460,001	6,453,716	399,749	4,689,379	11,336,119		115,263,021
Goodwill, net	5,116,754	871,234	1,657,644	3,427,215					1,546,483		12,619,330
Trademarks, net				1,498,156	3,217,604	836,860		867,709	100,435		6,520,764
Licenses, net	4,328,359	569,748	191,347	2,935,642	21,591,595	592,005		273,209	1,727,591		32,209,496
October 31, 2005
Operating revenues	100,182,556	6,288,024	5,607,077	12,930,186	25,339,714	9,308,584	9,392,993	4,275,848	3,733,226	(26,052,123)	151,006,085
Depreciation and amortization	4,770,620	1,411,091	554,235	2,287,721	6,668,685	506,017	168,065	841,359	661,003		17,868,796
Operating income (loss)	28,391,629	2,174,217	924,058	37,210	(6,852,299)	559,669	968,769	1,440,346	563,102	68,731	28,275,432
Interest expense (includes related parties)	11,123,694	215,653	11,781	54,188	81,046	89,401	14,820	16,150	18,773	(5,493,071)	6,132,435
Segment assets	383,644,393	15,594,160	9,398,586	27,173,561	135,743,034	9,757,474	5,694,119	10,983,146	23,470,129	(386,593,280)	234,865,322
Plant, property and equipment, net	34,701,047	9,680,409	4,243,933	14,133,329	32,955,502	4,410,422	393,388	4,472,824	10,175,443		115,166,297
Goodwill, net	3,144,9182,689,240	812,671	1,660,371	3,246,162				714,713	1,279,406	(455,678)	10,402,563
Trademarks, net				1,546,705	3,339,794	865,651		897,561			6,649,711
Licenses, net	4,390,825	554,564	63,632	2,540,208	24,168,062	621,862		278,569	2,069,045		34,686,767
October 31, 2006
Operating revenues	124,523,242	5,908,597	6,369,302	17,071,067	31,312,271	12,149,347	11,880,029	4,330,971	10,655,230	(37,310,575)	186,889,481
Depreciation and amortization	6,001,183	1,394,684	692,961	2,402,512	7,522,318	791,498	195,463	754,643	1,788,514	54,823	21,598,599
Operating income (loss)	38,245,848	1,796,177	1,378,737	3,351,589	(3,300,213)	1,932,237	681,891	1,437,224	1,112,300	(25,539)	46,610,251
Interest expense (includes related parties)	6,795,338	93,510	112,634	375,887	607,954	540,335	439	5,863	89,414	(2,446,403)	6,174,971
Segment assets	478,752,141	16,847,381	9,178,868	29,177,648	72,163,131	12,221,774	5,783,803	11,376,106	23,536,531	(382,951,398)	276,085,985
Plant, property and equipment, net	32,831,113	9,640,457	4,170,443	17,124,159	32,315,610	6,886,413	502,713	4,589,152	12,693,337		120,753,397
Goodwill, net	5,444,177	865,497	1,656,726	3,078,829					1,546,431		12,591,660
Trademarks, net				1,316,576	2,741,850	792,224		773,331	95,346		5,719,327
Licenses, net	5,319,181	456,907	135,643	2,639,765	20,904,010	707,943		261,085	2,338,798		32,763,332

20.- Subsequent Event

In October 2006, Telcel and all its cellular operators in Mexico entered into an agreement with Telmex, which will enter into force as of November 4. Such agreement establishes the new conditions under which the domestic and international “calling party pays” system will operate. This agreement supersedes the former “calling party pays” system, which was in effect only in local service areas.

On November 7, 2006, the Company announced that it began a process to merge América Telecom, S.A. de C.V. (“AMTEL”). The merger will result in the transfer of 4.07128 of AMX shares for each share of AMTEL, based on the value of AMTEL’s assets and the average price of AMX shares listed on the Mexican Stock Exchange for the last five trading days through November 6, less AMTEL’s net liability.

10.2	Opinion of Credit Suisse dated November 7, 2006, to América Móvil, as to the Fairness of the Proposed Exchange Ratio.

CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue	Phone 1 212 325 2000
New York, NY 10010-3629	www.credit-suisse.com

November 7, 2006

América Móvil, S.A. de C.V.

Lago Alberto # 366

Col. Anáhuac

11320, México D.F.

Mexico

Gentlemen:

At the request of América Móvil, S.A. de C.V. (“AMX”) and pursuant to the approval for engagement of the AMX Audit Committee, we are hereby rendering our advice to AMX, as to the fairness, from a financial point of view, of the proposed Exchange Ratio (as defined below) to be used in connection with the proposed merger of América Telecom, S.A. de C.V. (“Amtel”) with and into AMX (the “Merger”). According to AMX, AMX intends to seek shareholder approval for the Merger, pursuant to which each outstanding share of stock (“Amtel Stock”) of Amtel will be converted into the right to receive 4.07128 shares of stock (“AMX Stock”) of AMX (the “Exchange Ratio”). You have advised us that, subject to AMX shareholder approval, each holder of Amtel Stock may elect to receive shares of AMX Stock in the Merger in the form of (a) Series A stock, Series AA stock and Series L stock in the same percentages as such classes comprise Amtel’s interest in AMX Stock or (b) Series L stock.

In arriving at our opinion, we have reviewed a draft of the press release relating to the announcement regarding the proposed Merger (the “Press Release”) and certain publicly available business and financial information relating to AMX and Amtel. We have also reviewed certain other non-public information provided to or discussed with us by AMX and Amtel relating to AMX and Amtel, and have met with the managements of AMX and Amtel to discuss the business and prospects of AMX and Amtel, respectively. We have considered certain financial and stock market data of AMX and Amtel, as well as such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. We have been advised by the managements of each of AMX and Amtel, and we have assumed for purposes of our analyses, that (i) Amtel does not have any assets other than cash in the amount indicated by the management of Amtel, its ownership of shares of AMX Stock and a management contract, which we have assumed will be terminated upon consummation of the Merger, with AMX, and (ii) Amtel does not have any liabilities (contingent or otherwise), other than indebtedness for borrowed money in amounts indicated by the management of Amtel. We have relied, without independent verification, upon the Company’s estimates of certain future tax benefits anticipated to result from the Merger. You also have informed us, and we have assumed, that the Merger will not involve a taxable transfer or other type of taxable transaction and, consequently, will not be subject to taxation,

Page 2/3

for Mexican federal income tax purposes. We also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on AMX, Amtel or the contemplated benefits of the Merger and that any such consents, approvals and agreements will be obtained. We have further assumed, with your consent, that the Merger will be consummated in accordance with the terms described in the Press Release without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AMX or Amtel, nor have we been furnished with any such evaluations or appraisals. We have assumed that the final Press Release Issued by AMX will conform to the draft reviewed by us in all respects material to our analyses. We have not been asked to, and our opinion does not, address any right which may be offered to holders of Amtel Stock, to elect a particular class of AMX Stock. For purposes of our analyses and with your consent, we have treated each of the classes of AMX Stock as identical in all material respects. We have relied upon the management’s assessment of the strategic and other benefits anticipated to result from the Merger.

Our opinion addresses only the fairness, from a financial point of view, to AMX of the Exchange Ratio and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including whether any necessary approvals will be obtained. Our opinion is necessarily based upon information (including non-public information provided to or discussed with us by AMX and Amtel) made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of shares of AMX Stock actually will be when issued to the holders of Amtel Stock pursuant to the Merger or the prices at which shares of AMX Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to AMX, nor does it address the underlying business decision of AMX to proceed with the Merger.

We have been engaged solely to render an opinion as to the fairness, from a financial point of view, to AMX of the Exchange Ratio and will receive a fee for our services. In addition, AMX has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing, and in the future may provide, investment banking and other financial services to AMX and Amtel, and their respective affiliates, for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of AMX, Amtel, their respective affiliates, and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the management, the Audit Committee of the Board of Directors and the Board of Directors of AMX in connection with their consideration

Page 3/3

of the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger, but may be disclosed to such AMX stockholders by AMX, on the terms agreed upon with us

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to AMX.

Very truly yours,

Credit Suisse Securities (USA) LLC

By:
Vice Chairman

10.3	Opinion of Morgan Stanley dated November 13, 2006, to the Board of Directors of AMTEL, as to the Fairness of the Proposed Exchange Ratio.

    1585 Broadway

New York, NY 10036

November 13, 2006

Board of Directors

América Telecom, S.A. de C.V.

Insurgentes Sur No. 3500,

Colonia Peña Pobre

14060 Mexico, D.F., Mexico

Members of the Board,

We understand that América Telecom, S.A. de C.V. (“AMTEL”) has initiated a series of steps to merge, together with its wholly-owned subsidiary Corporativo Empresarial de Comunicaciones, S.A. de C.V., with and into América Móvil, S.A. de C.V. (“AMX”), with AMX continuing as the surviving entity (as currently proposed, the “Merger”), and that the Merger was announced by AMTEL in a market communication dated November 7, 2006 (the “Market Communication”). As described in the Market Communication, pursuant to the Merger, each issued and outstanding Series A-l share of common stock of AMTEL, with no par value and full voting rights (the “AMTEL Shares”), will be converted into the right to receive 4.07128 shares of common stock of AMX in the form of Series L shares, with no par value and limited voting rights, or Series AA shares, with no par value and full voting rights, or a combination of such Series L and Series AA shares of AMX (the “AMX Shares”).

You have asked for our opinion as to whether the consideration to be received by the holders of AMTEL Shares pursuant to the Merger, as described in the Market Communication, is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of AMTEL and AMX;

ii)	reviewed certain internal financial statements and other financial and operating data concerning AMTEL prepared by the management of AMTEL;

iii)	discussed with management of AMTEL information relating to certain strategic, financial and operational benefits anticipated from the Merger;

4

iv)	discussed the past and current operations and financial condition and prospects of AMTEL and AMX with senior executives of AMTEL;

v)	reviewed the reported prices and trading activity for AMTEL Shares and AMX Shares;

vi)	compared the financial performance of AMTEL and AMX and the prices and trading activity of AMTEL Shares and AMX Shares with that of certain other publicly-traded companies and their securities that we deemed relevant;

vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)	participated in discussions with AMTEL’s senior executives and legal advisors, including, without limitation, with respect to the general terms of the proposed Merger including the exchange ratio;

ix)	reviewed the Market Communication, the minutes of AMTEL’s Audit Committee Meeting relating to the proposed Merger held on November 3, 2006 and dated November 3, 2006, and a draft of the minutes of AMTEL’s Board of Directors Meeting held on November 7, 2006 and dated November 10, 2006; and

x)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by AMTEL. We have assumed that the net debt to be assumed by AMX in the Merger is fairly valued at par. We have not discussed the past and current operations and financial condition and the prospects of AMX with senior executives of AMX and we have not been supplied with any draft or definitive merger agreement, term sheet, letter of intent or other documentation relating to the proposed terms and conditions of the Merger, other than the Market Communication, the minutes and the draft minutes referred to clause ix) above.

In rendering our opinion we have, with your consent, assumed that AMTEL’s sole assets and liabilities consist of shares of AMX owned directly or indirectly through AMTEL’s subsidiaries, certain amounts of cash, and certain amounts of debt, each respectively, as described to us by the management of AMTEL. In addition, we have assumed that the Merger will be consummated as described in the first paragraph of this opinion, without any material amendments or delays, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, in each case pursuant to the tax laws applicable to AMTEL, AMX and their respective shareholders. We have further assumed that (i) there will be no change to any of the terms or conditions of any class of the AMX Shares or their relative trading values after the date hereof, and (ii) the definitive documentation to be entered into in connection with the proposed Merger will not contain any terms or conditions that adversely affect the value of the consideration to be received by the holders of AMTEL

5

Shares. We note that it has not yet been determined whether the consideration to be received by the holders of AMTEL Shares in connection with the Merger will consist of Series L or Series AA shares of AMX, or a combination thereof. For the purposes of this opinion we have assumed that Series L and Series AA shares of AMX are of equivalent value. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of AMTEL and AMX and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory and actuarial matters.

Further, we have not been requested to opine as to, and our opinion does not address, (i) the potential terms and conditions of the definitive merger agreement and other documents that will be entered into in connection with the Merger or their possible effect on the fairness of the consideration to be received by the holders of AMTEL Shares pursuant to the Merger, (ii) the solvency of AMX following completion of the Merger or (iii) AMTEL’s strategic, financial and operational rationale for pursuing the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of AMTEL or AMX, nor have we been furnished with any such appraisals. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving AMTEL or AMX. We have acted as financial advisor to the Board of Directors of AMTEL in connection with this transaction and will receive a fee for our services upon rendering of this financial opinion. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for AMX and certain of its affiliates and have received fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of AMTEL, AMX or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of AMTEL only and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing made by AMTEL in respect of the transaction with the Mexican Comisiòn Nacional Bancaria y de Valores and the Mexican Stock Exchange to the extent that said disclosure is, in the opinion of counsel, required by applicable law. In addition, this opinion does not in any manner address the prices at which AMX Shares will trade following consummation of the Merger or at any other time, and Morgan Stanley expresses no opinion or recommendation as to how the holders of AMTEL Shares or AMX Shares should vote at the shareholders’ meetings to be held in connection with the Merger.

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Based on and subject to the foregoing, we are of the opinion that as of the date hereof, the consideration to be received by the holders of AMTEL Shares pursuant to the Merger, as described in the Market Communication, is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:
James Allen
Managing Director

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